As filed with the Securities and Exchange Commission February 15, 2011

Registration No. 333-167147

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 7

Form S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GreenCell, Incorporated

Florida	369710	27-1439209

(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

GreenCell, Incorporated

1 Keuka Business Park

Penn Yan, New York 14527

(315) 694-7134

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Dan Valladao

5422 Carrier Drive, Suite 309

Orlando, Florida 32819

(407) 363-5633

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Frederick M. Lehrer, Esq.

Law Office of Frederick M. Lehrer P A

1200 North Federal Highway, Suite 200

Boca Raton, Florida 33432

(561) 210-8599 (telephone number)

(561) 423-3753 (facsimile)

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(3)	Proposed Maximum Offering Price per share(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(4)
Common Stock, par value $.01 per share	1,105,000	$0.25	$276,250	$19.70

(1) There is no market for our common stock. Estimated in accordance with Rule 457 of the Securities Act of 1933 solely to compute the registration fee amount based on recent prices of private transactions. We have arbitrarily determined the offering price.

(2) Calculated under Section 6(b) of the Securities Act of 1933 as .0000713 of the maximum aggregate offering price.

(3) Represents shares of our common stock being registered for resale that have been issued to the selling shareholders named in this registration statement.

(4) Registration fee of $70.50 previously paid based on 3,955,000 shares to be registered, which shares have been reduced herein to 1,105,000.

We hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until we shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

The information in this Prospectus is not complete and may be changed. Our selling shareholders may not sell these securities until the registration statement that includes this Prospectus is declared effective by the Securities and Exchange Commission. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall the selling shareholders sell any of these securities in any state where such an offer or solicitation would be unlawful before registration or qualification under such state’s securities laws.

SUBJECT TO COMPLETION, DATED FEBRUARY 15, 2011

PROSPECTUS

GREENCELL, INCORPORATED

1,105,000 Shares of Common Stock

Our selling shareholders are offering up to 1,105,000 shares of common stock. The selling shareholders will offer their shares at $0.25 per share until our shares are quoted on the Over the Counter Bulletin Board (“OTC Bulletin Board”), if ever, and thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders.

Prior to this offering, there has been no market for our securities. Our common stock is not listed on any national securities exchange or the NASDAQ stock market, nor is it quoted on OTC Bulletin Board or any other quotation medium. After the registration statement filed with the Commission is declared effective, we intend to have a registered broker-dealer submit an application for a quotation of our common stock on the OTC Bulletin Board; however, there is no assurance that our securities will ever become qualified for quotation on the OTC Bulletin Board. There is no assurance that the selling shareholders will sell their shares or that a market for our shares will ever develop, even if our shares are quoted on the OTC Bulletin Board.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is February     , 2011

You should rely only on the information contained in this Prospectus. We have not authorized anyone to provide you with different information. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

Information contained on our website at www.greencellinc.com does not constitute part of this Prospectus.

PROSPECTUS SUMMARY

This summary only highlights selected information contained in greater detail elsewhere in this Prospectus. This summary may not contain all the information that you should consider before investing in our common stock. You should read the entire Prospectus, including “Risk Factors” beginning on page 6, and the financial information beginning on page F-1, before making an investment decision.

GreenCell, Incorporated is referred to herein as “we”, “us” or “our”.

Corporate Information

We were incorporated in Florida on December 7, 2009, at which time we commenced operations. Our address is 1 Keuka Business Park, Penn Yan, New York and our telephone number is (315) 694-7134

Our Business

We are in the business of developing products for the transportation and appliance gas ignition markets. Our emphasis now and since our inception is our igniter for the home heating, i.e. a home oil or gas furnace, and the appliance gas ignition market, i.e. stove tops and gas hot water tanks; thereafter we plan to develop products primarily for the automobile industry. Our gas ignition and automobile products will use our ceramic fiber matrix composite (“UltraTemp Composite” or “Ceramic Composite”) and UltraTemp process used to make that composite as licensed to us by our co-founder, SenCer, Inc. (“SenCer’), a New York based technology firm.

Traditional ceramic device manufacturing combines dense ceramic layers, which are not always thermally or mechanically stable. The UltraTemp process involves a proprietary chemical process that quickly allows a near net shape forming of a semi-dense ceramic fiber/matrix composite. Several new variants of the process (UltraTemp-A and UltraTemp-C) have been created for electronic device manufacturing and the technology has been transferred to us for completion of device design and marketing. The fiber matrix composite is used as a base thermal and mechanical structure. Operating layers have been developed for and to match the UltraTemp substrate. These layers are typically conductive anode (an anode of a device is the terminal where current flows in from outside) and cathode (a cathode is an electrode through which electric current flows into a device) layers coupled with ion conducting electrolyte (electronically conductive) layers. The UltraTemp process allows for an extreme bonding between layers, which we believe has the potential to provide more robust performance at a lower cost then the current ceramic market. This method can be used to create many different layered devices. Most such devices have conducting and sensing layers to provide sensing and power conductive properties. (See Product Diagram). As such, UltraTemp is our core technology and proprietary process to produce our ceramic fiber/matrix composite that is used to bond metal and ceramic layers or devices to be fabricated. We intend to use our licensed technology for the igniter, brake pads and high temperature oxygen sensors, and fuel cells. For example, with a ceramic igniter, the igniter device uses a single conductive layer to heat the composite to high temperature for gas ignition. Additionally, with more complex devices such as fuel cells or oxygen sensors, we plan to use the UltraTemp process to create multiple conductive and electrolyte layers in which the active layers are well bonded to our ceramic fiber/matrix composite. The UltraTemp process is important because it impacts upon the relative cost, strength, longevity and efficiencies of such products. In addition, we believe our near net shaping process has the potential for a low cost method of making simple or complex shapes without expensive diamond machining requirements. We are attempting through our UltraTemp process and ceramic composites to create gas ignition and automobile products that are less costly, energy efficient, and capable of rapid and flexible development; however, we face significant developmental risks, including intense competition, especially from Japanese technical ceramic firms, lack of financial resources, the absence of patent protection and reliance upon the intellectual properties of other companies with whom we may co-develop products.

We also have the proprietary rights to UltraTemp A and C, which are specific chemistries made from the UltraTemp process, that are targeted to device manufacturing , such as the igniter we are developing and plan to have our patent attorneys conduct a review to determinate their patentability. In the event that we apply our UltraTemp-A or UltraTemp-C to devices that we intend to develop, we will either: (a) fully develop such planned future products or (b) through co-development agreements , we will combine our UltraTemp-A and UltraTemp-C proprietary ceramic fiber/matrix composite with the intellectual properties of other companies to manufacture complete devices. For example, with our planned future fuel cell product we may use the UltraTemp process and UltraTemp-A and UltraTemp-C composite materials to provide a pre-packaged fuel cell stack and sell that technology into existing fuel cell applications. In those instances, where we combine our technologies with others, we may seek joint patents and/or joint marketing agreements.

In the period between July 2010-September 2010, we completed the proof of concept or early stage prototype and full prototype for our first intended product, an igniter for the home heating appliance market. The proof of concept (early stage development) encompasses the stability of UltraTemp and the electrical conductor. The prototype encompasses a 12 volt igniter fabricated to a specific shape design and packaging. The igniter market is using a 12, 24 and 120 volt version. Our original prototype was a 12 volt igniter as directed from an initial potential OEM customer. Discussions with a second potential OEM customer generated a quotation for a 120 volt igniter with specific design specifications. This igniter is currently in design. The 12 volt igniter continues to be tested with positive results since it has exceeded the steady state test of 31 days, a CSA regulated requirement (as detailed on page 30), with testing exceeding more than 60 days and zero degradation of voltage and electrical current. The final CSA test required a 200,000 cycle test, which we originally estimated would be conducted in February 2011; however, our estimate now is that the final CSA test will be conducted in approximately June 2011, since such final test should be conducted shortly before production. This estimate is contingent upon receiving final design approval and a production order from an OEM. Primary pre-prototype and final prototype work was completed on the 12 and 24-volt igniters. The initial working 12 volt igniter was completed in October of 2010. The 120 volt igniter represents the majority of potential market share and we have turned our attention to a completion of that design. The material aspects for the 120 volt igniter are complete for the proof of concept and full prototype and we are currently completing a 120 volt UltraTemp igniter to a specific shape and voltage requirement as requested by a potential OEM customer according to their specifications.

During the pre-prototype phase, we completed the material aspects of the igniter concept, namely the chemical, density, thermal expansion and electrical properties were developed into a working igniter system. The voltage requirement relates to the resistivity or conductivity of the ink in relation to the required voltage. We only learned in October 2010 that our first possible order for 300,000 units would include a 120 Volt requirement, not an 80 volt requirement as had been originally requested. We have never initiated any work pertaining to an 80-volt igniter and we no longer consider the 80 volt igniter to be a future technology. Our final requirement for a 120-volt production igniter is to adjust the pattern and/or resistivity of the ink to achieve 120 Volts in accordance with an acceptable size and shape that will meet the OEM requirements should we complete an agreement or obtain an acceptable order from the OEM. The material aspects are complete and all that remains is a designed pattern to achieve 120 Volts.

Apart from core materials development pertaining to our future planned oxygen sensor, fuel cell and brake pads, we have not conducted any development for these planned future products. As provided for in more detail in our Business Section beginning on page 22, we plan to develop these products throughout 2011 and 2012.

We are an early stage development business with no revenue generating operations and do not expect to generate revenues, if ever, until the fourth quarter of 2011. In order to commence revenue generating operations, we need to complete development and begin marketing and selling our future first-generation igniter product.

PRODUCT DESCRIPTIONS OF FUTURE PRODUCTS

Igniter (CERIS)
Power
Thin Conductive Ceramic Layer-Element
UltraTemp-C
Provides Heating Element
Chemical/Mechanical Bond
Provides Thermal/Mechanical/Chemical Stability
Oxygen Sensor (CEROS)
Measurement Gas (Exhaust)
Signal
Thin Conductive Ceramic Layer-Anode
Thin Ion Conducting Ceramic Layer-Electrolyte
Thin Conductive Ceramic Layer-Cathode
UltraTemp-C or UltraTemp-A
Conductive Anode
Ion Conducting layer
Conductive Cathode
Chemical/Mechanical Bond
Provides Thermal/Mechanical/Chemical Stability
Air Reference – Stable 21% O2
Fuel Cell (CEROFC)
Fuel
Power Out
Thin Conductive Ceramic Layer-Anode
Thin Ion Conducting Ceramic Layer-Electrolyte
Thin Conductive Ceramic Layer-Cathode
UltraTemp-C or UltraTemp-A
Conductive Anode
Ion Conducting layer
Conductive Cathode
Chemical/Mechanical Bond
Provides Thermal/Mechanical/Chemical Stability
Air Flow
Brake Pads (CEROB)
Note: The UltraTemp core process is used for each of these devices
Frictional Layer
Thermal Layer
UltraTemp-C or UltraTemp-A
Provides Breaking Component
High Thermal Conducting Layer Pulls Heat from Rotor
Provides Thermal/Mechanical/Chemical Stability + Insulator (Pulls Heat From Caliper)

There is currently no market for our common stock.

We were founded by the following companies upon whose advice, technology and services our business relies on:

•

General Automotive Company (hereafter referred to as “General Automotive”) – A Securities and Exchange Commission (“SEC”) reporting company incorporated in Nevada and located in Orlando, Florida, which is a domestic and international distributor of original equipment aftermarket automotive parts and related automotive products at multiple distribution levels. General Automotive has agreed to provide us with its marketing expertise and services; and

•

SenCer – A privately held technology firm incorporated in New York and located in Penn Yan, New York that has developed the original UltraTemp process. SenCer has the exclusive proprietary rights to 50 chemical variants of the UltraTemp technology and has 14 years of development and sales in early direct UltraTemp applications and equipment containing UltraTemp. SenCer is currently bringing to market a line of high temperature furnaces lined with UltraTemp. The original research was part of a grant from the New York State Energy Research and Development Agency (NYSERDA). UltraTemp-C and UltraTemp-A are very recent variants of UltraTemp developed for GreenCell, to produce a range of electronic sensors and devices. SenCer has agreed to provide us with the technological assistance to develop all of our future automotive related products employing the UltraTemp-C and UltraTemp-A technology and to develop specified devices and components for use in the igniter, oxygen sensor, and fuel cell and brake pad product areas.

Our co-founders each own 10,750,000 shares of our common stock. Our founders are under no obligation to invest in, lend to, or support our operations from a financial perspective or guarantee or debt.

The Offering

Selling shareholders are offering up to 1,105,000 shares of our common stock. The selling shareholders will offer their shares at $0.25 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices.

There is no assurance that:

•	our securities will ever become qualified for quotation on the OTC Bulletin Board; or

•	that the selling shareholders will sell their shares; or

•	that a market for our shares will develop even if our shares are quoted on the OTC Bulletin Board.

To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf to make a market for our common stock. The absence of a public market for our common stock may make it difficult for you to sell your shares of our common stock.

Our shares will be “penny stocks” as that term is generally defined in the Securities Exchange Act of 1934 and will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock. Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may negatively affect the ability of selling shareholders or other holders to sell their shares in the secondary market and/or reduce the trading activity level of our shares in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities with a corresponding decrease in our securities price, if our securities become quoted on the OTC Bulletin Board. Therefore, our shareholders will, in all likelihood, find it difficult to sell their securities.

Financial Summary

Because this is only a financial summary, it does not contain all the financial information that may be important to you. Therefore, you should carefully read all the information in this Prospectus, including the financial statements and their explanatory notes beginning on page F-1 before making an investment decision.

Statement of Operations Data

	For the Three Months Ended December 31, 2010	For the Nine Months Ended December 31, 2010	For the Period December 7, 2009 (Inception) to December 31, 2010
Revenue from operations	$—	$—	$—

Total costs and expenses	$75,266	$249,508	$664,429

Net loss for the period	$(75,266)	$(249,508)	$(664,429)

Net loss per weighted share, basic and fully diluted	$(0.00)	$(0.01)	$(0.02)

Weighted average shares outstanding, basic and fully diluted	$29,710,000	$29,710,000	$28,726,748

Balance Sheet Data

As of December 31, 2010
Current assets	$10,528
Working capital	$(163,929)
Total assets	$31,028
Total liabilities	$174,457
Total stockholders’ equity (deficit)	$(143,429)

Use of Proceeds

We will incur all costs associated with this registration and Prospectus. We will not receive any of the proceeds from the sale of the shares of our common stock being offered by the Selling shareholders.

Description of our Common Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, each with a par value of $0.01. We have no preferred shares authorized or issued. As of the date of this Prospectus, there are 29,710,000 shares of our common stock issued and outstanding. For further information regarding our common stock, please refer to “Description of Securities” beginning on page 20.

RISK FACTORS

You should carefully consider the risks described below as well as other information provided to you in this document, including information in the section of this document entitled “Note Regarding Forward Looking Statements” at page 14 of the Prospectus. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected and the value of our common stock, if quoted, could decline, or you may lose all or part of your investment.

Risks Related to Our Financial Condition and Business Model

Our independent auditors have expressed doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing and negatively impact the value of your investment in our Shares.

Our independent auditors have stated that our financial statements have been prepared assuming that we will continue as a going concern. We have sustained operating losses since our inception and our cash needs extend well beyond our current resources. Since our inception on December 7, 2009 to December 31, 2010, we had accumulated losses of $(664,429). We do not have a reliable source of future funding and we currently have no revenue sources; our continued existence is dependent upon our obtaining necessary funds or generating a sufficient revenue source. As a result of this going concern qualification, we may encounter difficulties in obtaining debt or equity financing or in obtaining financing on favorable terms. These and other factors create an uncertainty about our ability to continue as a going concern, which may cause you to lose your entire investment in our common stock shares.

We are an early stage technology company with little historical performance upon which to base an investment decision, and we may never become profitable.

We were recently formed on December 7, 2009 and you have little historical performance upon which to valuate our prospects for achieving our business objectives in light of the risks, difficulties and uncertainties frequently encountered by development stage companies such as us, including our ability to:

•	ensure that SenCer completes the development of its technologies and our future products;

•	establish and efficiently manage our marketing program and develop brand name recognition;

•	implement and/or adapt our business model and strategies to ongoing developments in the various competitive markets in which we operate;

•	develop co-partnerships with our competitors; and

•	file patents to protect our intellectual property.

Accordingly, before investing in our common stock, you should consider the challenges, expenses and difficulties that we will face as an early stage technology company, and whether we will ever become profitable.

We will need significant additional capital, which we may be unable to obtain; should we fail to obtain sufficient financing, our product development and potential revenues will be negatively impacted.

We have significant capital requirements of approximately $1,300,000 plus other cost over the next 24 months to complete development of our first future products and transition from development to commercial sales, primarily to Original Equipment Manufacturers (“OEMs”). We will require additional funds to enable us to conduct research and development activities, develop our future products, test our prototypes both internally and on-site at an OEM location, file for patent protection and market our products; however, we may be unable to obtain financing in the amounts needed or on terms acceptable to us, if at all, which will negatively affect our ability to complete development of our future products, establish a marketing platform and revenue generating operations.

You should consider the risks that we will be unable to obtain adequate capital financing, which will delay our operations, lead to accumulated losses, and negatively affect our ability to complete development of our future products and to generate revenues.

Because we have not filed for patent protection of our technologies, we face the risk of our technologies being inadequately protected.

We have not applied for patent protection of our licensed technologies or processes with the US Patent and Trademark Office; if we fail to do so, we may be unable to adequately protect our intellectual property, especially if the designs and materials used in our products are replicated by our competitors. Further, even if we file for patent protection, there is no assurance that it will be approved by the US Patent and Trademark Office.

Our shareholders will have limited or no input on any management decisions.

Our co-founders, which are controlled by our Chief Executive Officer and Chief Technology Officer, together control 72.36% of our voting stock. Further, our officers and directors, who are also officers and directors or our founders, will manage our operations. Even if matters are submitted to a shareholder vote, our officers will be able to control the outcome of that vote. Therefore, as a minority shareholder, you will have no or limited say in our management. Unless you are willing to entrust all aspects of our business and operations to our officers, you should not invest in our shares of common stock.

We have a long sales cycle which will lead to fluctuating revenue cycles and uncertain sales.

Our primary target selling groups, OEMs, customarily have slow decision making purchase processes. Delays in our sales may lead to fluctuating revenues, which may adversely affect our financial condition.

Our transition from developmental to commercial activities will be slow.

We completed development of our initial igniter product in September 2010; however, it will not be ready for market sales until approximately the fourth quarter of 2011. We do not expect to complete development of our hydrogen fuel cell and oxygen sensors until approximately mid-2011; thereafter, we do not expect that our hydrogen fuel cell and oxygen sensor products will be ready for market sales until approximately the second quarter of 2012. There can be no assurance that we will even meet these target milestones or that we will have sufficient access to capital to execute this timetable. The slow transition from developmental to commercial activities will increase our costs and lead to accumulated losses during these time periods or thereafter.

Should we commit errors or miscalculations or fail to anticipate unforeseen situations or consequences in our technologies or product development, our operations and financial condition will be adversely affected.

Errors or miscalculations in our technologies/product development may materially alter the functionality or ability of our products to operate as originally planned. Should any such developments occur, we may fail to accomplish our original product design goals, which may lead to delays, product recalls, litigation and their associated costs, accumulated losses and damage to our brand name reputation.

Unforeseen delays in the development of our technologies and potential products may negatively affect our operations and financial condition.

We face the following risks in our development activities that may lead to product development delays:

•	delays in prototype testing;

•	time delays and costs from additional design changes;

•	financial or operational difficulties in obtaining product liability insurance in sufficient coverage amounts to protect us against potential product liability; and

•	general economic conditions.

Delays in our product development may have a material negative impact on our sales and negatively affect our performance goals and potential revenues. Should any one or a combination of these risks occur, our operations and financial condition may be adversely affected.

Should we lose the services of our key executives, our financial condition and proposed expansion may be negatively impacted.

We depend upon the services of our key executives, David Burt, our Chief Technology Officer who invented and will continue to develop the technologies and manufacturing processes to be used in our future products and to develop and manufacture our future products, and Dan Valladao, our Chief Executive Officer/President, who directs our operations and will provide his marketing expertise and sales efforts. We do not maintain key man life insurance on Messrs. Burt or Valladao. Although both individuals have executed three year employment agreements with us, should we lose either or both of their services and we are unable to replace their services with equally competent and experienced personnel, our operational goals and strategies may be adversely affected, which will negatively affect our potential revenues.

Because our officers have agreed to provide their services on a part-time basis, they may not be able or willing to devote a sufficient amount of time to our business operations, causing our business to fail.

Our Chief Executive Officer, Dan Valladao, devotes 30% of his time to us and 70% to our co-founder, General Automotive. Our Chief Technology Officer, David Burt, devotes 70% of his time to us and 30% to our other co-founder, SenCer. If the demands of our business require their full business time, it is possible that they may be unable to devote sufficient time to the management of our business, as and when needed. If our management is unable to devote a sufficient amount of time to manage our operations, our business may fail.

Our entire business is dependent upon the participation of our co-founders; should we lose either of our co-founders’ services, our ability to continue operations will be severely impaired or will cease.

Our entire operations are dependent upon the continued participation of our founders, SenCer and General Automotive. SenCer will develop all of our processes and technologies for our future products as well as all of our manufacturing needs. General Automotive will provide its marketing expertise and services to market our future products. Should we lose the services of either one of our founders, our operations will be negatively affected or our business will cease and you will lose your entire investment in our shares of common stock.

Because our ceramic based future products will be relatively new entries into the igniter, O2 sensor, fuel cell, and brake pad markets, we may face difficulties in acceptance of our technologies and future products in the marketplace.

The igniter, oxygen sensor and fuel cell industries have historically concentrated on existing ceramic based materials. Because our future products will contain use of newer ceramic based materials, we may encounter difficulties in gaining market acceptance of our products due to entrenched consumer views regarding the use of the historically used ceramic based materials. If we are unable to sufficiently develop our brand name to gain acceptance of our new ceramic based concept and processes, our revenues will be negatively impacted.

We may encounter shortages or supply interruptions, which could result in increased costs for our products or significant delays in the manufacturing process, each of which would have a material adverse effect on our revenues.

We will require a dependable supply of ceramic oxides, ceramic fibers, thermal wire, brazing alloys and potting compounds. We do not have any agreements or current arrangements to obtain a guaranteed supply of these materials. Should we experience shortages of our needed materials or we are unable to obtain such materials, our brand name and results of operations will be negatively impacted.

We could be subject to product liability claims or product recalls, which increase our costs and may damage our brand name reputation.

Our business, which is directed towards the automobile and home heating and cooling industries, exposes us to potential product liability risks or product recalls. We may be held liable if our products cause injury or death or are found otherwise unsuitable or defective during usage. We do not currently have product liability insurance, but intend to acquire coverage at levels that management deems adequate to cover our exposure. Liability claims or product recalls may:

•	decrease the demand for our products;

•	cause injury to our reputation;

•	lead to increased costs associated with litigation and/or or recalls; and

•	decrease revenues.

We are subject to risks associated with future government regulations.

We are subject to federal, state and local laws and regulations covering a variety of areas, including environmental regulation, laws regulating health, product safety and labor practices. Our business may become subject to future government regulation, which may impact our ability to develop and market our products. Any regulation of our products, whether at the federal, state or local level, including any regulations relating to installation and servicing of our products, may increase our costs and product pricing, which would have a direct impact on our potential profitability.

Our gross margins may be affected by factors that we may be unable to control or sustain.

Our potential profitability may be affected by decreasing margins in our future products, including:

•	market acceptance of our product;

•	demand fluctuations;

•	increased market competition and changes in product pricing;

•	new product introductions and product enhancements by our competitors;

•	increased development costs;

•	increased manufacturing costs;

•	decline in spending generally and/or specifically for our potential products, due to unfavorable economic conditions;

•	competitors’ new product introductions;

•	competitors’ promotional activities;

•	adverse publicity regarding product design and utility; and

•	industry trends and conditions.

Should any one or a combination of the above risks occur, our revenues will be negatively affected.

We face fierce competition in our target markets.

We face competition at different levels:

•	Part manufacturers; igniters, automotive sensors, brake component and competing solid oxide fuel cell manufacturers

•	Part distributors

•	Middle level distributers

•	OEMs generally

•	Igniters, automotive sensors, brake components and competing Solid Oxide Fuel Cell related OEMs

•	Resellers

•	Middle level resellers

•	New emerging technologies

Our automobile and home heating and cooling industry competitors have greater financial, technical, marketing, and sales resources than we do, as well as greater brand name recognition. Additionally, many of our competitors have more extensive product offerings and extensive intellectual property portfolios and resources for patent protection, which we do not have. Therefore, if we fail to actualize our strategies for differentiating ourselves from our competitors, our financial condition will be negatively impacted. Should we fail to effectively compete, including our ability to develop new modalities and processes that are competitive in our marketplace, our market share, revenues, and growth prospects may be adversely affected and we may be forced to reduce prices and/or limit price increases, which may result in materially reduced margins, net income or market share. We have further information regarding our competition on page 27 of this Prospectus.

We face intense competition regarding our proposed development of fuel cells, which may negatively affect our potential revenues and costs of doing business.

Competition in the fuel cell industry is intense and fast-developing, including the adoption of fuel cells in automobiles, which is expected to accelerate rapidly over the next ten years (Pike Research Report, 2010). We face the following competitive factors relative to our future fuel cell products from the automotive, stationary power, and home power industries:

•	potential new competitors;

•	implementation of new state and federal regulations;

•	threat of substitute power to replace fuel cells;

•	competitors developing breakthrough fuel cell technology that makes our fuel cell technology obsolete;

•	competition from substitute goods, such as further developed gasoline/diesel engines and hybrid and compressed natural gas vehicles that have medium-term competitive advantages; and

•	greater financial, technological and personnel resources by our competitors to conduct research and development and maintain or expand operational capacity.

Should we fail to adequately address these risks, our revenues will be negatively affected and our costs of doing business will increase.

If we fail to hire a separate financial officer, we may become unable to implement and monitor financial controls sufficient to ensure maximum profitability and comply with applicable regulatory requirements, including certifications and practices set forth in the Sarbanes Oxley Act of 2002 and related laws and regulations governing accounting, financial and auditing standards and practices designed to ensure accurate and transparent financial information regarding the financial health and prospects of companies.

Dan Valladao is our Chief Financial Officer/Chief Accounting Officer and assumes both these positions along with being our President/Chief Executive Officer/Chairman of the Board. Although we plan to hire a replacement Chief Financial Officer/Chief Accounting Officer by approximately August 2011, there is no assurance that we will have sufficient financial resources to do so. Our accounting controls may be ineffective unless we obtain the services of a separate Chief Financial Officer/Chief Accounting Officer.

Although we will be a mandatory reporting company under Section 15(d) of the Securities Act of 1933 until and through fiscal year end March 31, 2011, if we do not file a Registration Statement on Form 8-A to become a mandatory reporting company under Section 12(g) of the Securities Exchange Act of 1934 (“Exchange Act”), we will continue as a voluntary reporting company and will not be subject to the proxy statement or other information requirements of the Exchange Act, our securities can no longer be quoted on the OTC Bulletin Board, and our officers, directors and 10% stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity, all of which could reduce the value of your investment and the amount of publicly available information about us.

As a result of this offering as required under Section 15(d) of the Securities Exchange Act of 1934, we will file periodic reports with the Securities and Exchange Commission through March 31, 2011, including a Form 10-K for the year ended March 31, 2011, assuming this registration statement is declared effective before that date. At or prior to March 31, 2011, we intend voluntarily to file a registration statement on Form 8-A pursuant to Exchange Act Section 12(g), which will subject us to all of the reporting requirements of the Exchange Act. This will require us to file quarterly and annual reports with the SEC and will also subject us to the proxy rules of the SEC. In addition, our officers, directors and 10% stockholders will be required to submit reports to the SEC on their stock ownership and stock trading activity. We are not required under Section 12(g) or otherwise to become a mandatory Exchange Act filer unless we have more than 500 shareholders and total assets of more than $10 million on March 31, 2011. If we do not file a registration statement on Form 8-A at or prior to March 31, 2011, we will continue as a voluntary reporting company and will not be subject to the proxy statement or other information requirements of the Exchange Act, our securities can no longer be quoted on the OTC Bulletin Board, and our officers, directors and 10% stockholders will not be required to submit reports to the SEC on their stock ownership and stock trading activity.

Our operations and business plan may be negatively affected if the parties who have been fully paid for their services fail to so perform the services that they are contractually required to perform.

Apart from all selling shareholders who have fully paid cash consideration for their shares, the shares we issued for services to Byrd & Company, LLC, Emerging Markets Consulting, LLC and the Law Office of Frederick M. Lehrer, P.A. were deemed fully earned at the time we engaged each of those parties, yet all the services provided for in those agreements have not been fully performed. If any of these parties fail to fulfill their contractual obligations, our operations and business plan will be negatively affected from unfulfilled services or we may have increased costs associated with contracting with other parties to complete the unfulfilled services and/or from our seeking legal redress to enforce our rights under those agreements.

If we fail to secure a manufacturing agreement, our operations will be delayed and our revenues will be negatively affected.

We do not presently have manufacturing agreement to manufacture our future products. If we fail to secure such an agreement, our revenues and results of operations will be negatively affected.

Should either one or both of our co-founders’ business be dissolved, we face the risk of creditors holding an interest in our stock.

Our co-founders, General Automotive and SenCer, each hold 10,750,000 of our shares or 36.18% of our outstanding shares and together own 72.36% of our outstanding shares. General Automotive’s Independent Registered Public Accounting Firm issued a going concern opinion for the period ending December 31, 2009 based on: (a) General Automotive incurring losses of $1,177,712 and an accumulated deficit of $11,482.567; (b) General Automotive’s current liabilities exceeding its assets by $1,030,932; and (c) General Automotive reporting a shareholders’ deficit of $936,401. Sencer has 4 employees unrelated to our business, and as of December 31, 2009 has approximately $2,300,000 of negative working capital and $421 of negative cash flow. Additionally, Sencer is indebted to Samuel Reeder who is Sencer’s and our director for $1,213,000. Should either one or both of our co-founders’ declare bankruptcy or otherwise dissolve their business, their creditors could seek to take ownership of the shares they hold in us, which could impact our value if such creditors sought to immediately liquidate a large portion of such shares, or if a majority of our shares were taken by creditors of both of our co-founders, it would subject us to possible control and unknown operational direction by our co-founders’ creditors.

Neither we or our co-founders, General Automotive or SenCer, have any agreement that provides for the development or completion of our future products, which may adversely affect our revenues.

The Amended Joint Venture Agreement provides that SenCer will provide its technical expertise and General Automotive will provide its marketing expertise to us. There is no term in the Amended Joint Venture Agreement or any other agreement between our co-founders or involving us that specifically provides for any entity or person to actually develop or complete development of our future products. Should our co-founders fail to secure such an agreement and/or take steps to develop or complete development of our future products, our revenues will be adversely affected and we will be unable to take legal regress against either of our co-founders

There are potential conflicts of interest between us and our officers, directors, consultants and companies that they are affiliated with that may favor their interests over our interests and that of our shareholders.

We have potential conflicts of interests involving our officers, directors, consultants and companies that they are related to, as follows:

•

David Burt, our Chief Technology Officer/Director, owns 51% of our co-founder, SenCer, and is its President; therefore, there is a potential conflict of interest between David Burt’s ownership interest wherein David Burt may favor SenCer’s interests over our interests, by devoting a disproportionate amount of his work to SenCer rather than us;

•

Samuel Reeder, our Director, is also a Director of SenCer. Reeder Ventures, Inc. (“Reeder Ventures”), a company under Samuel Reeder’s control. Reeder Ventures and Samuel Reeder individually loaned SenCer a total of $1,213,000, which Reeder Ventures loans are convertible into 4208 Class A voting shares or 28.6% of SenCer’s Class A shares and 5746 Class B non-voting shares or 35% of the Class B shares. Therefore, there is a potential conflict of interest between Samuel Reeder’s present and/or future financial or equity interests in SenCer and our interests. Additional details regarding these loans are located at page 40;

•

Dan Valladao, our President/Chief Executive Officer/Chief Financial Officer/Chief Accounting Officer/Chairman of the Board, is also the Chief Executive Officer of our co-founder, General Automotive, and owns 24% of its outstanding shares; therefore, there is a potential conflict of interest between Dan Valladao’s officer and director positions with us and General Automotive and whether he will favor the interests of General Automotive over our interests; and

•

We have employment agreements with our Chief Executive Officer and Chief Technology Officer providing for officer salaries and bonuses in the form of cash, stock or stock options, which may be awarded by our Board of Directors on a discretionary basis; as a result, there is a potential conflict of interest between the financial incentives we provide to our officers and our interests, because such payments would reflect increased costs and either a corresponding increase in our accumulated losses or corresponding reduction in our potential profits.

•

We are contractually required to pay our co-founder and 37.5% holder of our outstanding securities, SenCer, a 2% royalty on a quarterly basis of the gross sales or further licensing of the igniter technology or the sale of products which includes that technology; as such, SenCer will derive monetary benefit from the 2% royalty payments and has an actual conflict of interest between the monetary benefits it derives from the royalty payments and the interests of our shareholders in our achieving maximum sales and income.

•	We have Promissory Notes with consultants and shareholders that are detailed on page 40.

Our founders/officers/directors/consultants may favor their own interests over yours, which may cause our potential profitability to be negatively affected.

Risks Related to this Offering

We have arbitrarily determined the offering price and terms of the common stock shares being offered through this Prospectus.

The twenty-five cents ($0.25) offering price of the common stock shares has been arbitrarily determined and bears no relationship to our assets or book value, or other investment or valuation criteria. No independent counsel or appraiser has valued our common stock shares. Accordingly, there is no basis upon which to determine whether the offering price is indicative of any real underlying share value that our selling shareholders are offering. We urge all prospective investors to seek counsel with their legal, financial or tax adviser, or other trusted professional regarding the offering price, the offering terms, and the advisability of investing in the common stock shares, or not.

The common stock shares being offered in this Prospectus are an illiquid investment and their transferability is subject to significant restriction.

There is presently no market for the common stock shares that the selling shareholders are offering, and we cannot be certain that a public market will become available, or that there will be sufficient liquidity to allow for their sale of transferability within the near future, or at all. Even if we do obtain a quotation, there is no assurance that a sufficiently active market will develop to sell your shares. Accordingly, the purchaser of the common stock shares should consider that their shares may be illiquid and/or present difficulties in their sale or transferability.

Because we do not expect to pay dividends for the foreseeable future, investors seeking cash dividends should not purchase our common stock.

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future. Our payment of any future dividends will be at the sole discretion of our Board of Directors after considering whether we have generated sufficient revenues, our financial condition, operating results, cash needs, growth plans and other factors. Accordingly, investors that are seeking cash dividends should not purchase our common stock.

We will be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. Our common stock is a “penny stock”, we will become subject to Rule 15g-9 under the Exchange Act, or the “Penny Stock Rule”. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers. Rule 15g-9 defines an “established customer” as any person for whom the broker or dealer or a clearing broker acting on behalf of such broker or dealer, carries an account, and who in such account: (i) has effected a securities transaction, or made a deposit of funds or securities, more than one year previously or (ii) has made three purchases of penny stocks that occurred on separate days and involved different issuers. For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in a penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

Our common stock will not initially qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

We have made statements in this Prospectus, including under “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Business” and elsewhere that constitute forward-looking statements. Forward-looking statements involve risks and uncertainties, such as statements about our plans, objectives, expectations, assumptions or future events. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “we believe,” “we intend,” “may,” “should,” “will,” “could” and similar expressions denoting uncertainty or an action that may, will or is expected to occur in the future. These statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from any future results, performances or achievements expressed or implied by the forward-looking statements.

Examples of forward-looking statements include:

•	the timing of the development of future products;

•	projections of revenue, earnings, capital structure and other financial items;

•	statements of our plans and objectives;

•	statements regarding the capabilities of our business operations;

•	statements of expected future economic performance;

•	statements regarding competition in our market; and

•	assumptions underlying statements regarding us or our business.

The ultimate correctness of these forward-looking statements depends upon a number of known and unknown risks and events. We discuss our known material risks under the heading “Risk Factors” above. Many factors could cause our actual results to differ materially from the forward-looking statements. The forward-looking statements speak only as of the date on which they are made, and, except as required by law, we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of shares offered by the selling shareholders. The principal reason for this offering is to register the shares on behalf of our selling shareholders and to become a voluntary SEC reporting company.

DETERMINATION OF OFFERING PRICE

We have arbitrarily determined the offering price and it does not bear any relationship to our assets, results of operations, or book value, or to any other generally accepted valuation criteria. Prior to this offering, there has been no market for our securities. In order to assure that selling shareholders will offer their shares at $0.25 per share until our shares are quoted on the OTC Bulletin Board, we will notify our shareholders and our Transfer Agent that no sales will be allowed prior to the date our shares are quoted on the OTC Bulletin Board without proof of the selling price.

DILUTION

Not applicable. We are not offering any shares in this registration statement. All shares are being registered on behalf of our selling shareholders.

EQUITY ISSUANCES AND PRICING

Offering Price Per Share	$0.25	*
Share Price of 21,500,000 shares paid by co-founders, General Automotive and SenCer	$0.01	**
Tangible Book Value Per Share as of March 31, 2010	$0.01

*	We have arbitrarily determined our offering price of 25 cents per share.
**	See “Selling Security Holders” and Note 6 to our financial statements

SELLING SECURITY HOLDERS

The selling security holders named below are selling the securities. The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the selling security holders; accordingly, no accurate estimate can be made of the quantity of securities that will be held by the selling security holders upon termination of this offering. These selling security holders acquired their shares by purchase exempt from registration under Section 4(2) and Rule 506 of Regulation D of the 1933 Act in exempt transactions.

Our selling shareholders composed solely of shareholders that paid cash consideration for their shares. We sold a total of 2,210,000 shares at ten cents ($0.10) per share of our common stock to thirty four (34) accredited investors in a private placement from December 26, 2009 to April 15, 2010 for total proceeds of $221,000. These sales of our common stock reflect the only sales we made to investors in a private offering from December 2009 through April 2010 in return solely for cash consideration.

We are registering a total of 1,105,000 Shares, which represents 3.7% of our total outstanding shares. These Shares were all acquired by selling shareholders between December 26, 2009 and April 15, 2010, as described in the preceding paragraph.

The selling security holders listed in the table have sole voting and investment powers regarding the securities indicated. We will not receive any proceeds from the sale of the securities by the selling security holders. None of our selling security holders is or has been affiliated with a broker-dealer, with the exception of selling shareholders James Byrd, Jr. and Douglas Nagel, each of whom indirectly owned less than 2% of the outstanding shares of a previously registered and now defunct broker-dealer, Jesup & Lamont, Inc., through a Florida registered limited liability company that was a member of another limited liability company registered in New York. Neither James Byrd, Jr. nor Douglas Nagel holds any officer or director position with Jesup & Lamont, Inc. Additionally, neither Mr. Byrd nor Mr. Nagel exercised any management decisions or held any management responsibilities in Jesup & Lamont, Inc. and their shares were non-voting. James Byrd and Douglas Nagel and any entity with which they are affiliated purchased the shares of our common stock in the ordinary course of business and at the time they purchased the shares as well as now they had no agreements, understandings or arrangements, directly or indirectly, with any person to distribute our securities.

Name of Selling Shareholder	Total Shares Owned	Issue Date	Shares Registered	Remaining Shares If Sold	% Before Offering	% After Offering*
James Byrd, Jr. [1]	2,790,000	See Footnote 1	95,000	2,695,000	9.4%	9.1%

Name of Selling Shareholder	Total Shares Owned	Issue Date	Shares Registered	Remaining Shares If Sold	% Before Offering	% After Offering*
Alford, Timothy T. [2]	10,000	3/30/10	5,000	5,000	< 1%	< 1%
Andrews, Bryan	100,000	3/29/10	50,000	50,000	< 1%	< 1%
Argenti, Mark E.	20,000	3/19/10	10,000	10,000	< 1%	< 1%
Bamberg, Rita	5,000	3/29/10	2,500	2,500	< 1%	< 1%
Bausman, Paula [3]	5,000	3/31/10	2,500	2,500	< 1%	< 1%
Becker, Donald J. [4]	5,000	3/29/10	2,500	2,500	< 1%	< 1%
Bruno, Frank [5]	15,000	2/11/10	7,500	7,500	< 1%	< 1%
Byrd Sr., James S. [6]	50,000	2/1/10	25,000	25,000	< 1%	< 1%
Byrd, Patricia L. [7]	50,000	1/31/10	25,000	25,000	< 1%	< 1%
Byrd, Tucker H. [8]	100,000	3/12/10	50,000	50,000	< 1%	< 1%
Dennis, Jason M. and Jaclyn E.	20,000	2/22/10	10,000	10,000	< 1%	< 1%
Gethin, Neil J. [9]	5,000	3/31/10	2,500	2,500	< 1%	< 1%
Hansen, Tom O. and Kathleen L.	50,000	3/26/10	25,000	25,000	< 1%	< 1%
Heistand, James R.	100,000	3/11/10	50,000	50,000	< 1%	< 1%
Irwin, Debra K.	50,000	2/15/10	25,000	25,000	< 1%	< 1%
Leasure, Edward	100,000	3/19/10	50,000	50,000	< 1%	< 1%
Lugion Associates, Ltd. [10]	50,000	3/25/10	25,000	25,000	< 1%	< 1%
Morris, Julie	5,000	3/26/10	2,500	2,500	< 1%	< 1%
Morris, Scott	5,000	3/26/10	2,500	2,500	< 1%	< 1%
The Douglas James Nagel Revocable Trust of 5/1/89 Amended [11]	200,000	2/1/10	100,000	100,000	< 1%	< 1%
Painter Jr., James S. [12]	200,000	See Footnote 13	100,000	100,000	< 1%	< 1%
Painter, Margo K. [13]	80,000	See Footnote 14	2,500	77,500	< 1%	< 1%
Painter, Ryan [14]	190,000	2/10/10	95,000	95,000	< 1%	< 1%
Piekos, Timothy V.	10,000	3/8/09	5,000	5,000	< 1%	< 1%
Portmann, Linda B. [15]	150,000	See Footnote 15	75,000	75,000	< 1%	< 1%
Powell Joseph, Shawn [16]	5,000	3/30/10	2,500	2,500	< 1%	< 1%

Name of Selling Shareholder	Total Shares Owned	Issue Date	Shares Registered	Remaining Shares If Sold	% Before Offering	% After Offering*
Regan, William	30,000	2/5/10	15,000	15,000	< 1%	< 1%
Richmeier Jr., Robert J.	50,000	3/19/10	25,000	25,000	< 1%	< 1%
Shademan, Fred R.	250,000	4/12/10	125,000	125,000	< 1%	< 1%
Schoene, John [17]	275,000	See Footnote 17	37,500	237,500	< 1%	< 1%
Stagl, Kevin	5,000	3/17/10	2,500	2,500	< 1%	< 1%
Treml, Michael L. and Laura L.	5,000	3/26/10	2,500	2,500	< 1%	< 1%
Joseph V. Uricchio, Jr. and Pauli S. Uricchio [18]	100,000	2/19/10	50,000	50,000	< 1%	< 1%

1 Of the 9.4% or a total of 2,790,000 of our outstanding shares that James Byrd, Jr. owns, directly or indirectly, the only shares that are being registered herein and therefore are a part of this offering are 95,000 shares, which represents half of the 190,000 shares purchased by James Byrd Jr through Mr. Byrd’s retirement account, James Byrd, Jr. SEP-IRA. The remainder of the shares owned by James Byrd are indirectly owned through Byrd & Company, LLC, which received 2,600,000 shares on February 1, 2010 for services, but are not being registered herein and are not part of this offering. James Byrd Jr is the Managing Partner of Byrd & Company, LLC and exercises sole voting and investment power over the 2,600,000 shares. As provided for in more detail in Material Agreements Section beginning on page 32, we have a February 1, 2010 agreement with Byrd & Company, LLC, which provides that it will provide us with business consulting services for a period of 12 months for which Byrd & Company, LLC has received a one-time cash consulting fee of $10,000 and 2,800,000 restricted shares of common stock, 200,000 of which Byrd & Company, LLC transferred to a third party, John Schoene, no shares of which are being registered herein or a part of this offering. Byrd Financial Group, LLC, a Florida Limited Liability Company owned and controlled by James Byrd Jr., had an agreement with General Automotive to provide business consulting services to our co-founder, General Automotive Company from October 30, 2009 to October 30, 2010. This agreement was terminated in April 2010 by mutual agreement of the parties.

2 Timothy T. Alford: Chief Operating Officer of General Automotive Company. As of September 30, 2010, Timothy Alford owned 303,560 shares or 1.6% of General Automotive’s outstanding shares. General Automotive granted Timothy Alford 3,400,000 options which represents 17% of General Automotive shares, assuming all 3,400,000 outstanding options are exercised and including the 303,560 shares Timothy Alford currently owns.

3 Paula Bausman: Employee of General Automotive Company

4 Donald J. Becker: Employee of General Automotive Company

5 Frank Bruno: Father of employee of General Automotive Company

6 James S. Byrd, Sr.: Father of James Byrd, Jr.

7 Patricia L. Byrd: Sister of James Byrd, Jr.

8 Tucker H. Byrd: Cousin of James Byrd, Jr.

9 Neil J. Gethin: Employee of General Automotive Company

10 Daniel Luther exercises sole voting and investment power over the 50,000 shares held by Legion Associates, Ltd

11 The Douglas James Nagel Revocable Trust of 5/1/89/Amended: Douglas J. Nagel, Trustee; Douglas J. Nagel: Consultant to and shareholder of General Automotive Company. Douglas Nagel holds sole voting and investment power over the 200,000 shares held by Douglas James Nagel Revocable Trust of 5/1/89/Amended. Douglas Nagel has no direct or indirect control over our common shares held by General Automotive Company. Only General Automotive Company’s Board of Directors has voting or investment power over the shares held by General Automotive. Douglas Nagel is not an officer, director or act in any management capacity for General Automotive Company. There are no agreements, written or verbal, which give Mr. Nagel any voting or disposition rights to General Automotive shares. Douglas Nagel has no legal right or ability to override or impede a vote by General Automotive’s Board of Directors regarding the shares. Additionally, there are no super majority rights, shareholder or other agreements that give Mr. Nagel any legal rights in any manner with regard to the voting or disposition of our shares held by General Automotive. Douglas Nagel has a consulting agreement with General Automotive, which provides that he perform the functions of a business consultant to General Automotive in business management, growth initiatives and corporate oversight and to General Automotive’s Chief Executive Officer in corporate finance and banking relations, for which General Automotive granted Douglas Nagel 13,500,000 options and 1,000,000 warrants of General Automotive, which represents 44% of General Automotive’s shares as of September 30, 2010 assuming all such options and warrants were exercised. The Douglas James Nagel Revocable Trust owns 4,472,623 shares of General Automotive or 24% of General Automotive’s outstanding shares as of September 30, 2010.

12 James S. Painter, Jr.: Father of James Painter, Managing Member of Emerging Markets Consulting, LLC. On February 17, 2010, James S. Painter, Jr . purchased 100,000 shares and on March 22, 2010, he purchased an additional 100,000 shares.

13 Margo K. Painter: Mother of James Painter, Managing Member of Emerging Markets Consulting, LLC. Emerging Markets Consulting, LLC gifted 75,000 shares to Margo Painter, no shares of which are being registered herein. On December 26, 2009, Margo Painter purchased 5,000 shares, 2,500 of which are being registered herein.

14 Ryan Painter is James Painter’s wife and individually owns the 190,000 shares reflected above, only 95,000 of which are being registered herein and therefore are part of this offering. James Painter, Ryan Painter’s husband, is not a selling shareholder and therefore is not part of this offering. James Painter directly owns 2,700,000 shares of our common stock through Emerging Markets Consulting, LLC, which it received for providing corporate communication services as further detailed on page 33

15 Linda B. Portmann: Sister of James Byrd, Jr. On February 1, 2010, Linda Portmann purchased 100,000 shares and on February 22, 2010 she purchased an additional 50,000 shares

16 Shawn Powell Joseph: Chief Financial Officer of General Automotive Company

17 On March 1, 2010, we sold John Shoene 75,000 shares, half of which, 37,500 shares, we are registering herein. As noted in footnote 1 above and on page 36, Byrd & Company, LLC transferred 200,000 shares to John Schoene for legal services to be rendered to Byrd & Company, LLC.

18 Joseph V. Uricchio, Jr.: Father-in-law of James Byrd, Jr. and Pauli S. Uricchio is the wife of Joseph V. Uricchio, Jr.

* Assuming sale of all shares registered hereunder.

Related Shareholders

Related Shareholders	Names of Selling Security Holders/Number of Shares Owned*	Number of Shares Registered	Number of Shares Not Registered	Aggregate number of shares owned among related shareholders
Byrd related family members	James Byrd, Jr. (2,790,000 shares)	95,000	2,695,000	3,240,000
	James S. Byrd, Sr. (50,000 shares)	25,000	25,000
	Patricia L. Byrd (50,000 shares)	25,000	25,000
	Tucker H. Byrd (100,000 shares)	50,000	50,000
	Linda B. Portmann (150,000)	75,000	75,000
	Joseph V. Uricchio, Jr. (100,000 shares)	50,000	50,000
	Total of Shares Registered in Byrd Group	320,000

Painter related family members	James Painter (2,700,000 shares)	0	2,700,000	3,170,000
	James S. Painter, Jr. (200,000 shares)	100,000	100,000
	Margo K. Painter (80,000 shares)	2,500	77,500
	Ryan Painter (190,000)	95,000	95,000
	Total of Shares Registered in Painter Group	197,500

General Automotive and General Automotive employees or related family members	General Automotive (10,750,000 shares)	0	10,750,000	10,795,000
	Timothy L. Alford (10,000 shares)	5,000	5,000
	Paula Bausman (5,000 shares)	2,500	2,500
	Donald J. Becker (5,000 shares)	2,500	2,500
	Frank Bruno (15,000 shares)	7,500	7,500
	Neil J. Gethin (5,000 shares)	2,500	2,500
	Shawn Powell Joseph (5,000 shares)	2,500	2,500
	Total of Shares Registered in General Automotive Group	22,500

*	Each of the selling security holders and non-selling security holders, listed above within and among each of the related individual categories (Byrd Family related family members, Painter related family members, and General Automotive related employees or related family members) (a) beneficially own their own shares of our common stock; (b) did not at the time of their purchase of our common shares nor now, directly or indirectly, have or use any trust, proxy, power of attorney, pooling arrangement, agreement, understanding, or arrangement between or among themselves or otherwise to sell their shares or the shares of any other member within their respective group stated above or over that of any other of our shareholders with a view towards distribution or to exercise voting power or investment power, directly or indirectly, over the shares of any other members within their respective group stated above or over that of any other of our shareholders; (c) are not parties to a pledge agreement or agreed to act as a pledge, either directly or indirectly, that would permit such party to exercise voting power or investment power over any of our other shareholders; and (d) are not minor children living the same household.

Blue Sky

Our common stock holders and persons who desire to purchase our common stock shares in any trading market that may develop should be aware that there may be significant state law restrictions upon the ability of investors to resell our shares. Accordingly, even if we are successful in having the Shares available for trading on the OTCBB, investors should consider any secondary market for our securities to be a limited one. We intend to seek coverage and publication of information about us in an accepted publication which permits a “manual exemption”. This manual exemption permits a security to be distributed in a particular state without being registered if the company issuing the security has a listing for that security in a securities manual recognized by the state. However, is not enough for the security to be listed in a recognized manual. The listing entry must contain: (1) the names of issuers, officers, and directors; (2) an issuer’s balance sheet; and (3) a profit and loss statement for either the fiscal year preceding the balance sheet or for the most recent fiscal year of operations. We may be unable to secure a listing containing all of this information. Furthermore, the manual exemption is a non issuer exemption restricted to secondary trading transactions, making it unavailable for issuers selling newly issued securities. Most of the accepted manuals are those published in Standard and Poor’s, Moody’s Investor Service, Fitch’s Investment Service, and Best’s Insurance Reports and many states expressly recognize these manuals, a smaller number of states declare that they “recognize securities manuals” but do not specify the recognized manuals. The following states do not have any provisions and therefore do not expressly recognize the manual exemption: Alabama, Georgia, Illinois, Kentucky, Louisiana, Montana, South Dakota, Tennessee, Vermont and Wisconsin.

PLAN OF DISTRIBUTION

Our common stock is currently not quoted on any market. No market may ever develop for our common stock, or if developed, may not be sustained in the future. Accordingly, our shares should be considered illiquid, which inhibits investors’ ability to resell their shares.

Selling shareholders are offering up to 1,105,000 shares of common stock. The selling shareholders will offer their shares at $0.25 per share until our shares are quoted on the OTC Bulletin Board, if ever, and thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders.

The securities offered by this Prospectus will be sold by the selling shareholders. We are not aware of any underwriting arrangements that have been entered into by the selling shareholders. The distribution of the securities by the selling shareholders may be effected in one or more transactions that may take place in the over-the-counter market, including broker’s transactions or privately negotiated transactions. The selling shareholders will act independently of us in making decisions with respect to the timing, manner, and size of each sale or sale related transfer. A selling shareholder may also resell all of any portion of the Shares which qualify for sale pursuant to Rule 144 under the Securities Act rather than pursuant to this Prospectus.

The selling shareholders may pledge all or a portion of the securities owned as collateral for margin accounts or in loan transactions, and the securities may be resold according to the terms of such pledges, margin accounts or loan transactions. Upon default by such selling shareholders, the pledge in such loan transaction would have the same rights of sale as the selling shareholders under this Prospectus. The selling shareholders may also enter into exchange traded listed option transactions, which require the delivery of the securities listed under this Prospectus. After our securities are qualified for quotation on the OTCBB, the selling shareholders may also transfer securities owned in other ways not involving market makers or established trading markets, including directly by gift, distribution, or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as such selling shareholders under this Prospectus.

Our common stock is not listed on any national securities exchange or the NASDAQ stock market, nor is it quoted on OTC Bulletin Board or any other quotation medium. After the registration statement filed with the Commission is declared effective, we intend to have a registered broker-dealer submit an application for a quotation of our common stock on the OTC Bulletin Board; however, there is no assurance that our securities will ever become qualified for quotation on the OTC Bulletin Board. In addition to the above, each of the selling shareholders will be affected by the applicable provisions of the Securities Exchange Act of 1934, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling shareholders or any such other person.

We have instructed our selling shareholders that they may not purchase any of our securities while they are selling shares under the registration statement, of which this Prospectus forms a part.

Upon such registration statement being declared effective, the selling shareholders may offer and sell their shares from time to time until all of the shares registered are sold; however, this offering may not extend beyond two years from the initial effective date of this registration statement.

There can be no assurances that the selling shareholders will sell any or all of the securities. In various states, the securities may not be sold unless these securities have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

All of the foregoing may affect the marketability of our securities. We will pay all the fees and expenses associated with the registration of the securities.

Should any substantial change occur regarding the status or other matters concerning the selling shareholders or us, we will file a post-effective amendment to the registration statement disclosing such matters.

OTC Bulletin Board Considerations

To be quoted on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. We anticipate that after this registration statement is declared effective, market makers will enter “piggyback” quotes and our securities will thereafter trade on the OTC Bulletin Board.

The OTC Bulletin Board is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTC Bulletin Board. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Bulletin Board.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Bulletin Board has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files. FINRA cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the OTC Bulletin Board is that the issuer be current in its SEC reporting requirements. Investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on the OTCBB rather than on NASDAQ. Investors’ orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively as with NASDAQ-listed securities. Investors must contact a broker-dealer to trade OTC Bulletin Board securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.

OTCBB transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders for an order to buy or sell a specific number of shares at the current market price, the price of a stock may go up or down significantly during the lapse of time between placing a market order and getting execution.

Because OTCBB stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

LEGAL PROCEEDINGS

We are not aware of any pending or threatened legal proceedings in which we or our assets are involved.

DESCRIPTION OF SECURITIES

The following description is a summary of the material terms of the provisions of our articles of incorporation and bylaws. The Articles of Incorporation and Bylaws have been filed as exhibits to the registration statement of which this Prospectus is a part.

Common Stock

We have 100,000,000 authorized shares of common stock with $0.01 par value. As of the date of this Prospectus, there are 29,710,000 shares of common stock issued and outstanding. All shares are equal to each other with respect to voting, liquidation and dividend rights. Holders of voting shares are entitled to one vote for each share that they own at any shareholders’ meeting.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law. Accordingly, the shareholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of the such directors.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available.

We have not paid any dividends since our inception, and we presently anticipate that all earnings, if any, will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

We have no options or warrants that have been issued or are outstanding.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. There are not any provisions in our Articles of Incorporation or our Bylaws that would prevent or delay change in our control. There is no conversion, preemptive or other subscription rights or privileges with respect to any shares.

Assuming that this registration statement is declared effective by December 1, 2010 and we remain current in our SEC reporting obligations, 90 days after our Registration Statement becomes effective, on January 1, 2011 and subject to the volume limitations of Rule 144, i.e. 1% of our outstanding shares or a maximum of 297,100 shares every three months: (a) the non-affiliate holders of 8,210,000 shares, 1,105,000 of which are registered shares, will be able to sell their shares as free trading; and (c) the affiliate holders of 21,500,000 shares will be able to sell their shares. Should the S-1 Registration Statement not be declared effective and we are a non-reporting issuer and assuming we are quoted on a quotation, medium, i.e. the Pink Sheets, and Rule 144 requirements are complied with, the non-affiliate holders of 8,210,000 shares and affiliate holders of 21,500,000 shares will be able to sell their shares 1 year from the date of issuance of each holder’s individual share holdings, also subject to the volume limitations of Rule 144, i.e. 1% of our outstanding shares or a maximum of 297,100 shares every three months.

Preferred Stock

We do not have an authorized class of preferred stock.

INTEREST OF NAMED EXPERTS AND COUNSEL

Our balance sheet as of as of March 31, 2010 and the related statement of operations, stockholders’ deficit, and cash flows for the period from December 7, 2009 (inception) to March 31, 2010 were audited by Patrick Rodgers, CPA, PA, as an expert in accounting and auditing.

The legality of the shares offered under the registration statement of which this Prospectus is a part is being passed upon by the Law Office of Frederick M. Lehrer, P A, Boca Raton, Florida. The Law Office of Frederick M. Lehrer, P A, whose principal is Frederick M. Lehrer, owns 400,000 shares of our common stock.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our Bylaws, subject to the provisions of Florida Corporation Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as a result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that such person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Industry Background

General

The primary target market for our expected future products is Original Equipment Manufacturers (hereafter referred to as “OEMs”) in the automotive and home heating industries. The home-heating device and automotive OEM industries develop, manufacture, and provide parts to home appliance, heating and cooling and automotive device manufacturers to include in their products. The components in the home heating and automobile are rarely manufactured by the carmaker or home heating manufacturers themselves; rather, they are purchased from OEMs, branded under the manufacturer’s name and then installed during the production process on assembly lines. This allows the individual industries to focus their core competencies and has created a separate industry for the manufacture of components, such as those we are developing and intend to sell.

Igniters

Igniters are primarily used in the home heating and home appliance industries for the purpose of igniting intermittent gas systems that incorporate additional electronics for safety shutoff.

Oxygen Sensors

Oxygen sensors are primarily used in the automobile sensor industry to control fuel and ignition systems to optimize performance of automobile emissions control systems and improve fuel economy.

Fuel Cells

Fuel cells are developed for use within the automobile, commercial trucking, commercial power, and home power industries. There are several different types of fuel cells developed from several chemical systems. Typically, fuel cells generate electricity from an electrochemical reaction in which oxygen (air) and a fuel (i.e. hydrogen) combine to form water. The electricity produced can be used to power all sorts of devices, from cars, light and heavy utility vehicles as both primary and auxiliary power, stationary power sources and material-handling vehicles such as forklifts, buses, laptops, mobile phones and recharging small portable electronics. The by-product, heat, is also used in some applications to keep houses warm.

The fuel cell industry faces the following significant hurdles:

•	solutions for long term aging and overall cost factors;

•	availability of governmental funds to fund fuel cell technology research and development;

•	financial commitments by the US government and the automotive industry to foster growth in the fuel cell industry as an environmentally safe alternative;

•	controlling the risk of fire and explosion or exposure to harmful chemicals;

•	managing safety work systems by training personnel in manual handling and operating emergency procedures; and

•	whether the hydrogen fuel cell industry will be accepted by the automobile industry.

Fuel cells have not yet achieved widespread market acceptance in our target markets because of their heavy reliance on hydrogen as fuel as well as material costs and life expectancy goals. Hydrogen fuel cells have not been sufficiently developed from a technological standpoint. While the targeted Solid Oxide Fuel Cell, otherwise known as SOFC, has the broadest fuel cell capability, and can utilize reformed natural gas, propane gasoline, methanol and even fuel oil, pure hydrogen would be the most efficient; however, hydrogen is difficult and dangerous to store and distribute. Nearly all of hydrogen comes from oil and gas, leading to considerable expense. Further, the hydrogen fuel cell industry faces various hurdles prior to achieving market acceptance, including:

•	whether car manufacturers and state and federal governments will sufficiently finance the development of technologies and retrofitting to accommodate the use of hydrogen fuel cells;

•	whether state and federal governments will offer tax incentives to encourage the development and use of hydrogen fuel cells;

•	whether a sufficient amount of hydrogen may be produced in an efficient and environmentally friendly way;

•	current hydrogen production is expensive and the use of hydrogen will not grow unless technologies are sufficiently developed to reduce production costs;

•	because hydrogen’s density is so low, the use of hydrogen will not grow unless it can be squeezed into a denser form to fit into a reasonably sized storage tank;

•

because hydrogen can make various metals, most significantly, high strength steel, to become brittle and fracture following exposure to hydrogen, the transportation of hydrogen is difficult and inefficient; and

•	whether there will be a sufficient quantity of hydrogen fuel cell stations to accommodate a growing use of hydrogen powered automobiles.

Brake Pads

Brake pads have been used in the automobile industry and historically have been composed of metal based composite materials.

Our Business

Organization

We were incorporated in Florida on December 7, 2009, at which time we commenced operations. We are a development stage company that has earned no revenues since our inception to the date of this Prospectus. We were founded by our co-founders: (a) General Automotive, an SEC reporting company, incorporated in Nevada on October 7, 2005 and located in Orlando, Florida; (b) SenCer, a privately held technology company located in Penn Yan New York and incorporated in New York on January 1995.

Business

We intend to develop a complete system for our future igniter product for the home heating and appliance market. For our other future products, oxygen sensors, fuel cells and brake pads, we will develop those products ourselves as complete systems or in co-development agreements with others, At the present time, we do not know whether we will fully develop these products ourselves or with others. These products will be used primarily for OEMs, manufacturers, industry distributors and resellers that operate in the home device, automotive, heating and cooling industries At a later date, depending upon the needs of potential customers, there may be sub-partitioning of these core products into individual components. For example: (a), a stack within a fuel cell may be sold as a separate component with other companies designing subsystems and packaging; (b) igniter wire leading may be outsourced to a third party or to an OEM, and (c) Oxygen sensor metal packages may be outsourced. We intend to develop our products using the Ultra Temp process and the Ultra Temp A and C technologies with the goal to create long-lasting, high-temperature surface bonds between new ceramic composites and metals and ceramics. Contingent upon adequate financing and certain other contingencies and risks under the heading “Risk Factors” in this Prospectus, we intend to develop multiple levels of distribution throughout the United States and then internationally. We seek to develop less costly and more effective alternatives to existing products by using our proprietary core technology process, UltraTemp, and the Ceramic Composite that was conveyed to us by SenCer in accordance with the provisions of the Technology License Agreement. Because the UltraTemp technology process and Ceramic Composite serve as the core components of our future igniter, oxygen sensor, fuel cell and brake pad future products, it may be the subject of patent infringement claims by others that may develop similar technologies. We will attempt to develop through our UltraTemp technology, thermal properties, layer development and shaping capabilities that have potential to solve current lifecycle and thermal problems with existing technologies; however, our business is subject to significants risks, including intense competition, other companies may be developing similar or more effective technologies to our intellectual properties, and none of our technologies have any patent protection.

As detailed in our Property Section beginning at page 39 and our Manufacturing Section beginning on 28 we do not lease space from SenCer for any purpose. We lease the New York facility from a third party, not SenCer, which contains manufacturing capabilities previously established by SenCer through their manufacturing equipment, which we may lease from SenCer.

Our technical, sales, service, development and manufacturing will be closely associated with possible third party agreements that we plan to secure for the following purposes:

•	direct marketing of our products to OEMs;

•	manufacturing agreements;

•	co-product or sub-product development based upon the core technology; and

•	partnerships to aid in market and product development.

Once our igniter technology has completed the developmental phase, we plan to focus on both the fuel cell technology as well as the brake pads. We have attempted and will continue to attempt to enter into agreements or arrangements with potential partners in the fuel cell and brake pad areas in the development and sales areas. We plan to focus on a full fuel cell system as well as a complete break pad design. Since the fuel cell stack approach using UltraTemp is unique, we may seek to partner with a larger builder of systems to incorporate just the stack design. The first possible viable market for fuel cells will be Auxiliary Power Modules, which are essentially smaller fuel cells with less power requirements in power auxiliary units to decrease CO2 emissions and fuel usage. For instance using Auxiliary Power Modules in recreational vehicles and semi-trailor trucks to power all non-engine related power (i.e. air conditioning units). This technology will progress on a step by step basis until aging, costs, design and performance are met and is similar to the way in which LCD technology has been developed. We will need to fabricate complete systems for demonstration to potential markets. With our future brake pad application, an entire new design will be required to obtain the benefit of heat control utilizing the unique properties of UltraTemp, for which we will also seek industry partnerships to develop and sell the products.

The following is a chart of each of our future technologies, the work that has been performed and the work to be performed

Technology	Base Technology	Accomplished to Date*	To be Accomplished****
Igniter	UltraTemp-C Proprietary Conductor	Early Working Prototypes Successful Aging Tests Cost Reduced Substrate Synthesis of Proprietary Conductor	Final Package and Testing OEM Tests Certification Tests Final Marketing

Oxygen Sensor	UltraTemp-A, UltraTemp-C** Proprietary Electrolyte Proprietary anode/cathode	Bench Designs for AC/DC Tests Early Working Prototypes Bench Testing Designs Beginning Seal Development	UltraTemp-C electrolyte/anode/cathode materials layer design and development. Further Seal Development Package Development Further Testing Partnership Development

Fuel Cell	UltraTemp-A, UltraTemp-C Proprietary Electrolyte Proprietary anode/cathode	Early Working Prototypes NY State Funded Engineering Feasibility Study Working Concept Beginning Seal Development Bench Testing Designs

UltraTemp-C electrolyte/anode/cathode materials layer design and development.

Further Seal Development
Package Development

Further Testing

Button Cell Test Fabrication***

Final Design

Partnership Development

Brake Pads	UltraTemp-A UltraTemp-C	Concept	Design/Build/Test Partnership Development

* These technical accomplishments relate to testing and developing our Ceramic Composite, which was accomplished by SenCer prior to our inception. They were conveyed to us through the Technology License Agreement, which includes licensor technology relating in any way to the ceramic composite technology using the UltraTemp. Apart from our plan to use the Ultra Temp process and Ultra Temp A and Ultra Temp B to our future planned products oxygen sensors, fuel cells and brake pads, we have conducted no development of these future planned products. SenCer completed a funded engineering study of the potential for an UltraTemp fuel cell, the focus of which was primarily on an UltraTemp design. The study did not provide enough funding to complete a working prototype, however, a funded project from Oakridge National Laboratory lead to the fabrication of a prototype UltraTemp A fuel cell, which was successfully tested. SenCer did not incur any expenses regarding the foregoing. The focus now is on an UltraTemp C design, which we are attempting to develop capable of operating at lower temperature. The proof of concept or early stage prototype involves a fabrication of the device to ascertain chemical interactions and early stage performance. The final stage prototype involves a fabrication of the unit with final OEM specifications and tested under final stage requirements (CSA certification). The final stage device would have maximized thermal and chemical properties to achieve a long product life.

** As indicated previously, Ultra Temp is the actual process by which we make our fiber matrix ceramic material. Ultra Temp A and C are specific chemical versions produced by the UltraTemp process that are required for specific device manufacturing and as indicated above to be conveyed to us through the Technology License Agreement. For instance, an oxygen sensor can be made from Ultra Temp A or C, but not Ultra Temp.

*** Button cell test fabrication is a way to test cost, aging and performance of fuel cell layers on a simple 1 inch round disk and serves as a cost saving method for proof before building a complete unit.

**** The “To Be Accomplished” section refers to actual full devices to be fabricated from the base UltraTemp technology. UltraTemp-C has been tested with our igniter prototype and represents our attempt to improve performance over UltraTemp-A with respect to performance enhancements and lower temperatures of operation. UltraTemp C was conceived and partially developed during the NYSERDA program referred to above in footnote *; however, no working prototype of the fuel cell was made from UltraTemp-C, which we plan to accomplish.

Relationship Between Us and SenCer

In accordance with the terms of the joint venture agreement, General Automotive has agreed to provide us with its marketing expertise and services and we will develop our products employing the UltraTemp-C technology and to develop specified devices and components for use in the igniter, oxygen sensor, fuel cell and brake pad areas. Our Chief Technology Officer/Director, David Burt, is also SenCer’s President. Our Director, Samuel Reeder, is also a Director of SenCer. Our President/Chief Executive Officer/Chief Financial Officer/Chief Accounting Officer/Chairman of the Board, Daniel Valladao, is also the Chief Executive Officer of our co-founder, General Automotive. There are no other relationships between General Automotive and SenCer or their respective directors, officers or affiliates.

SenCer’s and General Automotive’s Business

Apart from the technology related services that SenCer provides us, its business consists of providing other corporations with ceramic composite manufacturing and contract research and development pertaining to composite applications. SenCer has developed a core technology called UltraTemp that has applicability in many markets. The original market developed by SenCer was the use of Ultra Temp as a high temperature composite used in the manufacture of discrete electronic materials and components. While we are focused on the automotive, automotive fuel cell and ceramic igniter applications. SenCer continues to sell the composite in the high temperature composite areas as well as metal refining, medical stationary fuel cell power and non-automotive sensor markets.

General Automotive’s business model focuses on providing OEM and aftermarket automotive parts sales and related automotive products at multiple levels of distribution in the US and internationally. Its wholly-owned subsidiary, OE Source L.C., a Florida limited liability company (“OES”), purchases, sells and distributes engine management products and other traditional auto parts to US distributors and utilizing General Automotive’s relationships with manufacturers in China, Korea and Japan to bring state-of-the-art automotive parts, accessories and products to automobile manufacturers and major parts distributors in the U.S. OES is selling conventional auto parts that it imports directly from manufacturers, consolidators and distributors in the Far East to major customers in the United States. OES currently offers a suite of automotive engine management parts to large US distributors. These distributors then resell our products to automakers, dealerships, automotive repair shops, and retail outlets. OES specializes in and focuses on engine management products such as oxygen sensors and throttle position sensors, as well as other key under hood and brake systems components. We have no business or contractual relationship with OES.

As disclosed in more detail in our Material Agreements Section beginning on page 32, in conjunction with SenCer’s grant of the igniter technology license to us, we are required to pay SenCer 2% royalty on a quarterly basis of the gross sales or further licensing of the igniter technology or the sale of products which includes that technology. Accordingly, the only royalty arrangement between SenCer and us is for the igniter technology form. We agreed to pay this royalty for only the igniter technology because SenCer had developed some early prototypes of the technology for a completely different application, a ceramic emitter to be used in plastic welding. This is the work referred pertaining to the royalty payment. Since this technology was not automotive or gas ignition it was determined that a separate royalty was consistent with SenCer conceiving the new igniter market. This royalty arrangement has no relationship whatsoever our future planned products, fuel cells, oxygen sensors and brake pads, for which no royalty will be paid by us to SenCer.

Prior and Current Joint Venture Agreement Between General Automotive and SenCer

General Automotive previously had a joint venture agreement dated July 22, 2008 with SenCer to develop the oxygen sensor and fuel cell technologies. That joint venture agreement was terminated as a result of, and replaced by, the current joint venture agreement between General Automotive and SenCer dated December 6, 2009 and amended joint venture agreement dated July 13, 2010, as detailed on Page 32. The July 22, 2008 joint venture agreement, unlike the current joint venture, never proceeded with any business because the parties were unable to obtain funding for product development. Also, the original joint venture, unlike the current joint venture, failed to include the “igniter” technology. Our co-founders, who are the parties to the joint venture agreement, required that the igniter technology be included in the joint venture for our benefit, and that we file a registration statement in an effort to become a registered SEC reporting company. Once it was determined that the business or product development plans of the original joint venture could not be met, both General Automotive and SenCer’s management determined that their respective business objectives would be better pursued by devoting their joint efforts to us, as reflected in the December 6, 2009 joint venture agreement and the July 13, 2010 amended joint venture agreement.

The Joint Venture Agreement and Amended Technology Agreement between us and SenCer includes multiple technology applications—the “igniter” application and the oxygen sensor, fuel cell, brake pad and other automotive related applications. All of these technology applications with the exception of the “igniter” application were included in the original joint venture agreement between General Automotive and SenCer. The igniter application was added to the current Joint Venture Agreement and the Amended Technology License Agreement, because we determined that including of the igniter technology was necessary to be able to attract capital for our business.

Our Dependence Upon SenCer and General Automotive

Our business is highly dependent upon the participation of our co-founders, General Automotive that will provide its marketing expertise and services to us and SenCer that will provide its technical expertise to us.

Our business is further dependent upon the technology that we will license from SenCer. In accordance with the Technology License Agreement that we entered into with SenCer, SenCer has granted us a perpetual worldwide license to use its existing ceramic composite technology as well as any such technology developed thereafter using the UltraTemp, Ceris or Ceros products for the transportation and appliance gas ignition markets, including for the development of gas igniters, appliance igniters, flue gas sensors, automotive sensor heaters, automotive gas sensors, fuel cell stack and components, head and gas distribution products.

SenCer’s UltraTemp Technologies

Our future products are being developed using SenCer’s technology conveyed to us, “UltraTemp” and “UltraTemp-A and UltraTemp-C”, which are used to develop new ceramic fiber matrix composites that create surface bonds with metals and ceramics that are long-lasting and has been successfully tested to operate as high as 1800 degrees. UltraTemp, UltraTemp-A and UltraTemp-C produce a physical core structure and fiber physiology to allow a bond when coatings of high purity oxide and metals are replaced on the surface and co-fired with the composite. The flexibility of the technologies allows us to specifically tailor the composite and coatings and required shapes and reshapes to the specific needs of our prospective OEMs or other customers, including rapid design changes, without the need for costly hard tooling, which is possible through SenCer’s software based technologies.

Throughout our UltraTemp composite technologies we will attempt to provide the following properties to our future products:

•	adhesion to a wide range of coatings to ensure long life;

•	controlled pore size, which controls thermal properties;

•	chemical inertness, which allows a range of chemical combinations to fit the individual needs of an OEM or other customers;

•	stability at high operating temperatures;

•	increased durability; and

•	ability to be formulated into a wide variety of shapes, which provides OEMs with a precise and quick method to formulate and reformulate shapes, without the need for expensive tooling or retooling.

UltraTemp-C/ UltraTemp-A

The UltraTemp-C and UltraTemp-A technologies are new versions of SenCer’s core UltraTemp technology for OEM devices, which is composed of conductive layers well bonded to a composite thermal substrate. The UltraTemp-C and UltraTemp-A technologies are used to tailor specific OEMs devices for target markets. UltraTemp-C and UltraTemp-A has potential applications to high temperature clean furnaces, metal refining fixtures, heaters, sensors and igniters, thermal structures and fuel cells.

Description of our Future Products

Ceramic Igniter (Ceris)

A composite based hot surface igniter is being developed in our attempt to provide a lower cost, higher performance alternative to existing technologies. We will initially target home heating and appliance applications and then later focus on ceramic sensor and heater panel uses.

Ceramic Oxygen Sensor (Ceros)

We will attempt to develop a composite based oxygen sensor that is at a lower cost and higher performance for automotive, and home heating sensors. The development will be based upon a design that replaces expensive precious metal electrodes and attempts to perform with a higher output signal at lower process or engine temperatures.

Ceramic Oxide Brake Systems (Cerob)

We intend to develop composite based brake pads and assemblies in our attempt to produce lower heat infiltration into automobile rotors and calipers, which are the primary components of brake pads.

Ceramic Oxide Fuel Cells (Cerofc)

We plan to develop a solid oxide fuel cell which uses our bonding technology in our attempt to produce lower operating temperatures at higher power outputs for the fuel cell. The UltraTemp-C based fuel cell assemblies will incorporate high temperature power couplings designed for long life and an integrated gas seal based proprietary glass formula for hydrogen sealing.

We will brand the “Ceris”, “Ceros”, “Cerob” and “Cerofc” names to market our future products described above.

Igniter Development

PRODUCT DEVELOPMENT

We are developing and intend to develop our products, such as gas system and appliance igniters, oxygen sensors, fuel cells and brake pads, primarily for OEMs, manufacturers, industry distributors and resellers that operate in the home device, automotive, heating and cooling industries. There is a new and expanding market for igniters related to fuel cells. These igniters will need to operate in hydrogen and may require some modification of our current technology. Development of igniters for fuel cells would be contingent upon the needs of co-developers or OEMs and we have no present plans to develop igniters for fuel cells unless we secure an agreement on acceptable terms with a co-developer or OEM. We develop, with the assistance of SenCer, the technologies for our products and develop the products themselves, including our UltraTemp and UltraTemp-A and UltraTemp-C technologies to create long-lasting, high-temperature surface bonds between new ceramic composites and metals and ceramics. Contingent upon adequate financing and certain other contingencies and risks under the heading “Risk Factors” in this Prospectus, we intend to develop multiple levels of distribution throughout the United States and then internationally. We seek to develop less costly and more effective alternatives to existing products by using SenCer’s proprietary technologies and processes. We will primarily focus our resources on marketing and third party partnership arrangements. Technical support in these endeavors will be provided by the relationship and Technology Licensing Agreement with SenCer. Prior to establishing our own employees and leasing production and research and development space at our corporate headquarters in Penn Yan, New York (see Description of Property Section beginning on page 39), SenCer established a research facility and manufacturing capability at our now corporate headquarters. Our corporate headquarters is occupied by SenCer and our employees who will both engage in research and development and production activities in connection with our business. To the extent that we use SenCer’s employees for our research, which has not occurred to date, we will sub-contract for SenCer’s research services, which contract will contain a pre-budgeted agreed upon plan with milestone achievements. We do not leave any space from SenCer.

SenCer, through several years’ direct effort by Mr. David Burt, had developed a ceramic emitter for plastic welding and had successfully tested several prototypes for temperature and radiation. In reviewing the emitter technology, and after discussions on its use as an igniter with several OEM’s, the principal officers of our to be co-founders decided to include the technology in discussions of a joint venture. Although the ceramic emitter had some parallels in functionality to the igniter technology we developed, it had no application to the licensed technology that was eventually licensed to us by SenCer, i.e. for use in the transportation and gas ignition markets. No outside sources, other than discussions with end users regarding requests to improve the technology were used. After transfer of the technology to us as outlined in the Technology License Agreement, we continued SenCer’s development and prototype testing by perfecting the synthesis of the core compounds for final design of the igniter and to test production techniques for these materials. In June 2010, we completed successful synthesis of the conductive compounds and substrate materials utilizing in-house production methods.

Task 1.	Igniter Development and Testing (CERIS)

We previously planned on our Phase I development being 6 months, which we began in February 2010 At the time, we were on track with the milestone achievements of developing an in-house conductive materials synthesis for the igniter and to complete initial prototypes by the last week of July 2010; however, because we received feedback from various OEMS about product requirements, we have incorporated that in our testing schedule by conducting more extensive life cycle testing to determine the potential longevity of the igniter, which extended the completion of our developmental work to the end of 2010. Therefore, our developmental period has been extended from the original projected 6 months to 11 months.

The initial work has centered on the development of the proprietary conductive layers for the igniter. Conductive layers serve the purpose of providing a resistive heating element for the igniter. We have acquired final sources of all raw materials and equipment necessary to do initial and production runs. Dr. Creedon, our consultant, has provided the necessary calculations to conduct first trials of producing conductive perovskite, a material with the same type of crystal structure as calcium titanium oxide, which serves the purpose of creating the conductive resistive materials. Equipment has been acquired and installed to develop both a preliminary and production size capacity. We completed the pre-prototype and final prototype for the 12 and 24-volt igniter in December 2010 with aging tests still ongoing into 2011. Our aging tests have passed the 31-day period deemed to be successful aging. The pre-prototype stage focused on the material aspects and properties of the materials. This pre-prototype stage occurred from July 2010 to September 2010 and culminated in a first demonstration of a 12 and 24 volt igniter which we presented to Emerson in October of 2010. The 120 volt design will progress in parallel to the foregoing plan.

The initial design is complete and we have acquired a new production lot for the composite base. This material is 1/3 the price of the original prototypes that was developed by SenCer and the supplier has assured long term acquisition of this material, although we do not have a verbal or written agreement to ensure any prolonged acquisition of this material, nor are there any assurances that we will be able to secure the material on a long term basis. We will run 2 lots of the composite base, one with the old chemistry, which is no longer available and one with the new lot. These will be analyzed to assure there is no degradation from the new chemistry.

All bench designs, which serve the purpose of testing the igniter designed to the OEM’s are complete. We own one piece of analytical equipment, a thermal expansion unit, valued at $25,500 as referenced in Note 4 (Equipment) to our audited financials at page F-33. As also disclosed on page 28, pursuant to an arrangement between SenCer and us and consistent with SenCer’s role to develop the technologies, SenCer has permitted us to use its testing equipment, manufacturing equipment for prototypes and software. This equipment will allow us to fully characterize and test under all conditions for the igniter. Final bench programming to allow for CSA certification tests is half complete. In addition portable prototype demonstration packages are almost complete for showing potential customers a direct side by side comparison of our igniters against competitors’ igniters.

Task 2.	Igniter Marketing / Patents (CERIS)

We have developed a presentation to interest potential OEM partners. OEM partners are interested in another market source and would provide internal testing of our igniters prior to purchase. Once the initial prototypes are complete we will have our patent attorneys, Brian Shaw of Harter Secrest & Emery, LLP, conduct a patent review of the first 2 patents.

Task 3.	Continued Product Development

Once the Igniter Development has concluded we will continue our development efforts on the Ceramic Oxygen Sensor (Ceros), Ceramic Oxide Brake Systems (Cerob), and Ceramic Oxide Fuel Cells (Cerofc). We have sought and will continue to seek partnerships with both commercial and government agencies. At the present time, no agreements, arrangements or understandings have been completed regarding those potential partnerships.

Phase I Work Scope - (CERIS) Igniter

Task 1.	Igniter Development and Testing (CERIS)

We will fabricate a 12, 24 and 120 volt initial ceramic igniter design and synthesize the conductive compound and underlying substrate. Testing and will be done on hermetically coated and uncoated samples to characterize the best system. We will conduct marketing efforts in the form of parallel testing at original equipment companies and provide a written evaluation and input for final design to the original equipment companies.

We have thus far met the following primary objectives: (a) developed an in-house conductive compound synthesis; (b) further developed the substrate utilizing lower cost materials; and (c) repeatedly tested all synthesis steps. We constantly update our development based upon feedback we receive from our test results on in-house processes. We expect to complete development of our first prototype by the end of 2010.

Design optimization efforts will fall into the following five subtasks:

Task 1.1    Fabricate Final Shape—We will work with industry end users to develop a 12, 24 and 120 volt standard shape and will develop further shapes based upon the manufacturer’s input. Several costing candidates will be investigated based upon different chemistries.

Task 1.2    Develop Cycling and Gas Ignition Bench Software—A standard set of test programs will be written to address multiple part testing. This standard software will be utilized on several bench systems for life cycle testing. These tests will conform to CSA requirements.

Task 1.3    Ink Development-Perovskite and Other Candidates—The candidate conductive powders, once synthesized, will be turned into a ceramic inks for eventual silk screening or injecting onto the substrates. Once dried and heated to high temperature, the inks form a target resistance that governs gas ignition voltage and temperature. The ink patterns themselves control the 12, 24, and 110 volt operation. The candidates will be evaluated based upon cost and performance (life).

Task 1.4    Cycling Tests Bench A—OEM data has revealed the need for 200,000 on/off cycles for acceptance testing and the need for 100% ignition at the respective 12, 24 and 110 volt specifications. This is a typical life cycle for home heating systems. Bench A will be used with an automated control system to gather cycle data including, current, voltage, calculated resistance, and temperature. Visual or Scanning Electron Microscope (SEM) and chemical (X-Ray diffraction) inspection will be done after multiple cycling to assess further what the life cycle characteristics are of the different voltage igniters.

Task 1.5    Percent Ignition Cycling Tests Bench B—An automated gas valve system will be programmed and setup to gather percent ignition and corresponding temperature of ignition success data. Timing of this test will closely resemble a typical gas furnace system.

Task 1.6    CSA Testing-Certification—Tests will be conducted at CSA facilities for final qualification.

Task 1.7    Other Shape Development—Through OEM requests, we will develop shape characteristics within the capability of the technology. New shape forms will be investigated for specific applications.

Igniter Development Precursor Work

Project	Description	Work Performed By	Technology Ownership		Dates
UltraTemp-C	Develop Fuel Cell Compatible Composite	SenCer	SenCer		3/2002-11/2008

Emitter	Develop Conductive Emitter (Plastic Welding)	SenCer	SenCer		10/2007-11/2008

Igniter	Proof of Concept – Initial Igniter	GreenCell	GreenCell		1/2010-Present

Note: Technology Transfer to GreenCell Through JV Agreement

Igniter	Develop Commercial Prototype	GreenCell	GreenCell		1/2010-Present

Current Development Timeline

Igniter	Project Start	GreenCell	GreenCell		2/2010

Igniter	UltraTemp-C Composite Completion	GreenCell	GreenCell		2/2010-6/2010

Igniter	Ink/Layer Development	GreenCell	GreenCell		3/2010-Present

	Internal Synthesis of Compounds Ink synthesis Layer Application on Substrate		(Estimated	)

Igniter	Initial OEM Prototype	GreenCell	GreenCell		9/2010

Igniter	Aging (Electrical/longevity) Tests	GreenCell	GreenCell		9/2010-Present

Igniter	First OEM Presentation	GreenCell	GreenCell		10/2010

Igniter	Final GreenCell Testing	GreenCell	GreenCell		10/2010-6/2011

Igniter	CSA Testing	CSA International	GreenCell		6/2011 (Estimated)

Igniter	Projected Initial Order	GreenCell	GreenCell		Fourth Quarter of 2011

The first OEM presentation was made to Emerson Climate Technologies (“Emerson”) and resulted in Emerson requesting a quotation for a production run of 300,000 igniter units. Emerson has offered to jointly design and test those units in the field. We have submitted our quotation to Emerson; however, to date, there is no verbal or written agreement between Emerson and us regarding the potential order or joint design and testing. To date, Emerson has not participated in any development.

The table above outlines the precursor technology development at SenCer and the progress of our development timelines for the igniter. The progression of events regarding us involved qualifying newer raw material candidates during fabrication of UltraTemp-C and conducting in-house development of the conductive inks. The conductive inks are synthesized from the precursor chemicals and high temperature fired to form the compound. Inks are then made using specific chemical formulas that we have developed. The process involves fabrication of the UltraTemp-C substrate, then application of the conductive ink layer onto the substrate with final high temperature heating to form the finished igniters. The finished igniters are then bench tested for electrical performance and long term aging or longevity stability.

The UltraTemp-C igniter is a two component device. The design utilizes a substrate or encapsulant of a ceramic composite (UltraTemp-C) with a bonded layer of a conductive oxide ceramic (ink resistance layer) to formulate a design that includes cost improvements and oxidation resistance. Voltage is applied to the conductive layer and within approximately 17 seconds or less and the conductive layer is heated to 900-1200 degrees centigrade and a flowing gas is passed over the device for ignition of the gas.

Task 2.	Igniter Marketing / Patents (CERIS)

Task  2.1    Product Design Review—The final assessment for manufacturing an initial lot of igniters will be made.

Task 2.2    Patent Filing—Patent applications will be reviewed and filed for the Ceris Product and ancillary process patents.

Task 2.3    Marketing: First OEM Tests—Once suitable initial candidates are ready, through us and market leader testing, a portable prototype station will be completed and presentations of the technology will be made available for evaluation to potential customers that want us to license our technology to them or enter into partner licensing arrangements.

Business Strategy

Our business strategy is to:

•	Initially, develop the home gas appliance igniter segment of the devices market, followed by development of our planned automotive related products; fuel cells; oxygen sensors and brake pads;

•

establish, sustain and expand our market position through growth, strategic alliances, while increasing our focus on cost reductions to drive margin expansion and support growth into target business segments;

•

create innovative solutions in all of our markets by developing products that provide more precise control over indoor environments, while significantly lowering energy costs, such as our development of a new oxygen sensor for the home heating industry for fuel energy savings as well as to serve as an integrated safety system by replacing smoke and carbon dioxide detectors but performing the same functions;

•

provide manufacturing and sourcing excellence by driving low-cost assembly through rationalization of our facilities and product lines, maximizing factory efficiencies, and leveraging our purchasing power and sourcing initiatives to expand the use of our components; and

•	grow an international presence by extending our domestic business model and product knowledge into developing international markets.

Competition

Our competitors have greater financial and operational resources, more technological personnel, product variability, brand name recognition than we do. The markets in which we participate are highly competitive. Our future igniter product has competitors in the home heating and automotive industries, including Saint-Gobain Corporation and Kyocera Corporation. Our future oxygen sensor product has competitors in the automotive industries, including Bosch, NGK Spark Plugs USA, Inc., Denso Corporation, and AC Delco. Our future fuel cell and brake pad products have competitors in the automotive industry, including Siemens USA, Ford Motor Company, General Motors, Chrysler Corp, Toyota Corp and Federal-Mogul Corporation. SenCer’s UltraTemp-C Technology that will be used in our future products has competitors in all of the foregoing industries.

The most significant competitive factors we face are product reliability, product performance, product availability, service and price. The automotive, home heating, and supply industries are highly fragmented and extremely competitive. We will attempt to compete against our competitors, contingent upon adequate financing, by:

•	refining our current technologies;

•	developing new related technologies;

•	expanding our manufacturing facilities;

•	expanding new products into existing markets;

•	searching for new markets and products; and

•	entering into co-partnering arrangements described immediately below.

Co-Partnering

Because there are synergies between the above and many other competitors and us, we may seek to enter into suitable co-partnering arrangements or agreements with any one or a combination of the above or other competitors. The co-partnering arrangements may include:

•	supplying our individual product to the co-partner;

•	sub-licensing our technology to the co-partner;

•	supplying sub-assembly manufacturers with our component part;

•	developing targeted applications for the co-partner;

•	utilizing our rapid prototyping technology, as explained immediately below for new product development on behalf of co-partners;

•	expanding new products into existing markets; and

•	searching for new markets and products.

Rapid Prototyping Technology

We have established a rapid prototyping technology and pilot production capacity through our relationship with SenCer. This capacity, in which SenCer has been producing components for 10 years, involves a software manufacturing system with robotic production systems for fabricating components. This is unique in the ceramic field because: (a) we can form final shape components without the need for expensive tooling and final diamond machining; and (b) the process can produce small devices less than 5 inches up to components that are massive for the ceramic industry, 24 inches by 28 inches.

Manufacturing

Manufacturing will be accomplished through negotiations and either entering into an agreement with SenCer to use their manufacturing equipment at our New York facility or use the manufacturing facilities and capabilities of third party manufacturers.

Our Manufacturing Abilities

Because we lease the entire New York facility where SenCer had previously established manufacturing processes, we may conduct our own manufacturing. SenCer has previously developed manufacturing processes to implement efficient and flexible production equipment. Should we undertake our own manufacturing, we plan to rent SenCer’s manufacturing equipment, including: (a) advanced, commercially available manufacturing software and computer-aided design, computer-aided manufacturing, computational fluid dynamics and other sophisticated design tools to streamline the design and manufacturing processes; (b) complex computer simulations and analyses in the conceptual design phase before functional prototypes are created; (c) 4 ceramic production milling machines; (d) 5 high temperature furnaces for production; (e) 3 high temperature furnaces for prototype laboratory analyses; (f) compound synthesis and ink making equipment to develop proprietary layers and chemistries; and (g) analytical instrumentation including a laser particle analyser, thermal analysis equipment, mechanical testing equipment, and microscopic analysis equipment for materials development and quality assurance tracking during manufacturing.

We have no present agreements, understandings or arrangements with SenCer to rent their equipment and we have no present calculation of the cost involved in renting the equipment from SenCer; however, pursuant to an arrangement between SenCer and us and consistent with SenCer’s role to develop the technologies, it has permitted us to use its testing equipment, manufacturing equipment for prototypes and software. As indicated above, if SenCer undertakes our manufacturing, we will lease such equipment from SenCer. There is no assurance that we will have sufficient financial resources to secure additional equipment. There is no assurance that we will ever use our New York facility for our manufacturing needs.

We have invested in a thermal expansion analytical instrument that is used in each product development stage to maximize product lifetime by measuring the thermal expansion of materials to 1600C. It is critical in the design of our future products when layers are combined to minimize thermal stress in the product and to adjust our manufacturing processes accordingly, regardless of whether we or a third party manufacturer ultimately undertakes our manufacturing process.

Should we undertake our own manufacturing, we will attempt to embrace lean-manufacturing principles to reduce waste by shortening the timeline between the customer order and delivery, accomplished by initiatives to achieve high product quality across our manufacturing operations. We will attempt to work both independently and with OEMs to design new products, improve performance and technical features of existing products and develop methods to lower manufacturing costs. We will attempt to form technical alliances with engineering firms to identify long-term engineering opportunities.

Third-Party Manufacturing

Our current leased space has the capacity only to produce approximately 2,000 igniters per month; should our demand exceed that level we will need to add additional equipment in our current facility or hire third party manufacturers. Even if our demand does not exceed that level, we may solely use the services of a third-party manufacturer. Should we enter into a co-development agreement where the co-developer has manufacturing facilities that meet our needs, those manufacturing services may be part of a co-development agreement. We have no present agreements with a third party manufacturer. There is no assurance that we ever be able to secure a third-party manufacturer to accomplish our manufacturing objectives on reasonable terms.

Capital Equipment

SenCer’s capital equipment currently consists of: (a) computer numerically controlled production equipment to fabricate shape and other design features according to an OEM’s specifications; (b) powder synthesis equipment to synthesize the composite material; and (c) high temperature furnaces to harden the composite material.

Inventory

We will attempt to implement a Just in Time inventory system where our products are delivered just when needed and neither sooner or later. In other words, we will make the final product from design engineering to the last manufacturing operation before delivery. Therefore, we will not typically maintain inventory.

Working Capital

Our future liquidity sources and requirements will depend on many factors, including the availability of additional financing, on commercially reasonable terms, through the sale of equity securities, market acceptance of our products, and our ability to effectively and efficiently produce and market our products. We expect to use our current capital resources for ongoing research and development of products.

Payment Terms

We will require an initial payment to secure a product order that will be equivalent to our material costs to secure an order, with the remaining amount due within 10-30 days.

Marketing

We will primarily market our future products to manufacturers, distributors and wholesalers in the home device, heating and cooling, automotive industries, which does not involve mass marketing. Our initial marketing efforts will be limited to developing relationships with OEMs that have already been developed in those industries by our officers and establishing new OEM relationships and attending trade shows in the home heating, cooling, automotive industries. To date, our Chief Executive Officer has attempted to develop relationships with OEMs that he already had developed in the past through his position as Chief Executive Officer of General Automotive, as well as new relationships with other OEMs; however, no agreements, permanent arrangements or understandings have been reached between those OEMs and us.

Dependency Upon a Single or a Few Customers

We currently do not have any customers. We do not anticipate becoming dependent upon one or a few customers since we will be offering our products to OEMs, component builders, and end users in the home heating and cooling, and automotive fields. Should we enter into a co-partnering or supplier agreement with other companies that provide for a continuous supply of our products, we may have a single or a few customers that account for more than ten percent of our business.

Research and Development

We have incurred $112,149 in research and development expenses from our inception on December 7, 2009 to December 31, 2010. Our co-founder, SenCer, spent $187,000 on research and development during calendar year 2009 on ceramic emitted development, power fuel cell components (non-joint venture technology), material synthesis development and composite device development.

Suppliers

We will require a dependable supply of the following materials for our future products:

•	Ceramic oxides

•	Ceramic fibers

•	Thermal wire

•	Brazing alloys

•	Potting compounds

We do not have any agreements or current arrangements to obtain a guaranteed supply of these materials. We will obtain our materials on an as-needed basis from global suppliers of ceramic oxides and from United States regional suppliers of ceramic fibers, thermal wire, brazing alloys, and potting compounds. Because there are multiple suppliers that exist in each of these materials, we do not expect to encounter any supply difficulties.

We may encounter shortages or supply interruptions, which could result in increased costs for our products or significant delays in the manufacturing process, each of which would have a material adverse effect on our revenues. We may from time to time enter into written agreements should we obtain favorable supplier, delivery and price terms, in particular with regard to fiber suppliers, as a result of process specific specifications required in the supply of the ceramic fiber materials we need.

Seasonal Nature of Business

We do not anticipate any seasonal factors affecting our potential revenues.

Patents and Intellectual Property/Licenses/Trademarks/Franchises

Patents/Intellectual Property

We do not currently own any patents to our proprietary intellectual properties. During the first twenty-four months of our Plan of Operations and contingent upon adequate financing, we, along with SenCer, plan to jointly file patent applications for our processes and technologies.

Licenses/Royalties

As detailed more fully on page 32 of this Prospectus, we have a December 8, 2009 Technology License Agreement and an amended August 26, 2010 Technology License Agreement with SenCer, wherein SenCer granted to us an exclusive worldwide license to use its existing ceramic composite technology as well as any such technology developed thereafter using the UltraTemp, Ceris or Ceros products for the transportation and appliance gas ignition markets , including gas igniters, appliance igniters, flue gas sensors, automotive sensor heaters, automotive gas sensors, fuel cell stack and components, head and gas distribution products. In return for the granting the igniter technology license, we are required to pay SenCer a royalty on a quarterly basis of 2% of the gross sales or further licensing of the igniter technology or the sale of products which include that technology. This 2% royalty will not be paid on planned future products: oxygen sensor, fuel cell and brake pads. In other words, the 2% royalty is solely limited to the igniter. SenCer is permitted to by the joint venture agreement to develop any core UltraTemp applications that are not provided for in the joint venture agreement.

SenCer had developed some early prototypes of the technology for a completely different application, a ceramic emitter to be used in plastic welding. This is the work referred to regarding the royalty payment. Since this technology was not automotive or gas ignition it was determined that a separate royalty was consistent with SenCer having conceived the new igniter market. No work was done on the igniter technology until after the Joint Venture Agreement was signed. SenCer is permitted to by the joint venture agreement to develop any core UltraTemp applications that are not provided for in the joint venture agreement.

Trademarks

We do not have any trademarks.

Governmental Regulation

We are unaware of and do not anticipate having to expend significant resources to comply with any governmental regulations of the home heating and automotive electronics and accessories industry. We are subject to the laws and regulations of those jurisdictions in which we plan to sell our products, which are generally applicable to business operations such as ours, such as laws relating to health and safety of employees, product safety, and laws affecting the environment, business licensing requirements, income taxes and payroll taxes.

Certification Requirements

On September 30, 2004, The Rochester Institute of Technology, through a Department of Labor grant to prepare a strategic business assessment of SenCer, acquired the CSA International regulations on SenCer’s behalf for hot surface igniters in conjunction with preparing an igniter business plan for us.

The process for CSA certification is typically 1-2 months. We will pre-test the candidate igniters at our facilities and once assured of meeting the requirements outlined in the documented specifications, we will submit a set of test samples to CSA. CSA will then conduct their own independent tests outlined in the industry specifications to insure compliance.

CSA International is a global provider of product testing and certification services for the United States, Canada and countries worldwide, for electrical, plumbing, gas and mechanical products. All suppliers of ceramic igniters are required to have this certification.

Once we enter the manufacturing phase of our business, we expect to seek an Igniter CSA Certification from CSA International and an ISO 9002 Certification from the International Organization for Standardization. The CSA certification is required by OEMs to be able to include igniters in OEM certified equipment. While an ISO 9002 certification is not required, it is a common industry standard.

Compliance with Environmental Laws

SenCer’s facilities and operations, which we will be using for our research and development and manufacturing needs, are subject to a wide spectrum of federal, state and local environmental laws, regulations, ordinances and directives, including those related to air emissions, wastewater discharges and chemical and hazardous waste management and disposal. Additionally, our operations are governed by laws relating to workplace safety and worker health, including the Occupational Safety and Health Act laws. The nature of SenCer’s and our operations expose us to environmental and worker health and safety claims and liabilities, which we believe that SenCer’s current operations are in compliance with. There is no assurance that we will not incur material costs in connection with environmental related liabilities or claims.

We believe that the future cost of compliance with existing environmental laws will not have a material adverse effect on our business, financial condition or results of operations. In so far as our actual future products, all materials are made from stable metal oxides and the solvent system is simple water, which would not likely have a significant environmental impact because the raw materials for these products do not react chemically with the environment either during manufacturing or at the end of their life-cycle. However, future events, such as changes in existing environmental laws or their interpretation or the discovery of presently unknown conditions, may give rise to additional compliance costs or liabilities for the subsidiaries that could have a material adverse effect on our business, financial condition or results of operations.

We do not believe that we have material environmental issues pertaining to our manufacturing facilities from prior owners or leases. The buildings were constructed during the 1960’s and were occupied by a trucking company, who then donated them to Yates County, New York, and were never used by any industrial manufacturing or other concern that to our knowledge would cause environmental claims or liabilities.

Employees

We have five employees:

•

Our Chief Executive Officer/Chief Financial Officer/Chief Accounting Officer/Secretary/Treasurer/Chairman of the Board, Dan Valladao, who directs our operations and directs our marketing program, who is also the Chief Executive Officer/Chairman of the Board of our co-founder, General Automotive;

•	Our Chief Technology Officer/Director, David Burt, who develops our technologies and future products, who is also the President of our co-founder, SenCer;

•	Project Administrator/Bookkeeper;

•	Quality Manager/Technician; and

•	Technician

Our Chief Executive Officer devotes 30% of his time to us and 70% to General Automotive. Once we generate revenues, if ever, we expect that our Chief Executive Officer will devote an increasing but presently indeterminable percentage of his time to us. Our Chief Technology Officer devotes 70% of his time to us and 30% to SenCer.

We use consultants on an as-needed basis to assist us with design, material development, electron microscope, x-ray and chemical analyses. We have thus far used the services of Dr. Matthew Creedon and Dr. P. Darrell Ownby of the Missouri University of Science and Technology for those purposes, who invoice us for their services at the rate of $100 per hour. We have no written agreement with Dr. Creedon or Dr. Ownby pertaining to their consulting services nor do we intend to enter into any written agreement with them. Additionally, we do not intend to hire Dr. Creedon or Dr. Ownby as our employees. Both Dr. Creedon and Dr. Ownby hold PhD Degrees in Material Science.

Material Agreements

Joint Venture Agreement/Amended Joint Venture Agreement between our co-founders, SenCer and General Automotive

On December 6, 2009, SenCer, as a ceramic technology development and manufacturing company that has developed certain technology that has potential application in the automotive and home heating/cooling and appliance industries entered into a Joint Venture Agreement with General Automotive, an automotive parts importing and distribution company to form us and provide technology, marketing and advisory services to us. The agreement provides that SenCer, Inc. will provide its technical expertise and General Automotive will provide its marketing expertise to us. From an operational standpoint: (a) General Automotive will oversee all marketing of our products, and use its and our Chief Executive Officer’s already established relationships, and attempt to engage new relationships, to secure manufacturers, co-manufacturers, and product distributors in arrangements, agreements, co-partnerships or sublicensing agreements; and (b) SenCer will continue to provide oversight of all development and technical aspects of our product development and manufacturing. Neither General Automotive nor SenCer are contractually or otherwise required to perform the operational roles stated in (a) and (b). Additionally, the agreement provides that: (a) there will be an initial three member board comprised of Dan Valladao, David Burt, and Samuel Reeder, each for a two year term; (b) we will have one hundred million (100,000,000) authorized shares; (c) we will seek to raise one million dollars of private capital; (d) James Byrd, Jr. (or his company) will provide consulting services to us in strategic business growth and development for which we will pay him 2,800,000 shares of common stock; (e) James Painter (or his company) will provide consulting in the areas of investor relations and shareholder relations, for which he will be paid 2,800,000 shares; (f) Law Office of Frederick M. Lehrer, P A will be paid 400,000 shares for SEC and related legal work; (g) SenCer and General Automotive will each receive 10,750,000 shares for their respective services, know-how and technology; (h) Dan Valladao will be our Chief Executive Officer and David Burt will be our Chief Technology Officer; and (i) Dan Valladao will receive a salary of $5,000 per month for his work as Chief Executive Officer under a three year employment agreement and David Burt will receive an initial base salary of $2,500 per month, both of which will be provided for in a three year employment agreement effective January 1, 2010.

We have an Amended Joint Venture Agreement dated July 13, 2010, which provides that board members may not be removed without the affirmative vote of more than seventy-five percent of our issued and outstanding shares.

Technology License Agreement/Amended Technology License Agreement

On December 8, 2009, SenCer, Inc., the licensor, entered into a Technology License Agreement with us effective as of that same date. The agreement provides that SenCer granted to us a perpetual, irrevocable, exclusive, and non- transferable, unlimited, unrestricted, worldwide license to use its existing ceramic composite technology as well as any such technology developed thereafter using the UltraTemp, Ceris or Ceros products for the transportation and appliance gas ignition markets , including gas igniters, appliance igniters, flue gas sensors, automotive sensor heaters, automotive gas sensors, fuel cell stack and components, head and gas distribution products. In return for the grant of the license, we are required to pay SenCer on a quarterly basis, 2% of the gross sales pertaining to further licensing of the igniter technology or the sale of the process, which includes that technology. Further licensing refers to our core products technologies that will be used in manufacturing other products and/or we enter into manufacturing, co-manufacturing or distribution agreements where licensing of our technology will be an inherent element in such other products. The royalty does not limited to the igniter and this igniter technology, but not to our other future planned products; oxygen igniters, fuel cells, and other products.

“Derivative Technology” is defined in the agreement as any and all proprietary processes, inventions, discoveries, technology, apparatus, tools, drawings, designs, plans…and any and all other intellectual property or proprietary information discovered, derived or developed from or based on the “Licensor Technology” defined immediately below, or as a result of our use of the Licensor Technology. “Licensor Technology” is defined in the agreement as any and all proprietary processes, inventions, discoveries, technology, apparatus, tools, drawings, designs, plans…and any and all other intellectual property or proprietary information, that presently exists or is developed prior to, on or after the date of the agreement relating in any way to SenCer’s ceramic composite technology using the UltraTemp, Ceris or Ceros products, including gas igniters, appliance igniters, flue gas sensors, automotive sensor heaters, automotive gas sensors, fuel cell stacks and components, heat and gas distribution products, but excluding plastic welding for automotive components, and operational capabilities related thereto. “Fields of Use” means UltraTemp, Ceris or Ceros technology for the transportation or appliance gas ignition markets.

The agreement provides that SenCer, as the licensor of the Derivative Technology, agrees that we are the worldwide owner of: (a) any and all Derivative Technology made or developed by SenCer for us, alone or jointly with others, during the term and within the fields of use; and (b) any and all intellectual property and proprietary rights in such Derivative Technology in the Fields of use, including without limitation the worldwide patents for such Derivative Technology and all subsidiary rights in such Derivative Technology.

The agreement and the license is effective as of the Viability Confirmation Date and will continue in perpetuity; however, if after 5 years any portion of the technology has not been developed or brought to market, the exclusive nature of the license is lost as to the specific aspect of the license, and SenCer may license such technology elsewhere. The Viability Confirmation Date is the date upon which we achieve CSA certification.

The agreement is subject to certain representations and warranties made by SenCer.

We have an August 26, 2010 Amended Technology License Agreement, which removes a previous erroneous reference to an “operating agreement,” and amends the agreement to reflect that the license is granted on the date of execution of the amended agreement, August 26, 2010.

Employment Agreement with Dan Valladao

We entered into an Employment Agreement between us and Chief Executive Officer, Dan Valladao. The term of the employment agreement is from January 1, 2010 to December 31, 2012. In return for his services as our Chief Executive Officer, the agreement provides that Mr. Valladao will receive a base salary of $5,000 per month, plus performance bonuses awarded by our Board of Directors. We may terminate the agreement: (a) for cause, including material breaches of the agreement that are not cured within five (5) business days, a criminal conviction punishable by imprisonment of more than one year involving a crime that includes gross dishonesty or bad morals, engaging in conduct that is detrimental to our reputation, character or standing or that of our shareholders, or a finding by an arbitration panel that the employee breached the non-compete or non-disclosure agreement with us; or (b) without cause by a majority vote of our Board of Directors.

The employee may terminate his employment with “good reason” if: (a) there is any change in the duties and responsibilities of the employee that is inconsistent with the employee’s duties, responsibilities, or status with us; (b) we reduce the employee’s base salary; (c) we relocate our principal executive offices away from Central Florida; (d) we refuse to permit the employee to engage in activities not directly related to our business, which employee was permitted to do prior to the employment agreement; (e) we fail to provide the indemnification provided for in our bylaws or any other written agreement between the employee and us; (f) we fail to obtain the assumption agreement from any successor giving rise to a change in control; or (g) there is any other material breach of this agreement.

With respect to (c) above, “relocat[ing] our principal executive offices away from Central Florida”, as a termination right with “good reason”, Dan Valladao was actively involved in the decision to consolidate our office and operations in New York and was involved in negotiating the lease for the New York facility, and has waived his rights to termination with good cause due to relocation of our office and operations to New York (See Exhibit 10.11). Our Board of Directors unanimously approved of Dan Valladao’s waiver in this regard.

Upon the termination of the employment agreement with cause by a majority vote of our Board of Directors, no rights will accrue to the employee prior to the termination date to receive any bonus fully-earned through the date of such termination.

If an employee’s employment is terminated due to death, the employee’s estate will be entitled to receive the base salary through the date of death and any bonus fully earned through the termination date. The employee’s surviving spouse will be eligible for continuation of family benefits subject to compliance with the insurance plan provisions at the full premium rate for a one year period after the termination date due to the employee’s death. The employee’s estate will not be entitled to any other benefits.

In the event of the employee’s disability, either through mental or physical illness, the employee will be entitled to receive the base salary provided for in Section 3 of the agreement accrued through the date of death, any bonus fully earned through the termination date and severance equal to 12 months salary, paid in 12 equal monthly installments. In the event of the employee’s disability, the employee’s estate will be entitled to no other benefits.

If the employment agreement is terminated due to the employee’s disability, termination of the employee without cause or for good reason, the employee will be entitled to receive his base salary accrued and any bonus fully earned through the date of the termination as well as severance equal to 12 months salary, paid out in 12 equal monthly installments.

The agreement is subject to confidentiality terms prohibiting the disclosure of confidential information.

Employment Agreement with David Burt

We entered into a January 1, 2010 Employment Agreement between us and our Chief Technology Officer, David Burt. The term of the employment agreement is for 24 months from January 1, 2010 to December 31, 2012. In return for his services as our Chief Technology Officer, the agreement provides that he will receive a base salary of $2,500 per month, plus performance bonuses awarded by our Board of Directors.

We may terminate the agreement: (a) for cause, including material breaches of the agreement that are not cured within five (5) business days, a criminal conviction punishable by imprisonment of more than one year involving a crime that includes gross dishonesty or bad morals, engaging in conduct that is detrimental to our reputation, character or standing or that of our shareholders, or an arbitration panel finding that the employee breached the non-compete or non-disclosure agreement with us; or (b) without cause by a majority vote of our Board of Directors.

The employee may terminate his employment with “good reason” if: (a) there is any change in the duties and responsibilities of the employee that is inconsistent with the employee’s duties, responsibilities, or status with the company; (b) we reduce the employee’s base salary; (c) we relocate our principal executive offices away from Central Florida; (d) we refuse to permit the employee to engage in activities not directly related to our business, which employee was permitted to do prior to the employment agreement; (e) we fail to provide the indemnification provided for in our bylaws or any other written agreement between the employee and us; (f) we fail to obtain the assumption agreement from any successor giving rise to a change in control; or (g) there is any other material breach of this agreement.

With respect to (c) above, “relocat[ing] our principal executive offices away from Central Florida”, as a termination right with “good reason”, David Burt was actively involved in the decision to consolidate our office and operations in New York and was involved in negotiating the lease for the New York facility, and has waived his rights to termination with good cause due to relocation of our office and operations to New York (See Exhibit 10.12). Our Board of Directors unanimously approved of David Burt’s waiver in this regard.

Upon the termination of the employment agreement with cause by a majority vote of our Board of Directors, no rights will accrue to the employee prior to the termination date to receive any bonus fully-earned through the date of such termination.

If an employee’s employment is terminated due to death, the employee’s estate will be entitled to receive the base salary through the date of death and any bonus fully earned through the termination date. The employee’s surviving spouse will be eligible for continuation of family benefits subject to compliance with the insurance plan provisions at the full premium rate for a one year period after the termination date due to the employee’s death. The employee’s estate will not be entitled to any other benefits.

In the event of the employee’s disability, either through mental or physical illness, the employee will be entitled to receive the base salary provided for in Section 3 of the agreement accrued through the date of death, any bonus fully earned through the termination date and severance equal to 12 months salary, paid in 12 equal monthly installments. In the event of the employee’s disability, the employee’s estate will be entitled to no other benefits.

If the employment agreement is terminated due to the employee’s disability, termination of the employee without cause or for good reason, the employee will be entitled to receive his base salary accrued and any bonus fully earned through the date of the termination as well as severance equal to 12 months salary, paid out in 12 equal monthly installments.

The agreement is subject to confidentiality terms prohibiting the disclosure of confidential information.

Consulting Agreement with Emerging Markets Consulting, LLC

We have a December 14, 2009 agreement with Emerging Markets Consulting, LLC, a Florida limited liability company controlled by James Painter, which provides that Emerging Markets Consulting, LLC will provide us for a term of (12) months with marketing, media, shareholder and investor relations and consulting services in exchange for issuing it 2,800,000 shares of our restricted common stock that are deemed earned upon execution. Neither James Painter or Emerging Markets Consulting, LLC are selling shareholders and therefore are not part of this offering. Emerging Markets Consulting, LLC gifted 100,000 of the 2,800,000 shares to two individuals in private transactions, resulting in it owning a total of 2,700,000 shares or 9% of our outstanding shares. The 2,700,000 shares and the 100,000 gifted shares, or any portion of either the 2,700,000 or 100,000, are not being registered herein and therefore are not part of this Offering. As reflected in the Selling Shareholder Chart beginning on page 16 and the Related Shareholder’s chart on page 18: (a) Ryan Painter, James Painter’s wife, individually purchased 190,000 shares, only 95,000 shares of which are being registered herein and are part of this Offering; (b) Margo Painter, James Painter’s mother, owns 80,000 shares, 75,000 shares of which Emerging Markets Consulting, LLC gifted to Margo Painter, and 5,000 shares of which Margo Painter purchased from us for cash consideration, only half of the 5,000 of which (2,500) shares are being registered herein and are part of this Offering; and (c) James S. Painter, Jr., James Painter’s father, purchased 200,000 shares for cash consideration, only 100,000 of which are being registered herein and are part of this Offering.

We have indemnified Emerging Markets Consulting, LLC and its officers in the December 14, 2009 agreement against liabilities arising as a result of the relationship between us and Emerging Markets Consulting, LLC.

Paragraph 3 of the consulting agreement between Emerging Markets Consulting, LLC and us (Exhibit 10.4), provides that all shares are deemed to be fully earned at the time the agreement is executed between the parties. The services are to be provided over a 12 month period; as of September 30, 2010, approximately 40% of the services have been rendered by Emerging Markets Consulting, LLC to us. From December 2009 to present, Emerging Markets Consulting, LLC has performed the following services.

a)	Meeting with our management to determine general market positioning as a public company, creating a corporate profile for us and reviewing the profile with our management;

b)	Conducting market research of public companies in similar technology fields and advising management on desirable capital structure, consistent with public market valuations of other similar companies;

c)	Advising our management on the nuances of the public markets with regard to having our shares trading on the OTCBB as opposed to exchange trading;

d)	Working with management to develop a plan and approach to marketing, public relations and investor relations once we become publicly traded;

e)	Assist management in development of its corporate website, including specific guidance on the creation of areas of investor relations, SEC filings, development of code of ethics and Regulation FD compliance and other investor information;

f)	Assist us in developing investor packages and establishing internal investor and shareholder relations protocols and practices; and

g)	General consultation with management regarding all other areas of marketing, public relations, investor relations and shareholder relations as needed.

Emerging Markets Consulting, LLC had an October 30, 2009 Business Consulting Agreement with General Automotive, Inc wherein Emerging Markets Consulting, LLC provides public dissemination services rendered to General Automotive from October 30, 2009 to October 30, 2010; however, the agreement was terminated in April 2010 by mutual agreement of the parties.

Emerging Markets Consulting, LLC has publicly disseminated no information pertaining to a) - g) above. Emerging Marketing Consulting, LLC will perform investor relations services on our behalf. Emerging Markets Consulting, LLC is not selling its shares on our behalf directly or indirectly, but rather has acquired shares for its own account and for its own investment purposes. Additionally, as previously discussed neither Emerging Markets Consulting, LLC or James Painter are selling shareholders and therefore are not part of this offering.

Business Consulting Agreement with Byrd & Company, LLC

We have a February 1, 2010 agreement with Byrd & Company, LLC, a Florida limited liability company owned and controlled by James Byrd, Jr., which provides that Byrd & Company, LLC will provide us with business consulting services for a period of twelve months, including to consult and advise about: (a) our corporate structure and strategic advice in connection with going public; (b) engaging appropriate SEC counsel, auditors, transfer agents and other professionals for the purpose of going public as a registered fully reporting public company. We have paid Byrd & Company, LLC: (a) a one time cash consulting fee of $10,000, which includes all initial work and costs associated with coordinating initial audit and filings with the SEC attorney and auditor, as well as use of Consultant’s office located at 2295 S. Hiawassee Rd., Suite. 414, Orlando, Florida 32835 for initial temporary office space, until April 2010, and to initial use of his administrative staff during the first 120 days to assist with SEC documentation and filings for us; (b) 2,800,000 shares of our restricted common stock, which shares will be deemed to be fully vested and earned upon the execution of the agreement.

From December 2009 to present, Byrd & Company, LLC has performed the following services for us:

a)	Working with management to assist us to become an SEC reporting company;

b)	Introduce SEC counsel and an SEC qualified auditor;

c)	Working with professionals to gather and prepare all documents necessary for the audit, and SEC and Blue Sky filings;

d)	Working with our management to develop our business plan;

e)	Providing office space and use of administrative staff to coordinate the collection, organization and delivery of all documents and files necessary for audit and other processes;

f)	Working with SEC counsel in the preparation of all SEC and other filings;

g)	Acting as a liaison between us and its professionals throughout the “going public” process;

h)	Coordination of any participation in all planning meetings with management and the Board of Directors on all strategic matters, such as review of licenses, agreements, joint venture documents executive summaries, advising us on development of a plan for positioning us for potentially obtaining government grants or other financial assistance to develop or deploy products and general business, operational, financial, sales and marketing or other advisory services as requested by our management.

Paragraph 4 of the consulting agreement between Byrd & Company, LLC and us (Exhibit 10.5), provides that all shares are deemed to be fully earned at the time the agreement is executed by the parties. Byrd and Company, LLC’s services are to be provided over a 12 month period and as of December 31, 2010, approximately 80% of the services have been rendered to us. Byrd & Company, LLC is not selling its shares on our behalf directly or indirectly, but rather has acquired its shares for its own account and for its own investment purposes.

We issued 2,800,000 shares of our common stock to Byrd & Company, LLC, a Florida Limited Liability Company controlled by James Byrd, Jr., in exchange for strategic planning and other services. Byrd and Company, LLC transferred 200,000 of those shares to a third party, John Schoene, in a private transaction for unrelated legal services rendered, resulting in Byrd & Company, LLC holding 2,600,000 shares. The certificate transferred to John Schoene contains a restrictive legend prohibiting transfer unless the shares comply with Rule 144. Mr. Byrd, through his SEP-IRA account, purchased 190,000 shares of common stock, at 10 cents per share, in our private placement, resulting in a total of 2,790,000 shares under his control, as further detailed in the selling shareholder table beginning on page 15. The only shares that are being registered herein and are therefore part of this offering are half of the 190,000 shares (95,000 shares) that James Byrd purchased through his SEP-IRA account (see footnote 1 to selling shareholder chart at page 17)

As reflected in the Selling Shareholder Chart on page 16 and the Related Shareholder Chart on page 18: (a) James S. Byrd,

Sr., James Byrd, Jr.’s father, purchased 50,000 shares, only half of which, 25,000 shares, are being registered herein and therefore are part of this offering; (b) Patricia L. Byrd, James Byrd, Jr’s sister, purchased 50,000 shares, only half of which, 25,000 shares, are being registered herein and therefore are part of this offering; (c) Tucker H. Byrd, James Byrd Jr.’s cousin, purchased 100,000 shares, only half of which, 50,000 shares are being registered herein and therefore part of this offering; (d) Linda Portman, James Byrd Jr.’s sister, purchased 150,000 shares, only half of which, 75,000 shares are being registered herein and therefore part of this offering; and (e) Joseph V. Uricchio, Jr., James Byrd, Jr.’s father-in-law, purchased 100,000 shares, only half of which, 50,000 shares, are being registered herein and are therefore part of this offering

Promissory Notes Agreements

Between July 15, 2010 and January 13, 2011, we issued 12 separate promissory notes to creditors who made loans to us, in the aggregate amount of $285,000. A complete table of the lender, date and amount of each promissory note is set forth below. Each note is unsecured and has a 12 month term with interest at the rate of 10% per annum payable along with the principal at maturity. There are no warrants, conversion rights or other equity features associated with these promissory notes. The promissory notes are governed by Florida law.

Name	Amount	Date of Note	Maturity Date	Amount Due at Maturity

James Painter, III*	$25,000	07/15/10	07/15/11	$27,500
James Byrd, Jr.* and Robin Byrd, TBE	$25,000	08/09/10	08/09/11	$27,500
James Painter, III*	$10,000	09/13/10	09/13/11	$11,000
James Painter, III*	$5,000	10/05/10	10/05/11	$5,500
James Painter, III*	$10,000	10/22/10	10/22/11	$11,000
James Painter, III*	$10,000	10/26/10	10/26/11	$11,000
James Painter, III*	$5,000	11/16/10	11/16/11	$5,500
James Painter, III*	$10,000	11/23/10	11/23/11	$11,000
James Painter, III*	$5,000	12/07/10	12/07/11	$5,500
James Painter, III*	$10,000	12/29/10	12/29/11	$11,000
Douglas James Nagel Revocable Trust of May 1, 1989, Amended**	$150,000	01/06/11	01/06/12	$165,000
Sinopoli Investment, LLC	$20,000	01/13/11	01/13/12	$22,000

	$285,000

*	Shareholder and also services agreement with us
**	Shareholder

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Cautionary Statement

The following discussion and analysis should be read in conjunction with the balance sheet as of December 31, 2010 and the financial statements for the period December 7, 2009 (Inception) to December 31, 2010 included with this Form S-1. The results shown herein are not necessarily indicative of the results to be expected for any future periods.

This discussion contains forward-looking statements, based on current expectations with respect to future events and financial performance and operating results, which statements are subject to risks and uncertainties, including but not limited to those discussed below and elsewhere in this Prospectus that could cause actual results to differ from the results contemplated by these forward looking statements. We urge you to carefully consider the information set forth in this Prospectus under the heading “Note Regarding Forward Looking Statements” and “Risk Factors”.

General discussion

We are a development stage entity incorporated in the State of Florida on December 7, 2009. We are in the business of developing gas appliance igniters, oxygen sensors, fuel cells, and brake pad products using SenCer’s proprietary technologies for the automotive, home appliance heating and cooling industries. Readers are referred to the cautionary statement, which addresses forward-looking statements made by us.

Overview

We are an early stage development business, with no revenue generating options and we do not expect to generate revenues, if ever, until the fourth quarter of 2011. We are currently focused on and committed to developing gas appliance igniters, oxygen sensors, fuel cells, and brake pad products using proprietary technologies, licensed to us by our founding shareholders, for the automotive, home appliance, heating and cooling industries.

In order to commence revenue generating operations, we will need to complete development of our igniter, and once it is ready for commercial use, begin marketing and selling the product. We will then proceed to complete development of our O2 sensor fuel cells and brake pad products. As soon as we have completed development of these future products, we will begin marketing and selling them to companies within the industries we have identified as the industries which are the focus of our product development.

Results of operations

For the Period from December 9, 2009 to March 31, 2010

For the period, December 7, 2009 (Inception) to March 31, 2010, we did not generate any revenues and incurred a net loss of approximately $415,000, or $0.02 per weighted average number of outstanding shares. During this period, our expenses related primarily to preparation and implementation of our planned operations and included, in addition to normal general and administrative and research and development expenses, professional fees and stock compensation expenses for consulting and professional services, of approximately $51,000 and $300,000, respectively.

For the Period April 1, 2010 to June 30, 2010

For the period April 1, 2010 to June 30,. 2010, we did not generate any revenues and incurred a net loss of approximately $91,000, or $0.00 per weighted average number of outstanding shares. During this period, our expenses related primarily to preparation and implementation of our planned operations and included general and administrative expenses of $29,417, consulting fees of $15,000 and research and development expenses of $42,268.

For the Period March 31, 2010 to September 30, 2010

For the six-month period ending September 30, 2010, we did not generate any revenues and incurred a net loss of approximately $174,242 or $(0.01) per weighted average number of outstanding shares. During this period, our expenses related primarily to preparation and implementation of our planned operations and included general and administrative expenses of $75,484, consulting fees of $30,000 and research and development expenses of $63,008.

For the Period March 31, 2010 to December 31, 2010

For the nine-month period ending December 31, 2010, we did not generate any revenues and incurred a net loss of approximately $(249,508) or $(0.01) per weighted average number of outstanding shares. During this period, our expenses related primarily to preparation and implementation of our planned operations and included general and administrative expenses of $115,643 , consulting fees of $42,500 and research and development expenses of $82,915.

Plan of Operations

Our Plan of Operations detailed below generally involves the development, testing, patent filings, and marketing of the following future products:

Future Product	Product Categories
Igniter	UltraTemp-C (Base Composite) “CERIS” (Technology and to be branded abbreviation for “Ceramic Igniter System”)

Oxygen Sensor	UltraTemp-C (Base Composite) “CEROS” (Technology and to be branded abbreviation for “Ceramic Oxygen Sensor”)

Fuel Cell	UltraTemp-C (Base Composite) (CEROFC) (Technology and to be branded abbreviation for “Ceramic Oxide Fuel Cell”)

Brake Pads	UltraTemp-C CEROB (Technology and to be branded abbreviation for “Ceramic Oxide Brake”)

These products will be geared towards the home heating and cooling system, automobile heater, automotive sensor and brake pads industries.

Our Plan of Operations is contingent upon receiving adequate financing totaling $1,050,000. We have no commitments or assurances that we will ever be successful in obtaining adequate financing.

Future Product	Development Time Period*	Estimated cost
Completed Igniter Design/Prototype		$150,000
Igniter Production Scale-up	12 Months after adequate financing is received, if ever and OEM tests and certification are complete	$750,000
Early stage prototypes for oxygen sensor, fuel cell and brake pads	18 months after adequate financing is received, if ever	$150,000	*
Two patents to be filed with United States Patent and Trademark Office pertaining to processing and device patents	Time period inestimable	$150,000	*
Total		$1,200,000
*	Pending adequate financing of $1,050,000, which is the total amount of estimated costs minus the $150,000 we have already spent on completed igniter design/prototype.

Our costs incurred to date of $150,000 have been used to complete the igniter design and igniter prototype. The $750,000 estimated cost for the igniter scale up refers to our planned production scale up of the ignition once OEM tests and certification are complete and is contingent upon our receiving adequate financing . We have not incurred any costs to date pertaining to oxygen sensor prototype, fuel cell prototype or brake pads.

We previously included total estimated costs of $450,000 for development of an oxygen sensor prototype and a fuel cell prototype as well as development of brake pads. We determined that our estimated $150,000 cost to be spent on early stage prototypes will potentially better serve our business goals and strategies more efficiently. An early stage prototype is a scaled down prototype that is made at less cost than full scale prototypes. We believe that through this strategy: (a) we will potentially be able to accomplish our proof of concept at less cost; and (b) should an early stage prototype be successful in proving proof of concept, we will potentially be in a better position to interest potential co-developers to completing the prototype and future product or combining the prototype with the co-developers’ technologies.

The following table represents the differences in the uses of proceeds from the subscription agreement we provided to subscribers in the private offering and how our uses of proceeds have changed in our Prospectus. Additionally, we have included the reasons for changing the uses of proceeds.

Use of Proceeds Subscription Agreement Disclosure	Use of Proceeds in Prospectus, (Post Private Offering)	Differences	Reasons for Changing Uses of Proceeds

$150,000 Igniter Switch	$150,000 to complete Igniter Design/Prototype	No Difference

$900,000 Hydrogen Fuel Cell Censor	$750,000 Igniter Production Scale-up $150,000 Early stage prototypes for oxygen sensor, fuel cell and brake pads $150,000 Patents

In Prospectus - $750,000 to be spent on Igniter Production Scale up and $150,000 early stage prototypes.

In Subscription, Agreement, we state “full development of Hydrogen Fuel Cell Sensor” for $900,000

Difference of $900,000 for completely different uses

(a) Constant testing and feedback from OEMs, which changed our assessment of design and technical requirements

(b) More economical and practical technical process to develop early stage prototypes to determine whether there is a proof of concept, rather than proceeding with full development of a single future planned products.

(c) Added investigation of cost in scale up of igniter

(d) Possible order that is contingent upon agreement with OEM or final production order

(e) Determination that we have a need to file patents for a $150,000 cost

Our projected cost estimates for each succeeding stage of product development have been and will continue to be evaluated and changed as we receive feedback from potential OEM customers prior to finalization of a design. For example, if UltraTemp-C proves to be a viable solution to aging and lower cost of a fuel cell, it does not matter how large the capacity of the prototype fuel cell is, only that the aging and cost performance of the fuel cell is demonstrated to the OEM customer, in large part based upon the feedback that we have received from that potential partner or customer. In addition, these products are building blocks to more complex products wherein as we develop more of the core materials development we remove those cost elements from the next product development requirements, such as because the initial layers of the fuel cell are identical to the initial layers of the igniter, we do not have to re-develop the first 2 layers. This foregoing continual evaluation process has occurred since our inception and will continue throughout our development of our future products. Since the chemistry of all the future products is similar, our objective is to set up manufacturing lines for each process with common equipment for the variety of future products consistent with our attempt to lower costs.

Other than the igniter, costs associated with scale up of future prototypes are inestimable until the prototype phase is completed and potential partner negotiations are completed.

Plan of Operation Steps:

•	Complete development of our future products as working prototypes;

•	Complete internal and external testing of our future products;

•	Demonstrate the advantages of our products to targeted industry users or applications;

•	Market our future products by demonstrating their effectiveness at OEMs within a simulated environment;

•	Fabricate an initial design;

•	Further develop and perfect a conductive ink system that will provide high life cycle;

•	Develop and perfect our Ceris based technology;

•	Interface our marketing efforts to end user OEMs and end users;

•	Provide a written evaluation and input to OEMs for final design;

•

Fabricate our final shape and refine our design process for our OEM customers to develop: (a) standard shapes based upon the OEMs input and specifications; and (b) develop additional shapes on an as needed basis to fulfill an OEMs individual specifications;

•

Develop the testing software, otherwise referred to as a Cycling and Gas Ignition Bench Software, which simulates the OEMs environment to conduct testing that reveals the usage time of our future products;

•

In conjunction with the above step, write a standard set of software based test programs that will conform to CSA requirements and test: (a) igniter timing; (b) aging; (c) voltage; (d) calculated resistance; (d) temperature; and (e) oxygen level performance;

•	CSA Testing will be conducted upon our final product design at CSA authorized facilities for final certification of the finished product to the OEM;

•

Our Chief Technology Officer will conduct a final assessment of the manufacturing process in conjunction with: (a) manufacturing an initial lot of our individual future products; and (b) the patent design for the Ceris technology based patent for each of our future products and ancillary process patents;

•	We and SenCer will jointly file patents with the United States Patent and Trademark Office;

•

Once suitable OEM candidates are ready to adopt our technologies and conduct testing, we will complete a portable prototype station to present our produce and technologies at the OEMs place of business for their evaluation;

•

If increased demand for our products occur, we will scale up our manufacturing process to purchase additional capital equipment, such as computerized numerically controlled equipment, which are machining centers to fabricate the igniter, automated inking equipment, and high temperature furnaces for the hardening process; and

•	Seek co-development partners for the development of our fuel cell and brake pads.

Our Plan of Operations assumes that we will have sufficient financing to accomplish the above tasks and is subject to various risk factors contained in our risk factor section, including whether or not we have adequate financing to proceed with our Plan of Operations.

Liquidity

For the Period from December 9, 2009 to March 31, 2010

We sought to raise up to $1,250,000 from our initial private offering. Due to market conditions, we were only able to raise $221,000 from that private offering. Management determined that the $221,000 amount was sufficient to complete development of a working prototype of the “igniter” and that it was in our best interests to close the offering and proceed with an S-1 Registration Statement because with a working prototype of at least one of our planned products, we would be in a better position to attract capital for further development of our products, and for bringing those products to market.

For the period December 7, 2009, (Inception) to March 31, 2010, we used approximately $89,000 for operating activities and approximately $26,000 for investing activities, which represents the purchase of a piece of equipment used in our research and development center located in New York State.

Net cash provided by financing activities totaled $196,000, which represents the cash received from the sale of our common stock.

At March 31, 2010, we had approximately $82,000 in cash on hand available to support our current operations.

For the Period from April 1, 2010 to June 30, 2010

For the period April 1, 2010 to June 30, 2010, we used approximately $90,000 for operating activities. Net cash provided by financing activities totaled $25,000, which represents cash received from the sale of our common stock.

At June 30, 2010, we had approximately $17,140 in cash on hand available to support our current operations.

For the Period March 31, 2010 to September 30, 2010

For the six-month period ended September 30, 2010, we used approximately $157,074 for operating activities, Net cash provided by financing activities totaled $85,000. At September 30, 2010 we had approximately $9,500 in cash on hand available to support our then current operations. After the quarterly period ending September 30, 2010, we received $225,000 from shareholder loans to support our current operations in January 2011 going forward.

For the Period March 31, 2010 to December 31, 2010

For the nine-month period ended December 31, 2010, we used approximately $223,546 for operating activities, Net cash provided by financing activities totaled $152,500. At December 31, 2010 we had approximately $10,528 in cash on hand available for our then current operations. After the quarterly period ending December 31, 2010, we received $170,000 from shareholder loans to support our current operations in January 2011 going forward.

Contractual Obligations

Our technology license agreement provides for our having a long term obligation to pay SenCer on a quarterly basis, 2% of the gross sales or further licensing of the igniter technology, or the sale of the products which include the igniter technology. We believe that this royalty provision will have a limited impact on operations once we commercialize products because of the reduced material costs of our igniter compared to competitors; however, we are limited in making any claims at our stage of development about claims regarding cost when considering the following factors:

•	Possible increased costs of materials used in our future products;
•	Competitive factors that permit our competitors that have greater financial resources and established product distribution, to obtain favorable payment and cost terms for their materials;
•	Because we have not earned any revenues and we have not brought any products to market , we may have insufficient data to determine whether we can lower costs in the future; and
•	We have not specifically determined our manufacturing costs since we have not entered the manufacturing phase of our development.

We have no other material long term debt or capital lease or purchase obligations or long term liabilities. We do have operating lease obligations as detailed in our Property Section at page 39.

Going Concern

We have incurred net losses and losses from operations and we expect that we will continue to have negative cash flows as we implement our business plan. There can be no assurance that our continuing efforts to execute our business plan will be successful and that we will be able to continue as a going concern. The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate our continuation as a going concern.

We currently do not have sufficient cash to sustain us for the next twelve months and we will require additional financing in order to execute our operating plan and continue as a going concern. In the event that financing does not materialize, we may be unable to implement our current plans for expansion, pay our obligations as they become due or continue as a going concern, any of which circumstances would have a material adverse effect on our business, prospects, financial condition and results of operations.

Critical Accounting Policies

Our critical accounting policies, including the assumptions and judgments underlying them, are disclosed in the Notes to the Financial Statements. We have consistently applied these policies in all material respects. We do not believe that our operations to date have involved uncertainty of accounting treatment, subjective judgment, or estimates, to any significant degree.

Uncertainties and Trends

Our operations and possible revenues are dependent now and in the future upon the following factors:

•	Whether we successfully develop and commercialize our products;

•	If we fail to compete effectively in the intensely competitive igniter, fuel cell, and brake pad areas, our operations and market position will be negatively impacted; and

•

The recent economic downturn and related credit and financial market crisis may adversely affect our ability to obtain financing, conduct our operations and realize opportunities to successfully bring our technologies to market.

Off-balance Sheet Arrangements

We do not have any off-balance sheet arrangements that would have any current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Quantitative and Qualitative Disclosures About Market Risk

Inapplicable. We have no investments in market risk sensitive instruments or in any other type of securities.

Financial Statements and Supplementary Data

Our financial statements, notes and supplementary data are included in pages F-1 to F-18 incorporated herein by reference.

Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

None

DESCRIPTION OF PROPERTY

Temporary Corporate Headquarters/Lease with Byrd & Company, LLC

On December 8, 2009, we entered into a twelve month operating lease for temporary office space with Byrd and Company, LLC, which is controlled by James Byrd, our shareholder and consultant. The lease originally provided for a monthly payment of $2,500 plus sales tax for the office space, but was later cancelled in its entirety with no such $2,500 payments ever being made and the entire lease was integrated into a Consulting Agreement dated February 1, 2010 that provided for a one-time payment of $10,000 for initial services through April 2010 provided in connection with coordinating initial audit and filings with the Commission, use of Byrd & Company, LLC’s office located in Orlando, Florida through April 2010, and initial use of Mr. Byrd’s administrative staff during the first 120 days of our operations . Byrd & Company, LLC, through Mr. Byrd, made the office space available to us free of charge through May, 2010, at which time we changed our offices to our New York office.

The lease of temporary office space is provided for in the Consulting Agreement between us and Byrd & Company, LLC (Exhibit 10.5), which provides us of the Consultant’s office located at 2295 S. Hiawassee Road, Suite 414, Orlando, Florida through April 2010. We used that same office space at no charge from April 2010 to May 30, 2010, in accordance with a verbal agreement between us and Byrd & Company. There is no separate lease agreement providing for lease of that space during that time period, apart from Exhibit 10.5. Additionally, there is no written lease between us and SenCer reflecting the time period from January 2010 to April 2010 prior to execution of our lease for the New York facility (Exhibit 10.8). However, during total time period, we had a verbal agreement between us and SenCer in which we leased all of the space leased by SenCer at the New York facility consisting of 9900 square feet of production space along with 4100 square feet of office space for $4,950 per month to be used for common purposes between SenCer and us. There was no specific time period that we were required to lease this space from SenCer and no other terms as part of the verbal agreement between SenCer and us. We leased the temporary office space from Byrd & Company and the space from SenCer at the same time because our original plans included establishing a corporate office in the Orlando, Florida area and using Spencer’s research and development facility in New York. Our management then decided that it would make more operational and financial sense to consolidate both facilities in one location at the New York facility previously leased by SenCer.

Lease of Production Space and Research and Development/Corporate Headquarters

We have a lease agreement with Finger Lakes Economic Development Center located in Penn Yan, New York effective as of May 4, 2010. As of June 1, 2010, we moved our corporate headquarters from the temporary office space in Orlando, Florida as described immediately above. The leased space consists of all the space previously leased by SenCer, which consists of 9,900 square feet of production/research and development space and 4,100 of office space in the building known as Canandaigua Building and also Suite 210 of the Keuka Business Park located in Jerusalem, New York, which we and SenCer have verbally agreed to share. All such space is used for common purposes between us and SenCer; however, in accordance with a verbal agreement between SenCer and us, the following space is devoted exclusively for SenCer’s use: (a) 100 square feet located in the Canandaignua Building for research and development; and (b) 100 square feet in the Keuka Building for production use. Additionally, that verbal agreement provides that SenCer provide consideration to us for use of the space by David Burt devoting 70% of his time to us and only 30% to SenCer. There are no other terms to the verbal agreement. The lease term is for a one year term from May 1, 2010 to April 30, 2011 and our monthly rental payment is $4,450 plus a $450 monthly utility allowance. We are solely responsible for the rent and there is no provision for SenCer to issue an invoice to us for the use of the space we commonly use. We have agreed that the leased premises shall be used solely and exclusively for the purpose of production, assembly, warehousing, and distribution of composite material known as “UltraTemp”. Both buildings are occupied by SenCer and our employees who will engage in research and development and production activities in connection with our business. SenCer has no other property that it owns or pays rent pertaining to its business or otherwise. We do not currently rent space to SenCer, SenCer does not currently rent any space to us.

We have no policy with respect to investments in real estate development or interests in real estate, and no policy with respect to investments in real estate mortgages. Further, we have no policy with respect to investments in securities of or interests in persons primarily engaged in real estate activities.

Although the lease agreement provides that the leased premises will be used for the purpose of production, assembly warehousing and distribution of UltraTemp, there is no specific provision in the lease agreement which specifically provides for our use of SenCer’s equipment located on the leased property and SenCer is not a party to the lease. Therefore, use of SenCer’s manufacturing equipment would require a separate equipment lease with SenCer. As we disclose on page 22, the New York leased facility contains manufacturing capabilities previously established by SenCer through their manufacturing equipment, which we may lease from SenCer. We have no current agreement to lease any such equipment from SenCer. As we disclose on page 28, we have no present agreements, understandings or arrangements with SenCer to rent their equipment and we have no present calculation of the cost involved in renting the equipment from SenCer and there is no assurance that we will ever use our New York facility for manufacturing needs. Please note, however, that as previously disclosed on page 28, pursuant to an arrangement between SenCer and consistent with SenCer’s role to develop the technologies, it has permitted us to use its testing equipment, manufacturing equipment for prototypes and software.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Byrd & Company, LLC and Us

On December 8, 2009, we entered into a twelve month operating lease for temporary space with Byrd & Company, LLC , which is controlled by James Byrd, our shareholder and consultant. The lease originally provided for a monthly payment of $2,500, but was later canceled and replaced with a one-time payment of $10,000 for initial services provided in connection with coordinating initial audit and filings with the SEC, use of Byrd & Company, LLC’s office located in Orlando, Florida through April 2010, and initial use of Mr. Byrd’s administrative staff during the first 120 days of our operations. Mr. Byrd made the office space available to us free of charge for May 2010, at which time we changed our offices to Penn Yan, New York.

SenCer and Us

We issued 10.75 million shares to our co-founder SenCer on December 8, 2009 in accordance with the terms of our Technology License Agreement with SenCer.

From January 2010 to April 2010, we leased space from SenCer for $4,950 per month in accordance with a verbal agreement between us and SenCer.

As more fully detailed in our Description of Property Section beginning on page 39, on May 4, 2010, we entered into a one year lease agreement with Finger Lakes Development Center, for 9,900 square feet of production space and 4,100 square feet of office space to be shared with SenCer, our co-founder. This agreement expires on April 30, 2011 and provides for a monthly rental payment of $4,450, plus a monthly utility allowance of $450.

On February 10, 2010, we purchased one piece of analytical equipment from SenCer for $25,000.

SenCer/David Burt

SenCer, our co-founder, owns 10,750,000 restricted shares of our common stock. David Burt, our Chief Technology Officer/Director is SenCer’s Chief Executive Officer, owns 50% of SenCer, over the technologies to us and we are required to pay SenCer 2% of the gross sales pertaining to further licensing if the igniter technology or the sale of process which includes that technology.

Neither we, SenCer, General Automotive or any other party pays Mr. Burt or SenCer for any services rendered other than those terms contained in our employment agreement with Mr. Burt and the amended Technology License Agreement between SenCer and us. When we first began our operations, SenCer maintained a lease at the New York facility and from January 2010 to the end of April 2010, we paid SenCer a $4,900 monthly fee for the 14,000 square feet we then occupied and the salaries of our employees that were then physically located at SenCer’s facility. There is no written agreement that provides for that specific amount that we then reimbursed SenCer for use of that space. Then, on May 4, 2010, we leased in our own name 9,900 square feet along with 4,100 square feet of office space located at the same New York facility previously rented by SenCer to be shared with SenCer for common purposes of SenCer and us, as reflected in Exhibit 10.8 and we fully established our operational team in the New York facility and hired all of the necessary employees directly. As such, we ceased the practice of recompensing SenCer for the use of the space that they had previously rented and directly paid for our rent, labor, and other costs. Thus, other than the amended Technology License Agreement and Employment Agreement, we do not have any agreements written or verbal in which we pay Mr. Burt or SenCer for services rendered for us.

SenCer/Samuel Reeder

Samuel Reeder, our Director, is also a Director of SenCer. Reeder Ventures, a company under Samuel Reeder’s control, loaned SenCer $1,213,000, as follows: (a) $400,000 on or about July 21, 2002, increased to $500,000 on or about February 28, 2003, which carries a cumulative interest rate of prime plus 3%, and is convertible into SenCer Class A stock at a conversion rate of $200.00 per share of SenCer’s Class A stock, which is SenCer’s only voting stock; and (b) $500,000 on or about July 26, 2005, which carries a cumulative interest rate of prime plus 3%, and is convertible into SenCer’s Class B stock at a conversion rate of $140.00 per share of SenCer’s Class B stock. Additionally, Samuel Reeder individually loaned SenCer $213,000 from 2005-2009, which carries a 7% cumulative interest rate. The loan agreements expire on June 30, 2012. Should the Reeder Ventures’ loans in (a) and (b) be converted, Samuel Reeder will indirectly control through Reeder Ventures: (a) with respect to the Class A voting stock, Reeder Ventures is owed $500,000 principal and $341,636 of interest, which upon conversion would result in Reeder Ventures holding up to 4,208 Class A shares or 28.6% of SenCer’s Class A shares; and (b) with respect to the Class B non-voting stock, Reeder Ventures is owed $500,000 plus $304,451 of interest, which would result in Reeder Ventures holding up to 5,746 Class B non-voting shares of SenCer or 35% of the Class B shares.

General Automotive/Dan Valladao

General Automotive, our co-founder, and an SEC reporting company, owns 10,750,000 restricted shares of our common stock. Our Chief Executive Officer/Chief Financial Officer/Chief Accounting Officer/Chairman of the Board, Dan Valladao, is also the Chief Executive Officer/Chairman of the Board of General Automotive. Mr. Valladao’s ownership of General Automotive is composed of:

(a)	2,315,751 shares of General Automotive’s common shares, or 12.6% of General Automotive’s outstanding shares;

(b)	400,000 options to convert into 400,000 common shares at an exercise price of $0.385 to be exercised at any time within a 60 day period; and

(c)	10,000,000 options to convert into 10,000,000 common shares at an exercise price of $0.04 to be exercised at any time within a 60 day period.

Assuming that all 10,400,000 options were exercised, Dan Valladao would own 43.1% of General Automotive’s outstanding shares, including the 2,315,751 shares he currently owns. This calculation is based on records from General Automotive and its transfer agent, including that as of October 4, 2010 General Automotive has 18,354,417 shares outstanding.

Prior License Valuation

Prior to our formation, Dan Valladao, David Burt and Samuel Reeder, as officers or directors of SenCer and General Automotive, determined the value of the future technology license as a component of our overall valuation upon formation on a pre-money basis. Our then future management decided that a pre-money valuation of $2.75 million would be our best estimate based on market conditions at the time, given our status as a development stage company. It was then agreed that the contributions made by both Sencer and General Automotive were equal. This was done by negotiated agreement between Messrs. Valladao, Burt and Reeder. Thus, it was determined that both Sencer and General Automotive would be issued 10,750,000 shares; we agreed to issue a total of 6,000,000 shares for legal and consulting services using the same pre-money valuation. In conjunction therewith, we determined that a private placement at the price of 10 cents per share would be conducted, and thus a pre-money valuation of $2,750,000 was established. That was the method by which we determined the value of the contributions made by both of our co-founders, Sencer in terms of the Technology License and General Automotive in terms of marketing, sales and management contributions. After our formation and initial S-1 filing with the SEC, we changed our license valuation to zero.

Related Party Promissory Notes

As previously disclosed on page 34, between July 15, 2010 and January 13, 2011, we issued 12 separate promissory notes to creditors who made loans to us in the aggregate amount of $285,000. Each note is unsecured and has a 12 month term with interest at the rate of 10% per annum payable along with the principal at maturity. There are no warrants, conversion rights or other equity features associated with these promissory notes. The promissory notes are governed by Florida law.

A complete table of each of the 10 related party promissory notes from July 15, 2010 to December 29, 2010 are set forth below.

Name	Amount	Date of Note	Maturity Date	Amount Due at Maturity
James Painter, III*	$25,000	07/15/10	07/15/11	$27,500
James Byrd, Jr.* and Robin Byrd, TBE	$25,000	08/09/10	08/09/11	$27,500
James Painter, III*	$10,000	09/13/10	09/13/11	$11,000
James Painter, III*	$5,000	10/05/10	10/05/11	$5,500
James Painter, III*	$10,000	10/22/10	10/22/11	$11,000
James Painter, III*	$10,000	10/26/10	10/26/11	$11,000
James Painter, III*	$5,000	11/16/10	11/16/11	$5,500
James Painter, III*	$10,000	11/23/10	11/23/11	$11,000
James Painter, III*	$5,000	12/07/10	12/07/11	$5,500
James Painter, III*	$10,000	12/29/10	12/29/11	$11,000

	$115,000

*	Shareholder and also services agreement with us

Shares for Services

Shares purchased by related parties or issued for services as defined by Regulation S-K Item 404 in the 2010 private placement are as follow:

Related Person	Number of Shares Purchased	Consideration Paid
SenCer, Inc.	10,750,000	Services
General Automotive Company	10,750,000	Services
Byrd & Company, LLC*	2,800,000	Services
Emerging Markets Consulting, LLC**	2,800,000	Services

*	James Byrd, Jr., including Byrd & Company, LLC owns 2,790,000 shares, consisting of 2,800,000 shares for services rendered and to be rendered to us by Byrd and Company, LLC plus 190,000 shares purchased in our private placement by James Byrd SEP-IRA less the 200,000 shares transferred to John Schoene for legal services rendered. The only shares that are being registered herein and therefore are part of this offering are 95,000 shares, which represents half of the 190,000 shares purchased by James Byrd SEP IRA.

**	Emerging Markets Consulting, LLC, which is controlled by James Painter, purchased 2,800,000 shares, which it received for services rendered and to be rendered by Emerging Markets Consulting, LLC. No shares are being registered herein by Emerging Markets Consulting, LLC or James Painter and therefore are not part of this offering. Painter family members own 300,000 shares, only half of which (150,000 shares), are being registered herein and are part of this offering as reflected in the Selling Shareholder chart at pages 16 – 17 and the Related Shareholder chart at page 18.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no established public trading market for our securities and a regular trading market may not develop, or if developed, may not be sustained. A shareholder in all likelihood, therefore, will not be able to resell his or her securities should he or she desire to do so when eligible for public resales. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops. We have no plans, proposals, arrangements, or understandings with any person with regard to the development of a trading market in any of our securities.

OTC Bulletin Board Qualification for Quotation

To have our shares of common stock on the OTC Bulletin Board, a market maker must file an application on our behalf with the Financial Industry Regulatory Authority, otherwise known as FINRA, in order to make a market for our common stock. We have not engaged in any discussions with a FINRA Market Maker to file an application on Form 211 with the FINRA.

Penny Stock Regulation

Our common stock shares are not quoted on any stock exchange or quotation system. The SEC has adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, to deliver a standardized risk disclosure document prepared by the SEC, that:

•	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;

•	contains a description of the broker’s or dealer’s duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties;

•	contains a brief, clear, narrative description of a dealer market, including “bid” and “ask” prices for penny stocks and the significance of the spread between the bid and ask price;

•	contains a toll-free telephone number for inquiries on disciplinary actions;

•	defines significant terms in the disclosure document or in the conduct of trading penny stocks; and,

•	contains such other information and is in such form (including language, type, size, and format) as the SEC shall require by rule or regulation.

The broker-dealer also must provide the customer with the following, prior to proceeding with any transaction in a penny stock:

•	bid and offer quotations for the penny stock;

•	details of the compensation of the broker-dealer and its salesperson in the transaction;

•	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and,

•	monthly account statements showing the market value of each penny stock held in the customer’s account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written acknowledgment of the receipt of a risk disclosure statement and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for our stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

Holders

As of the date of this Prospectus, we have 37 holders of record of our common stock.

Dividend Policy

Holders of our common stock are entitled to dividends if declared by our Board of Directors out of funds legally available for payment of dividends. From our inception to the date of this Prospectus, we have not declared any cash dividends on our common stock since and do we not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

Equity Compensation Plans

As of the date of this Prospectus, we did not have any equity compensation plans.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Clear Trust, LLC, a Florida Limited Liability Company which has been registered with the SEC as a transfer agent since March 20, 2009. Clear Trust is located at 17961 Hunting Bow Circle, Suite 102, Lutz, Florida 33558.

Reports to Shareholders

As a result of this offering as required under Section 15(d) of the Securities Exchange Act of 1934, we will file periodic reports with the Securities and Exchange Commission through March 31, 2011, including a Form 10-K for the 2010 fiscal year ended March 31, 2011, assuming this registration statement is declared effective before that date. We intend to voluntarily file a registration statement on Form 8-A, which would subject us to all of the reporting requirements of the 1934 Act, including the SEC’s proxy rules of the SEC and subject our officers, directors and 10% stockholders to submit reports to the SEC on their stock ownership and stock trading activity.

Where You Can Find Additional Information

We have filed with the Securities and Exchange Commission a registration statement on Form S-1. This Prospectus does not contain all of the information set forth in the registration statement, the exhibits to the registration statement and any periodic filings. In addition, we will file periodic reports with the SEC, including quarterly reports and annual reports which include our audited financial statements. For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto. The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC’s Public Reference Room at 100 F St., N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement and other information filed with the SEC are also available at the web site maintained by the SEC at http://www.sec.gov.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

Our Board of Directors elects our executive officers annually. A majority vote of the directors who are in office is required to fill vacancies. Each director shall serve until his successor is elected and qualified, or until his earlier resignation or removal. Our directors and executive officers are as follows:

Name	Age	Positions Held Since December 7, 2009
Dan Valladao	45	President & CEO, CFO/CAO/Treasurer/Secretary/Chairman of the Board
David Burt	55	Chief Technology Officer, Director
Samuel Reeder	79	Director

Dan Valladao – President/Chief Executive Officer/Chief Financial

Officer/CAO/Treasurer/Secretary/Chairman of the Board

Dan Valladao has been our Chairman of the Board, President and Chief Executive Officer since December 7, 2009. Mr. Valladao has 25 years of automotive experience, predominately in the areas of retail, wholesale and original equipment manufacturer sales channels. Since November 2009, Mr. Valladao has been the Chairman, President and Chief Executive Officer of General Automotive Company, an SEC reporting company. From September 2004 to present, Mr. Valladao was President and Founder of OE Source LC, an automotive parts distributor located in Orlando, Florida, which merged into General Automotive in February 2008 as a wholly owned subsidiary of General Automotive Company. From March 1998 to September 2004, Mr. Valladao was the Vice President of Sales and Marketing for APS International, a global manufacturer and distributor of automotive products based in Los Angeles, California and Singapore. From August 1988 to March 1996, Mr. Valladao was an Executive Vice President of Mobile Living Corporation, a retailer of vehicle accessories, located in Concord, California. From November 1996 to March 1998, he was a sales representative of HSG Corporation, a manufacturer’s representatives firm located in Brentwood, California where he was responsible for sales to Original Equipment Manufacturer companies, including Ford Motor, General Motors, Chrysler, Honda and Toyota.

David Burt – Chief Technology Officer/Director

David D. Burt has been our Director and Chief Technology Officer since December 7, 2009. Since 1994, Mr. Burt has been the President and Founder of SenCer, Inc. , a New York State “C” Corporation, located in Penn Yan, New York. At SenCer, Inc., for approximately 14 years, he has directed, designed, developed and manufactured electronic ceramic components that are used primarily for electronic manufacturing of discrete devices, including automobile sensor products and a new worldwide marketed composite material that is used for high purity electronic manufacturing. SenCer has developed a ceramic composite material used in high temperature electronic component manufacturing and conducts research and manufacturing into high temperature fuel cells, automotive sensors and commercial electronic products. “SenCer has four employees: (a) Mr. Burt, its President; (b) an accounting/administrative person; (c) a quality assurance manager; and (d) a technician. SenCer’s business has primarily focused on research and development of ceramic based materials and has earned revenues ranging from $100,000 to $350,000 since its inception in 1994.

From January 1991 to December 1994, Mr. Burt was the owner of ARETE, a consulting firm located in St. Louis, Missouri that developed automotive oxygen sensors. From January 1987 to December, 1990, Mr. Burt was the founder and president of Digital Controls Incorporated, a Missouri “S” corporation located in Rolla, Missouri that developed process controls systems and materials for the materials industry. From October 1984 to December 1986, Mr. Burt was the President/Founder of MRD Corporation, a process control firm located in Rolla, Missouri, which developed high temperature analytical equipment. From August 1978 to July 1983, Mr. Burt was a process research engineer with the Miami Laboratory of Eagle-Picher Industries located in Miami, Oklahoma, including having conducted ceramic nuclear materials research. In June 1978, Mr. Burt received a Bachelor of Science Degree in Ceramic Engineering from Alfred University located in Alfred, New York. In May 1990, Mr. Burt received a Master of Science Degree in Ceramic Engineering from the University of Missouri-Rolla located in Rolla, Missouri.

Samuel Reeder – Director

Samuel Reeder has been our Director since December 7, 2009. Since June 2002, he has been a Director of SenCer, Inc. In May 1986, Mr. Reeder acquired Ferronics, an electronics manufacturing firm located in Fairport, New York and served as its Chief Executive Officer until November 1999, at which time Mr. Reeder’s son, Timothy Reeder, became Chief Executive Officer. Mr. Reeder has been Ferronics’ Chairman of the Board since its inception. From 1964 to 1985, Mr. Reeder was employed by Itek Corporation’s Graphic Products Division, a Reprographic Products firm located in Rochester, New York, having served in increasingly responsible product, marketing, and executive management positions, and then becoming its Senior Vice President of Sales and Marketing from 1984 to 1985. From 1957 to 1964,

Mr. Reeder was employed by Champion Paper Company, a Paper Products firm located in Hamilton, Ohio in various sales and marketing roles. In 1950, he received a Bachelor of Arts Degree from Hamilton College located in Clinton, New York. From 1951 to 1955, Mr. Reeder served with the United States Air Force and served a combat tour in Korea. In 1957, he received a Master of Business Administration from Harvard University located in Boston, Massachusetts.

Our Directors’ Experience, Qualifications, Attributes or Skills

Messrs. Directors Valladao, Burt and Reeder were chosen as our Directors because of their respective background and skills in areas that are applicable to our business plan.

Mr. Valladao is the Chief Executive Officer of General Automotive, an SEC reporting company, and already has established relationships in the automotive parts distribution industry, particularly in distribution of oxygen sensors. Mr. Valladao will assist us in bringing our automotive products to market through the relationships and distribution channels that he has developed as well as further relationships that he will attempt to develop. Further, he is familiar with managing an SEC reporting company due to his experience as the Chief Executive Officer of General Automotive.

David Burt was chosen as a Director (and our Chief Technology Officer) since he is the primary inventor of our products, and in charge of our development. As such, he provides our Board of Directors with key technical insight and experience related to our technologies.

Mr. Reeder was chosen as a Director due to his strong business and financial skills. He graduated from Harvard University with a Masters in Business Administration and he managed and owned Ferronics, a manufacturing and distribution company from May 1996 until November 1999 and continued to serve its chairman of the board.

Family Relationships and Other Matters

There are no family relationships among or between any of our officers and directors.

Legal Proceedings

To the best of our knowledge, none of our directors or executive officers have been convicted in a criminal proceeding, or has been a party to any judicial or administrative proceeding during the past ten years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” none of our directors, director nominees or executive officers have been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Corporate Governance and Board Committees

Our Board of Directors has not established an audit, executive or director compensation committee, nominating or governance committees as standing committees or other board committee performing equivalent functions. Our Board of Directors does not have an executive committee or committees performing similar functions. The three members of our Board of Directors will participate in discussions concerning the matters that are performed by these committees.

No Director Independence

We are not currently listed on a national securities exchange or in an inter-dealer quotation system that has requirements that a majority of the board of directors be independent. Our Board of Directors has determined that no members of the Board are “independent” under the definition set forth in the listing standards of the NASDAQ Stock Market, Inc., which is the definition that our Board of Directors has chosen to use for the purposes of the determining independence, as the OTCBB does not provide such a definition. Therefore, none of our current Board members are independent.

Other Directorships

Our Chief Executive Officer/Chairman of the Board is also Chief Executive Officer/Chairman of the Board of General Automotive Company, an SEC reporting company that files its periodic and other reports under Section 13 or 15(d) of the Securities and Exchange Act of 1934. General Automotive is our co-founder and performs marketing services for us.

Our Chief Technology Officer/Director is also the President/Director of our co-founder, SenCer, a private technology company. SenCer performs technology services for us and licenses its technologies to us.

Conflicts of Interest

Our directors are not obligated to commit their full time and attention to our business; accordingly, they may encounter a conflict of interest in allocating their time between our operations and those of other businesses. In the course of their other business activities, they may become aware of investment and business opportunities which may be appropriate for presentation to us as well as other entities to which they owe a fiduciary duty. As a result, they may have conflicts of interest in determining to which entity a particular business opportunity should be presented. They may also in the future become affiliated with entities, engaged in business activities similar to those we intend to conduct.

In general, officers and directors of a corporation are required to present business opportunities to a corporation if:

•	the corporation could financially undertake the opportunity;

•	the opportunity is within the corporation’s line of business; and

•	it would be unfair to the corporation and its stockholders not to bring the opportunity to the attention of the corporation.

Code of Ethics

We have not yet adopted a Code of Ethics. We plan to adopt a Code of Ethics that obligates our directors, officers and employees to disclose potential conflicts of interest and prohibits those persons from engaging in such transactions without our consent.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth the ownership of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding voting securities, our directors, our executive officers, and our executive officers and directors as a group. To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted. There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown.

This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned.

Title of class	Co-Founders:	Amount of Beneficial Ownership	Direct Ownership	Indirect Ownership	Percent of class
Common	General Automotive Company [1]	10,750,000 shares	X		36.18%
	5422 Carrier Drive, Suite 309, Orlando, FL 32819
Common	SenCer, Inc. [2]	10,750,000 shares	X		36.18%
	One Keuka Business Park, Penn Yan, NY 14527
	Co-Founders as a Group	21,500,000 shares	X		72.36%

	Current Executive Officers and Directors:
	Dan Valladao, CEO, CFO, Chairman of the Board [3]	10,750,000 shares		X	36.18%
	One Keuka Business Park, Penn Yan, NY 14527
	David Burt, CTO, Director [4]	10,750,000 shares		X	36.18%
	One Keuka Business Park, Penn Yan, NY 14527
	Samuel Reeder, Board Member [5]	10,750,000 shares		X	36.18%
	One Keuka Business Park, Penn Yan, NY 14527
	Current Executive Officers and Directors as a Group More than 5% Beneficial Owners:	21,500,000 shares			72.36%

Common	James Byrd, Jr. [6]	2,790,000 shares	X	X	9.39%
	8815 Conroy Windermere Road, Suite 417, Orlando, FL 32835
Common	James Painter [7]	2,890,000 shares	X	X	9.73%
	10724 High Crest Court, Howey In The Hills, FL 34737

1 General Automotive’s Board of Directors by majority vote has sole voting and investment power over the 10,750,000 of our common shares that it owns. General Automotive’s Board of Directors consists of: (a) Dan Valladao, who is also our CEO; (b) Tim Alford who owns 10,000 shares of our common stock; and (c) Kenneth Adams.

2 SenCer’s Board of Directors by majority vote has sole voting investment power over the 10,750,000 of our common shares that it owns. SenCer’s Board of Directors consists of: (a) David Burt, who is also our Chief Technology Officer/Director; (b) Samuel Reeder, who is also our Director; (c) Tim Reeder who is Samuel Reeder’s son; (d) Richard Ackart, and (e) Dr. P. Darrell Ownby, who renders services to us as a consultant.

3 Our Chief Executive Officer, Dan Valladao, owns 21.2% of General Automotive’s issued and outstanding shares of common stock. Dan Valladao’s indirect ownership of 10,750,000 shares reflects his individual Board vote on General Automotive’s Board of Directors regarding General Automotive Company having sole voting and investment power of the 10,750,000 shares of common stock that it owns. (see footnote 1). Dan Valladao’s indirect ownership of 10,750,000 shares or 36.18% of outstanding shares as well as SenCer Directors Burt and Reeder (see footnotes 4 and 5 below) collectively represent indirect ownership of 21,000,500 shares or 72.36% of our outstanding shares by all of our current directors and executive officers.

4 Our Chief Technology Officer, David Burt, owns 51% of SenCer’s outstanding shares. David Burt’s indirect ownership of 10,750,000 or 36.18% reflects his individual Board vote on SenCer’s Board of Directors (see footnote 2). David Burt’s indirect ownership of 10,750,000 shares or 36.18% of our outstanding shares reflects his indirect ownership along with Samuel Reeder’s indirect ownership of those same 10,750,000 shares or 36.18% of our outstanding shares. In other words, the total amount of shares indirectly and collectively owned by our Directors Burt and Reeder together does not exceed 10,750,000 shares or 36.18% of our outstanding shares. Directors Valladao, Burt and Reeder, representing all of our current directors and executive officers as a group, collectively represent indirect ownership of 21,000,500 shares or 72.36% of our outstanding shares.

5 Samuel Reeder’s indirect ownership of 10,750,000 shares reflects his individual Board vote on SenCer’s Board of Directors (see footnote 2). Samuel Reeder’s indirect ownership of 10,750,000 shares or 36.18% of our outstanding shares reflects his indirect ownership along with David Burt’s indirect ownership of those same 10,750,000 shares or 36.18% of our outstanding shares. In other words, the total amount of shares indirectly and collectively owned by our Directors Burt and Reeder together does not exceed 10,750,000 shares or 36.18% of our outstanding shares. Directors Valladao, Burt and Reeder, representing all of our current directors and executive officers as a group, collectively represent indirect ownership of 21,500,000 shares or 72.36% of our outstanding shares.

6 James Byrd, Jr. indirectly owns 9.39%, a total of 2,790,000 of our outstanding common shares composed of (a) 2,600,000 through Byrd & Company, LLC, a Florida Limited Liability Company that Mr. Byrd is the Managing Member of and which he owns and controls and (b) an additional 190,000 shares owned through Mr. Byrd’s retirement account, James Byrd, Jr., SEP-IRA.

7 James Painter owns 9.73%, a total of 2,890,000 of our outstanding common shares composed of (a) his indirect ownership of 2,700,000 shares of our common stock through Emerging Markets Consulting, LLC, A Florida Limited Liability Company that Mr. Painter is the Managing Member of and which he owns and controls; and (b) an additional 190,000 shares owned through his wife, Ryan Painter, as joint tenants in the entirety.

This table is based upon information derived from our stock records. Applicable percentages are based upon 29,710,000 shares of common stock outstanding as of the date of this Prospectus.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our Principal Executive Officer, our two most highly compensated executive officers other than our CEO who occupied such position at the end of our latest fiscal year, and up to two additional executive officers who would have been included in the table below except for the fact that they were not executive officers at the end of our latest fiscal year, by us, or by any third party where the purpose of a transaction was to furnish compensation, for all services rendered in all capacities to us for the fiscal year ended March 31, 2010.

Name	Title	Year	Salary	Bonus	Stock awards	Option awards	Non-Equity Incentive Plan Compensation	Non qualified Deferred compensation	All other compensation	Total
Dan Valladao	Principal Executive Officer/Principal Financial Officer	2009	$15,000	0 0		0 0	0 0	0 0	0	$15,000
David Burt	Chief Technology Officer	2009	$7,500	0 0		0 0	0 0	0 0		$7,500

Messrs. Valladao and Burt’s salary during fiscal year 2009 began on January 1, 2010 and ended on March 31, 2010. Dan Valladao’s annual salary is $60,000. David Burt’s annual salary is $30,000. Messrs. Valladao and Burt’s salary remained the same for the 2010 fiscal year as disclosed in the table immediately above. During the 2009 fiscal year, Mr. Valladao received $15,000 of salary and Mr. Burt received $7,500 of salary. During the 2010 fiscal year, from April 1, 2010 to January 31, 2011, Mr. Valladao has received $52,500 of salary and Mr. Burt has received $26,250 of salary.

Neither we, SenCer, General Automotive or any other party pays Mr. Burt or SenCer for any services rendered other than those terms contained in our employment agreement with Mr. Burt and the amended Technology License Agreement between SenCer and us. When we first began our operations, SenCer, maintained a lease at the New York facility and from January 2010 to April 2010, we paid SenCer a $4,900 monthly fee for the 14,000 square feet we then occupied and the salaries of our employees that were then physically located at SenCer’s facility. There is no written agreement that provides for that specific amount that we then reimbursed SenCer for use of that space. Then, on May 4, 2010, we leased in our own name 9,900 square feet along with 4,100 square feet of office space located at the same New York facility previously rented by SenCer to be shared with SenCer for common purposes of SenCer and us, as reflected in Exhibit 10.8 and we fully established our operational team in the New York facility and hired all of the necessary employees directly. As such, we ceased the practice of recompensing SenCer for the use of the space that they had previously rented and directly paid for our rent, labor, and other costs. Thus, other than the amended Technology License Agreement and Employment Agreement, we do not have any agreements written or verbal in which we pay Mr. Burt or SenCer for services rendered for us.

Option Grants

We did not grant any options or stock appreciation rights to our named executive officers or directors from our inception to the date of this Prospectus. As of the date of this Prospectus, we did not have any stock option plans.

Compensation of Directors

Our directors did not receive any compensation for their services as directors from our inception to the date of this Prospectus. We have no formal plan for compensating our directors for their services in the future in their capacity as directors.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits to our directors or executive officers. We have no material bonus or profit sharing plans in which cash or non-cash compensation is or may be paid to our directors or executive officers, except for employment agreements with our executive officers, which provide that our executive officers may be awarded bonuses awarded by our Board of Directors.

Compensation Committee

We do not currently have a compensation committee of the Board of Directors or a committee performing similar functions. The Board of Directors as a whole participates in the consideration of executive officer and director compensation.

Board of Directors

Director Compensation

Name	Year ended	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
Dan Valladao	2009 2010	0	0	0	0	0	0	0
David Burt	2009 2010	0	0	0	0	0	0	0
Samuel Reeder	2009 2010	0	0	0	0	0	0	0

Our directors have not received any direct compensation as reflected above.

GreenCell Incorporated

(A Development Stage Company)

Balance Sheets

	December 31, 2010	March 31, 2010
	(Unaudited)
ASSETS
Current assets:
Cash	$10,528	$81,574

Total current assets	10,528	81,574
Equipment, net of accumulated depreciation	20,500	25,500

Total assets	$31,028	$107,074

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable - shareholders	$127,500	$—
Accounts payable and accrued expenses	46,957	25,994

Total current liabilities	174,457	25,994

Stockholders’ equity:
Common stock, $.01 par value, authorized 100,000,000 shares; 29,710,000 and 29,460,000 issued and outstanding as of December 31, 2010 and March 31, 2010, respectively	297,100	294,600
Additional paid-in capital	223,900	201,400
Accumulated deficit during development stage	(664,429)	(414,921)

	(143,429)	81,079

Total liabilities and stockholders’ equity	$31,028	$107,074

The accompanying notes are an integral part of these financial statements.

GreenCell, Incorporated

(A Development Stage Company)

Statement of Operations

(Unaudited)

	For the Three Months Ended December 31, 2010	For the Nine Months Ended December 31, 2010	For the Period December 7, 2009 (Inception) to December 31, 2010
Revenue	$—	$—	$—

Expenses:
General and administrative	40,159	115,643	150,260
Consulting fees	12,500	42,500	337,500
Professional fees	2,700	8,450	64,520
Research and development	19,907	82,915	112,149

Total expenses	75,266	249,508	664,429

Net loss	$(75,266)	$(249,508)	$(664,429)

Weighted average number of common shares outstanding, basic and fully diluted	29,710,000	29,710,000	28,726,748

Net loss per weighted share basic and fully diluted	$(0.00)	$(0.01)	$(0.02)

The accompinying notes are an integral part of these financial statements.

GreenCell, Incorporated

(A Development Stage Company)

Statement of Changes in Stockholders’ Equity

(Unaudited)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit During Developmental Stage	Total Stockholder’s Equity

	Shares	Amount
December 7, 2009
Shares issued for cash	1,960,000	$19,600	$176,400	$—	$196,000
Shares issued for services	6,000,000	60,000	240,000	—	300,000
Shares issued for technology license	21,500,000	215,000	(215,000)	—	—
Net income (loss) December 7, 2009 (Inception) to March 31, 2010	—	—	—	(414,921)	(414,921)

Balance, March 31, 2010	29,460,000	294,600	201,400	(414,921)	81,079
Shares issued for cash	250,000	2,500	22,500		25,000
Net income (loss) for the nine months ended December 31, 2010				(249,508)	(249,508)

Balance, December 31, 2010	29,710,000	$297,100	$223,900	$(664,429)	$(143,429)

The accompinying notes are an integral part of these financial statements.

GreemCell Incorporated

(A Development Stage Company)

Statement of Cash Flows

(Unaudited)

	For the Nine Months Ended December 31, 2010	For the Period December 7, 2009 (Inception) to December 31, 2010
Cash flows from operating activities
Net loss	$(249,508)	$(589,163)
Adjustments to reconcile net loss to net cash:
Depreciation expense	5,000	5,000
Stock-based compensation	—	300,000
Changes in operating assets and libilities:
Accounts payable and accrued expenses	20,962	39,412

Net cash used in operating activities	(223,546)	(244,751)

Cash flows from investing activites
Purchase of equipment	—	(25,500)

Net cash used in investing activities	—	(25,500)

Net cash from financing activities
Proceeds from borrowings from related party shareholders	127,500	60,000
Issuance of common stock	25,000	221,000

Net cash provided by financing activities	152,500	281,000

Net increase in cash	(71,046)	10,750
Cash, beginning of period	81,574	—

Cash, end of period	$10,528	$10,750

Supplemental information:
Issuance of 5,600,000 shares of common stock for consulting services	$—	$280,000

Issuance of 400,000 shares of common stock in exchange for legal services	$—	$20,000

Issuance of 21,500,000 shares of common stock in exchange for technology license	$—	$215,000

The accompinying notes are an integral part of these financial statements.

GreenCell, Incorporated

(A Development Stage Company)

Notes to the Financial Statements

December 31, 2010

(Unaudited)

Note 1—Organization and nature of operations

Organization

GreenCell, Incorporated (“the Company”) was organized December 7, 2009 under the laws of the State of Florida. The Company has not commenced significant operations, and in accordance with Financial Accounting Standard Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 915, “Development Stage Entity,” the Company is considered a development stage company.

The Company is in the business of developing commercial and industrial applications for the SenCer, Inc. (“SenCer”) Ultra Temp Composite, including igniters, oxygen sensors, fuel cells, and brake pad products for the automotive, home appliance, heating and cooling and medical industries. SenCer is one of the founding shareholders of the Company.

As indicated above, the Company is an early development stage business, with no revenue generating operations and does not anticipate generating revenues before the fourth quarter of the fiscal year beginning April 1, 2011. In order to commence revenue generating operations, the Company needs to complete development of its igniter and then begin marketing and selling its future igniter product. The Company then needs to complete development of its O2 sensors, fuel cells, and brake pad future products and thereafter sell and market these products.

Accounting period

The Company has adopted a fiscal year accounting period that begins on April 1, and ends on March 31 of a given year.

Note 2—Summary of significant accounting principles

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities at the date of the financial statements, as well as their related disclosures. Such estimates and assumptions also affect the reported amounts of revenues and expenses during the reporting period. Actual results could significantly differ from those estimates.

Cash and cash equivalents

The Company considers short-term interest bearing investments with initial maturities of three months or less to be cash equivalents. Cash and cash equivalents consist of cash in banks, free credit on investment accounts and money market accounts.

GreenCell, Incorporated

(A Development Stage Company)

Notes to the Financial Statements (Continued)

December 31, 2010

(Unaudited)

Note 2—Summary of significant accounting principles (continued)

Revenue recognition

In accordance with the FASB ASC Topic 605, “Revenue Recognition,” the Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectability is reasonably assured.

Furniture and equipment

Furniture and equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Repairs and maintenance are expensed as incurred while betterments and improvements are capitalized. When items are sold or retired, the related cost and accumulated depreciation is removed from the accounts and any gain or loss is included in operations.

The Company provides for depreciation and amortization over the following estimated useful lives:

Furniture and fixtures	5-7 years
Office equipment	5-7 years
Vehicles	5 years
Machinery and equipment	5 years

Long-Lived Assets

In accordance with FASB ASC Topic 360 “Property, Plant, and Equipment,” the Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts.

Fair Value of Financial Instruments

The fair values of the Company’s assets and liabilities that qualify as financial instruments under FASB ASC Topic 825, “Financial Instruments,” approximate their carrying amounts presented in the accompanying balance sheets as of September 30, 2010 and March 31, 2010.

Inventories

Inventory is valued at the lower of cost or market, cost being determined by the first-in, first-out (FIFO) method. Obsolete items are carried at estimated net realizable value.

GreenCell, Incorporated

(A Development Stage Company)

Notes to the Financial Statements (Continued)

December 31, 2010

(Unaudited)

Note 2—Summary of significant accounting principles (continued)

Loss Per Common Share

The Company complies with the accounting and disclosure requirements of FASB ASC 260, “Earnings Per Share.” Basic loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted loss per common share incorporates the dilutive effect of common stock equivalents on an average basis during the period.

Research and development

The Company accounts for research and development costs in accordance with FASB ASC subtopic 730-10, “Research and Development.” Under FASB ASC 730-10, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred, and includes payroll, employee benefits, stock based compensation, and other head-count related expenses associated with product development, material and supplies, and outside engineering and development expenses, purchase of technology, and certain expense incurred in connection with the operation of facilities that are dedicated to current and future research and development projects. The Company incurred research and development expenses of approximately $19,907 and $82,915 for the three and nine month periods ended December 31, 2010, respectively, and $112,149 for the period December 7, 2009 (Inception) to December 31, 2010, respectively.

Income Taxes

The Company accounts for income taxes in accordance with FASB ASC Topic 740 “Income Taxes,” which requires accounting for deferred income taxes under the asset and liability method. Deferred income tax asset and liabilities are computed for difference between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on the enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce the deferred income tax assets to the amount expected to be realized.

In accordance with GAAP, the Company is required to determine whether a tax position of the Company is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The Company files an income tax return in the U.S. federal jurisdiction, and may file income tax returns in various U.S. state and local jurisdictions. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. De-recognition of a tax benefit previously recognized could result in the Company recording a tax liability that would reduce net assets. This policy also provides guidance on thresholds, measurement, de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition that is intended to provide better financial statement comparability among different entities. It must be applied to all existing tax positions upon initial adoption and the cumulative effect, if any, is to be reported as an adjustment to stockholder’s equity as of April 1, 2010.

GreenCell, Incorporated

(A Development Stage Company)

Notes to the Financial Statements (Continued)

December 31, 2010

(Unaudited)

Note 2—Summary of significant accounting principles (continued)

Income Taxes (continued)

Based on its analysis, the Company has determined that the adoption of this policy did not have a material impact on the Company’s financial statements upon adoption. However, management’s conclusions regarding this policy may be subject to review and adjustment at a later date based on factors including, but not limited to, on-going analyses of and changes to tax laws, regulations and interpretations thereof.

Interest and Penalty Recognition on Unrecognized Tax Benefits

The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses.

Comprehensive Income

The Company complies with FASB ASC Topic 220, “Comprehensive Income,” which establishes rules for the reporting and display of comprehensive income (loss) and its components. FASB ASC Topic 220 requires the Company’ to reflect as a separate component of stockholders’ equity items of comprehensive income.

Stock-Based Compensation

The Company complies with FASB ASC Topic 718 “Compensation – Stock Compensation,” which establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. FASB ASC Topic 718 focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. FASB ASC Topic 718 requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award the requisite service period (usually the vesting period). No compensation costs are recognized for equity instruments for which employees do not render the requisite service. The grant-date fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of those instruments (unless observable market prices for the same or similar instruments are available). If an equity award is modified after the grant date, incremental compensation cost will be recognized in an amount equal to the excess of the fair value of the modified award over the fair value of the original award immediately before the modification. For the period December 7, 2009 (Inception) to March 31, 2010, the Company issued 6.0 million shares of its $.01 par value common stock to consultants for consulting services, and in connection with issuance of these shares, the Company recorded additional compensation expense of $300,000 under FASB ASC 718. No compensation expense was recorded for the nine month period ended December 31, 2010.

GreenCell, Incorporated

(A Development Stage Company)

Notes to the Financial Statements (Continued)

December 31, 2010

(Unaudited)

Note 2—Summary of significant accounting principles (continued)

Valuation of Investments in Securities at Fair Value—Definition and Hierarchy

FASB ASC Topic 820 “Fair Value Measurements and Disclosures” provides a framework for measuring fair value under generally accepted accounting principles in the United States and requires expanded disclosures regarding fair value measurements. ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date.

In determining fair value, the Company uses various valuation approaches. In accordance with GAAP, a fair value hierarchy for inputs is used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are those that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the inputs market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. FASB ASC Topic 820 establishes a three-tiered fair value hierarchy that prioritizes inputs to valuation techniques used in fair value calculations, as follows:

Level 1 - Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not applied to Level 1 securities. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2 - Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3 - Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The availability of valuation techniques and observable inputs can vary from security to security and is affected by a wide variety of factors including, the type of security, whether the security is new and not yet established in the marketplace, and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Those estimated values do not necessarily represent the amounts that may be ultimately realized due to the occurrence of future circumstances that cannot be reasonably determined.

GreenCell, Incorporated

(A Development Stage Company)

Notes to the Financial Statements (Continued)

December 31, 2010

(Unaudited)

Note 2—Summary of significant accounting principles (continued)

Valuation of Investments in Securities at Fair Value—Definition and Hierarchy (continued)

Because of the inherent uncertainty of valuation, those estimated values may be materially higher or lower than the values that would have been used had a ready market for the securities existed. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for securities categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement.

Fair value is a market-based measure considered from the perspective of a market participant rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, the Company’s own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date. The Company uses prices and inputs that are current as of the measurement date, including periods of market dislocation. In periods of market dislocation, the observability of prices and inputs may be reduced for many securities. This condition could cause a security to be reclassified to a lower level within the fair value hierarchy.

Valuation Techniques

The Company values investments in securities that are freely tradable and are listed on a national securities exchange or reported on the NASDAQ national market at their last sales price as of the last business day of the year.

Government Bonds

The fair value of sovereign government bonds is generally based on quoted prices in active markets. When quoted prices are not available, fair value is determined based on a valuation model that uses inputs that include interest-rate yield curves, cross-currency-basis index spreads, and country credit spreads similar to the bond in terms of issuer, maturity and seniority.

Certificate of Deposits

The fair values of the bank certificate of deposits are based on the face value of the certificate of deposits

Recently Adopted Accounting Pronouncements

In June 2009, the FASB issued the FASB Accounting Standards Codification (the “Codification”) and a new Hierarchy of Generally Accepted Accounting Principles which establishes only two levels of GAAP: authoritative and nonauthoritative. The Codification is now the source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP, except for rules and interpretive releases of the SEC, which are additional sources of authoritative GAAP for SEC registrants. All other nongrandfathered, non-SEC

GreenCell, Incorporated

(A Development Stage Company)

Notes to the Financial Statements (Continued)

December 31, 2010

(Unaudited)

Note 2—Summary of significant accounting principles (continued)

Recently Adopted Accounting Pronouncements (continued)

accounting literature not included in the Codification will become nonauthoritative. The Codification is effective for financial statements for interim or annual reporting periods ending after September 15, 2009. The Company adopted the new guidelines and numbering system prescribed by the Codification when referring to GAAP on December 7, 2009. The application of the Codification did not have an impact on the Company’s financial statements; however, all references to authoritative accounting literature will now be references in accordance with the Codification.

On December 7, 2009, The Company adopted FASB ASC Topic 805 (ASC 805), “Business Combinations,” which generally requires an acquirer to recognize the identifiable assets acquired, liabilities assumed, contingent purchase consideration and any noncontrolling interest in the acquiree at fair value on the date of acquisition. It also requires an acquirer to recognize as expense most transaction and restructuring costs as incurred, rather than include such items in the cost of the acquired entity. For the Company, ASC 805 applies prospectively to business combinations for which the acquisition date is on or after October 1, 2009. The adoption of ASC 805 did not have a material impact on the Company’s financial statements.

On December 7, 2009, the Company adopted FASB ASC Topic 820-10 (ASC 820-10), “Fair Value Measurements and Disclosures,” for nonfinancial assets and liabilities that are not recognized or disclosed at fair value in the financial statements on a recurring basis. The adoption of ASC 820-10 did not have a material impact on the Company’s financial statements.

In August 2009, the FASB issued Accounting Standards Update 2009-05 (ASU 2009-05), “Fair Value Measurements and Disclosures (Topic 820) – Measuring Liabilities at Fair Value,” to amend FASB ASC Topic 820, “Fair Value Measurements and Disclosures,” to provide guidance on the measurement of liabilities at fair value. The guidance provides clarification that in circumstances in which a quoted market price in an active market for an identical liability is not available, an entity is required to measure fair value using a valuation technique that uses the quoted price of an identical liability when traded as an asset or, if unavailable, quoted prices for similar liabilities or similar assets when traded as assets. If none of this information is available, an entity should use a valuation technique in accordance with existing fair valuation principles. The Company adopted the guidance effective December 7, 2009, and there was no material impact on the Company’s financial statements or related footnotes.

In May 2009, the FASB issued authoritative guidance for subsequent events, now codified as FASB ASC Topic 855, “Subsequent Events,” which establishes general standards of accounting for and disclosures of events that occur after the balance sheet date but before the financial statements are issued or are available to be issued. The guidance sets forth the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements. The guidance also requires the disclosure of the date through which an entity has evaluated subsequent events and whether this date represents the date the financial statements were issued or were available to be issued. The Company adopted this guidance effective December 7, 2009 with no significant impact on the Company’s financial statements or related footnotes.

GreenCell, Incorporated

(A Development Stage Company)

Notes to the Financial Statements (Continued)

December 31, 2010

(Unaudited)

Note 2—Summary of significant accounting principles (continued)

Recently Adopted Accounting Pronouncements (continued)

In April 2009, the FASB provided additional guidance for estimating fair value in accordance with FASB ASC Topic 820, “Fair Value Measurements and Disclosures,” when the volume and level of activity for the asset or liability have significantly decreased. This additional guidance re-emphasizes that regardless of market conditions the fair value measurement is an exit price concept and clarifies and includes additional factors to consider in determining whether there has been a significant decrease in market activity for an asset or liability. This guidance also provides additional clarification on estimating fair value when the market activity for an asset or liability has declined significantly. The scope of this guidance does not include assets and liabilities measured under quoted prices in active markets. This guidance is applied prospectively to all fair value measurements where appropriate and will be effective for interim and annual periods ending after June 15, 2009. The adoption of the provisions of this guidance did not have any material impact on the Company’s financial statements.

In April 2009, FASB issued FSP FAS 107-1 and APB 28-1, now codified in FASB ASC Topic 825-10-65, “Interim Disclosures about Fair Value of Financial Instruments,” which amends U.S. GAAP to require entities to disclose the fair value of financial instruments in all interim financial statements. The additional requirements of this guidance also require disclosure of the method(s) and significant assumptions used to estimate the fair value of those financial instruments. Previously, these disclosures were required only in annual financial statements. The additional requirements of this guidance are effective for interim reporting periods ending after June 15, 2009. The adoption of the additional requirements did not have any financial impact on the Company’s financial statements.

In April, 2009, the FASB issued ASC Topic 320-10 (ASC 320-10), “Recognition and Presentation of Other-Than-Temporary Impairments,” which provides additional guidance designed to create greater clarity and consistency in accounting for and presenting impairment losses on securities. ASC Topic 320-10 provides greater clarity to investors about the credit and noncredit components of impaired debt securities that are not expected to be sold. The measure of impairment in comprehensive income remains fair value. This statement also requires more timely disclosures and an increase in disclosures regarding expected cash flows, credit losses, and an aging of securities with unrealized losses. The adoption of the additional requirements did not have any financial impact on the Company’s financial statements.

In January 2010, the FASB issued Accounting Standards Update 2010-06, “Fair Value Measurements and Disclosures (Topic 820) - Improving Disclosures about Fair Value Measurements” (ASU 2010-06), to require new disclosures related to transfers into and out of Levels 1 and 2 of the fair value hierarchy and additional disclosure requirements related to Level 3 measurements. The guidance also clarifies existing fair value measurement disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. The additional disclosure requirements are effective for the first reporting period beginning after December 15, 2009, except for the additional disclosure requirements related to Level 3 measurements, which are effective for fiscal years beginning after December 15, 2010. The adoption of the additional requirements is not expected to have any financial impact on the Company’s financial statements.

GreenCell, Incorporated

(A Development Stage Company)

Notes to the Financial Statements (Continued)

December 31, 2010

(Unaudited)

Note 2—Summary of significant accounting principles (continued)

Recently Adopted Accounting Pronouncements (continued)

In December 2009, the FASB issued Accounting Standards Update (ASU) 2009-17, “Consolidations (FASB ASC Topic 810) -Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities,” which codifies FASB Statement No. 167, Amendments to FASB Interpretation No. 46(R). ASU 2009-17 represents a revision to former FASB Interpretation No. 46 (Revised December 2003), “Consolidation of Variable Interest Entities,” and changes how a reporting entity determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a reporting entity is required to consolidate another entity is based on, among other things, the other entity’s purpose and design and the reporting entity’s ability to direct the activities of the other entity that most significantly impact the other entity’s economic performance. ASU 2009-17 also requires a reporting entity to provide additional disclosures about its involvement with variable interest entities and any significant changes in risk exposure due to that involvement. A reporting entity will be required to disclose how its involvement with a variable interest entity affects the reporting entity’s financial statements. ASU 2009-17 is effective at the start of a reporting entity’s first fiscal year beginning after November 15, 2009, or the Company’s fiscal year beginning January 1, 2010. Early application is not permitted. We have not yet determined the impact, if any, which of the provisions of ASU 2009-15 may have on the Company’s financial statements

Concentration of Credit Risk

The Company maintains its cash and cash equivalents in bank deposit accounts, which, at times may exceed federally insured limits. The Company has not experienced any losses in such accounts. Management believes the Company is not exposed to any significant credit risk related to cash and cash equivalents.

Note 3—Going concern

The accompanying financial statements have been prepared assuming that the company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. As noted above, the company is in the development stage and, accordingly, has not yet generated any revenues from operations. Currently, the Company does not sufficient cash to sustain itself for the next twelve months. We expect to raise additional capital through one or more of the following plans, none of which are in place at the present time: (i) a private placement of our securities; (ii) the procurement of bank lines of credit or other debt facilities; and/or (iii) the procurement of governmental grants that may be available for development of alternative energy technologies such as fuel cell technologies. In the event that this financing does not materialize, the Company may be unable to implement its current plans for expansion, pay its obligations as they become due, or continue as a going concern, any of which circumstances would have a material adverse effect on the business prospects, financial condition, and results of op0erations. The accompanying financial statements do not include any adjustments that might be required should the company be unable to recover the value of its assets or satisfy its liabilities.

GreenCell, Incorporated

(A Development Stage Company)

Notes to the Financial Statements (Continued)

December 31, 2010

(Unaudited)

Note 4—Equipment

At September 30, 2010, equipment consisted of one piece of analytical equipment, valued at $25,500. The Company recorded $1,250 in depreciation expense for the period April 1, 2010 to December 31, 2010.

Note 5—Notes Payable – Shareholders

Notes payable – shareholders consist of the following at December 31, 2010:

Note payable–shareholder, unsecured; interest accrues at 10% per annum. The note and accrued interest is due on July 15, 2011.	$25,000
Note payable–shareholder, unsecured; interest accrues at 10% per annum. The note and acrued interest is due on August 9, 2011.	25,000
Note payable–shareholder, unsecured; interest accrues at 10% per annum. The note and acrued interest is due on September 13, 2011.	10,000
Notes payable–shareholder, unsecured, interest accures at 10% per annum. The note and accrued interest is due on October 5, 2011.	5,000
Notes payable–shareholder, unsecured, interest accures at 10% per annum. The note and accrued interest is due on October 22, 2011.	10,000
Notes payable–shareholder, unsecured, interest accures at 10% per annum. The note and accrued interest is due on October 26, 2011.	10,000
Notes payable–shareholder, unsecured, interest accures at 10% per annum. The note and accrued interest is due on November 16, 2011.	5,000
Notes payable–shareholder, unsecured, interest accures at 10% per annum. The note and accrued interest is due on November 23, 2011.	10,000
Notes payable–shareholder, unsecured, interest accures at 10% per annum. The note and accrued interest is due on December 7, 2011.	5,000
Notes payable–shareholder, unsecured, interest accures at 10% per annum. The note and accrued interest is due on December 29, 2011.	10,000
Advances received from co-founding shareholder, unsecured, non-interest bearing, and due on demand.	12,500

$127,500

GreenCell, Incorporated

(A Development Stage Company)

Notes to the Financial Statements (Continued)

December 31, 2010

(Unaudited)

Note 6—Income taxes

At December 31, 2010, the Company had approximately $590,000 of net operating losses (“NOL”) carry-forwards for federal and state income purposes. These losses are available for future years and expire through 2030. Utilization of these losses may be severely or completely limited if the Company undergoes an ownership change pursuant to Internal Revenue Code Section 382.

The deferred tax asset is summarized as follows:

December 31, 2010
Deferred tax asset:
Net operating loss carryforwards	$250,000

Deferred tax liability	250,000
Less: Valuation allowance	(250,000)

Net deferred tax asset	$—

A reconciliation of income tax expense computed at the U.S. federal, state, and local statutory rates and the Company’s effective tax rate is as follows:

December 31, 2010
Statutory federal income tax expense	(34)%
State and local income tax	(4)
Valuation allowance	38

—%

The Company has taken a 100% valuation allowance against the deferred tax asset attributable to the NOL carryforward of $250,000 at December 31, 2010, due to the uncertainty of realizing the future tax benefits.

GreenCell, Incorporated

(A Development Stage Company)

Notes to the Financial Statements

December 31, 2010

(Unaudited)

Note 7—Stockholders’ Equity

In December 2009, the Company issued 21,500,000 shares of its $0.01 par value common stock at an agreed value of $.01 as founders’ shares for licensing rights and services. The shares were deemed to have been issued pursuant to an exemption provided by Section 4(2) of the Act, which exempts from registration “transactions by an issuer not involving any public offering.”

On December 9, 2009, the Company issued 2,800,000 shares of its $.01 par value common stock at an agreed value of $.05 for consulting services. In connection with issuance of these shares, the Company recorded compensation expense in the amount of $140,000; this amount is included in consulting fees on the statement of operations. The shares were deemed to have been issued pursuant to an exemption provided by Section 4(2) of the Act, which exempts from registration “transactions by an issuer not involving any public offering.”

On February 1, 2010, the Company issued 2,800,000 shares of its $.01 par value common stock at an agreed value of $.05 for consulting services. In connection with issuance of these shares, the Company recorded compensation expense in the amount of $140,000; this amount is included in consulting fees on the statement of operations. The shares were deemed to have been issued pursuant to an exemption provided by Section 4(2) of the Act, which exempts from registration “transactions by an issuer not involving any public offering.”

In the period between December 26, 2009 and March 31, 2010, the Company issued 1,960,000 shares of its $0.01 par value common stock for $196,000 cash. Subsequent to March 31, 2010, the Company issued an additional 250,000 shares of its $0.01 par value common stock for 25,000 cash. The shares were deemed to have been issued pursuant to an exemption provided by Section 4(2) of the Act, which exempts from registration “transactions by an issuer not involving any public offering.”

On December 8, 2009, the Company issued 400,000 shares of its $.01 par value common stock for legal services. In connection with the issuance of these shares, the Company recorded compensation expense in the amount of $20,000; this amount is included in professional fees on the statement of operations. The shares were deemed to have been issued pursuant to an exemption provided by Section 4(2) of the Act, which exempts from registration “transactions by an issuer not involving any public offering.”

Note 8—Warrants and options

There are no warrants or options outstanding to acquire any additional shares of common stock.

Note 9—Related Party

On May 4, 2010, the Company entered into a one year Lease Agreement (“Agreement”), expiring April 30, 2011, for 9,900 square feet of production space and 4,100 square feet of office space to be shared with SenCer, Inc, a founding shareholder of the Company. The Agreement provides for a monthly rental payment of $4,450, plus a monthly utility allowance of $450. Under terms of an earlier lease arrangement, which was replaced with the current Agreement, rental expense for the period December 7, 2009 (inception) to March 31, 2010 totaled $14,850.

GreenCell, Incorporated

(A Development Stage Company)

Notes to the Financial Statements

December 31, 2010

(Unaudited)

Note 9—Related Party (continued)

On December 8, 2009, the Company entered into a twelve month operating lease for temporary office space with Byrd and Company, LLC, which is controlled by James Byrd, our shareholder and consultant. The lease originally provided for a monthly payment of $2,500 plus sales, tax, but was later canceled and replaced with a one-time payment of $10,000 for initial services provided in connection with coordinating initial audit and filings with the Commission, use of Byrd and Company, LLC’s office located in Orlando, Florida through April 2010, and initial use of Mr. Byrd’s administrative staff during the first 120 days of our operations. Mr. Byrd made the office space available to us free of charge for May 2010, at which time we changed our offices to SenCer’s offices in New York.

On July 15, 2010, the Company entered into a Promissory Note (“Note”) agreement with James Painter, III, a related party shareholder, wherein Mr. Painter loaned the Company $25,000. The Note is unsecured and accrues interest at 10% per annum. The Note and accrued interest is due on July 15, 2011 (See Note 5—Notes Payable – Shareholders).

On August 9, 2010, the Company entered into a Promissory Note (“Note”) agreement with James Byrd, Jr. and Robin Byrd, TBE, wherein James Byrd is a related party shareholder, and in which James Byrd and Robin Byrd, TBE, loaned the Company $25,000. The Note is unsecured and accrues interest at 10% per annum. The Note and accrued interest is due on August 9, 2011 (See Note - Notes Payable - Shareholders).

On September 13, 2010, the Company entered into a Promissory Note (“Note”) agreement with James Painter, III, a related party shareholder, wherein Mr. Painter loaned the Company $10,000. The Note is unsecured and accrues interest at 10% per annum. The Note and accrued interest is due on September 13, 2011 (See Note 5—Notes Payable – Shareholders).

On October 5, 2010, the Company entered into a Promissory Note (“Note”) agreement with James Painter, III, a related party shareholder, wherein Mr. Painter loaned the Company $5,000. The Note is unsecured and accrues interest at 10% per annum. The Note and accrued interest is due on October 5, 2011 (See Note 5—Notes Payable – Shareholders).

On October 22, 2010, the Company entered into a Promissory Note (“Note”) agreement with James Painter, III, a related party shareholder, wherein Mr. Painter loaned the Company $10,000. The Note is unsecured and accrues interest at 10% per annum. The Note and accrued interest is due on October 22, 2011 (See Note 5—Notes Payable – Shareholders).

On October 26, 2010, the Company entered into a Promissory Note (“Note”) agreement with James Painter, III, a related party shareholder, wherein Mr. Painter loaned the Company $10,000. The Note is unsecured and accrues interest at 10% per annum. The Note and accrued interest is due on October 26, 2011 (See Note 5—Notes Payable – Shareholders).

GreenCell, Incorporated

(A Development Stage Company)

Notes to the Financial Statements

December 31, 2010

(Unaudited)

Note 9—Related Party (continued)

On November 16, 2010, the Company entered into a Promissory Note (“Note”) agreement with James Painter, III, a related party shareholder, wherein Mr. Painter loaned the Company $5,000. The Note is unsecured and accrues interest at 10% per annum. The Note and accrued interest is due on November 16, 2011 (See Note 5—Notes Payable – Shareholders).

On November 23, 2010, the Company entered into a Promissory Note (“Note”) agreement with James Painter, III, a related party shareholder, wherein Mr. Painter loaned the Company $10,000. The Note is unsecured and accrues interest at 10% per annum. The Note and accrued interest is due on November 23, 2011 (See Note 5—Notes Payable – Shareholders).

On December 7, 2010, the Company entered into a Promissory Note (“Note”) agreement with James Painter, III, a related party shareholder, wherein Mr. Painter loaned the Company $5,000. The Note is unsecured and accrues interest at 10% per annum. The Note and accrued interest is due on December 7, 2011 (See Note 5—Notes Payable – Shareholders).

On December 29, 2010, the Company entered into a Promissory Note (“Note”) agreement with James Painter, III, a related party shareholder, wherein Mr. Painter loaned the Company $10,000. The Note is unsecured and accrues interest at 10% per annum. The Note and accrued interest is due on December 29, 2011 (See Note 5—Notes Payable – Shareholders).

During the quarter ended December 31, 2010, the Company received a series of advances from its co-founding shareholder, General Automotive Company, Inc. These advances are unsecured, non-interest bearing, and due on demand.

Note 10—Commitments

On January 1, 2010, the Company entered into a twenty-four (24) month Executive Agreement (the “Agreement”) with its Chief Executive Officer (“CEO”) Dan Valladao. The Agreement provides that the CEO will be paid $5,000 per month, plus applicable bonus to be awarded by the board of directors (“Board”) from time to time based on performance, which may be paid in stock or cash at the discretion of the Board. The Company may terminate the Agreement for (a) cause, including material breaches of the Agreement that are not cured within five (5) days, a criminal conviction punishable by imprisonment of more than one year involving a crime that includes gross dishonesty or bad morals, engaging in conduct that is detrimental to the Company’s reputation, character or standing or that of the shareholders, or filing by an arbitration panel that the employee breached the non-compete or non-disclosure agreement with the Company, and (b) without cause by a majority vote of the Board. The employee may terminate his employment with “good reason” if (a) there is any change in the duties and responsibilities of the employee that is inconsistent with the employee’s duties, responsibilities, or status with us; (b) we reduce the employee’s base salary; (c) we relocate our principal executive offices away from Central Florida; (d) we refuse to permit the employee to engage in activities not directly related to our business, which employee was permitted to do prior to the employment agreement; (e) we fail to provide the indemnification provided for in our bylaws or any other written agreement between the employee and us; (f) we fail to obtain the assumption agreement from any successor giving rise to a change in control; or g) there is any other material breach of this agreement. With respect (c) above, “relocating our principal

GreenCell, Incorporated

(A Development Stage Company)

Notes to the Financial Statements

December 31, 2010

(Unaudited)

Note 10—Commitments (continued)

executive offices away from Central Florida,” as a termination right with “good reason,” Dan Valladao was actively involved in the decision to consolidate the Company’s offices and operations to New York and in negotiating the lease for the New York facility, and has waived his rights to termination with good cause due to relocation of our office and operations to New York (See Exhibit 10.1). The Company’s Board of Directors unanimously approved of Dan Valladao’s waiver in this regard.

On January 1, 2010, the Company entered into a twenty-four (24) month Executive Agreement (the “Agreement”) with its Chief Technology Officer (“CTO”) David Burt. The Agreement provides that the CTE will be paid $2,500 per month, plus performance bonus to be awarded by the board of directors (“Board”). The Company may terminate the Agreement for (a) cause, including material breaches of the Agreement that are not cured within five (5) days, a criminal conviction punishable by imprisonment of more than one year involving a crime that includes gross dishonesty or bad morals, engaging in conduct that is detrimental to the Company’s reputation, character or standing or that of the shareholders, or filing by an arbitration panel that the employee breached the non-compete or non-disclosure agreement with the Company, and (b) without cause by a majority vote of the Board. The Agreement provides that the employee my terminate his employment for a variety of good reasons: (a) change of duties and responsibilities, (b) reduction in salary, (c) relocation of corporate offices from Central Florida, (c) refusal to permit the CTO to engage in activities not directly related to the Company’s business, which the employee is permitted to do prior to the Agreement, (d) the Company fails to provide indemnification provided for in the by-laws, (f) the Company fails to obtain the assumption agreement from any successor giving rise to a change of control, or (g) there is any other material breach of this Agreement. With respect to (c) above, “relocating our principal executive offices away from Central Florida,” as a termination right with “good reason,” David Burt was actively involved in the decision to consolidate the Company’s offices and operations to New York and in negotiating the lease for the New York facility, and has waived his rights to termination with good cause due to the relocation of our office and operations to new York (See Exhibit 10.1). The Company’s Board of Directors unanimously approved of David B. Burt’s waiver in this regard.

On December 14, 2009, the Company entered into a twelve (12) month agreement (“Agreement”) with Emerging Markets Consulting, LLC, a Florida limited liability company, controlled by James S. Painter. The Agreement provides that Emerging Markets Consulting, LLC will provide the Company with various advertising and marketing services in exchange for 2,800,000 shares of the Company’s $.01 par value common stock, which shares were vested and earned upon the execution of the Agreement. The Company has indemnified Emerging Markets Consulting, LLC and its officers in the Agreement against liabilities arising as a result of the relationship between the Company and Emerging Markets Consulting, LLC.

On February 1, 2010, the Company entered into a twelve (12) month agreement (“Agreement”) with Byrd & Company, LLC, a Florida limited liability company, owned and controlled by James Byrd, Jr. The Agreement provides that Byrd & Company, LLC will provide the Company business consulting services, including to consult and advise about (a) corporate structure and strategic advice in connection with going public, (b) engaging appropriate SEC counsel, auditors, transfer agents and other professionals for the purpose of going public as a registered fully reporting public company in exchange for 2,800,000 restricted shares of the Company’s $.01 par value common stock, which shares were vested and earned upon the execution of the Agreement.

GreenCell, Incorporated

(A Development Stage Company)

Notes to the Financial Statements

December 31, 2010

(Unaudited)

Note 11—Subsequent Events

During the period January 6, 2011 through January 13, 2011, the Company entered into a series of notes with related party shareholders aggregating $170,000. These notes are due one year from date of issuance and incur interest at the rate of 10% per annum, with identical terms and conditions.

Patrick Rodgers, CPA, PA

309 E. Citrus Street

Altamonte Springs, FL 32701

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Management

GreenCell, Incorporated.

2295 South Hiawassee Road

Suite 414

Orlando, Florida, FL 32835

I have audited the accompanying balance sheet of GreenCell, Incorporated (‘the Company”), a development stage company, as of March 31, 2010 and the related statements of operations, retained earnings, stockholders’ equity, and cash flows for the four months then ended. These financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor was I engaged to perform, an audit of its internal control over financial reporting. My audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, I express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GreenCell, Incorporated as of March 31, 2010, and the results of its operations and their cash flows for the four months then ended in conformity with accounting principles generally accepted in the United States of America.

As described in Note 10 to the financial statements, the Company has restated its financial statements as of and for the four months ended March 31, 2010 to reflect a correction to the balance sheet classification of a technology license received in a nonmonetary exchange for the issuance of 21.5 million shares of common stock at par value as an intangible asset. The technology license, valued at $215,000, was transferred to the Company by its founding shareholders prior to the filing of the Company’s S-1 Registration Statement, without identifiable historic cost basis as determined under GAAP. Since the Company was unable to identify historic costs associated with the technology license, the Company determined that no value should be assigned to the technology license, which resulted in a reduction of the intangible asset and paid-in capital of $215,000.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company is in development stage, has experienced losses from operations since inception, and has not established a source of revenue. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in this regard are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Patrick Rodgers, CPA, PA
Patrick Rodgers, CPA, PA
Altamonte Springs, Florida
October 31, 2010
Except Note 1, and Note 10– January 18, 2011
and Note 11—February 6, 2011

GreenCell Incorporated

(A Development Stage Company)

Balance Sheet

March 31, 2010
ASSETS
Current assets:
Cash	$81,574

Total current assets	81,574
Equipment, net of accumulated depreciation	25,500

Total assets	$107,074

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$25,994

Total current liabilities	25,994

Stockholders’ equity:
Common stock, $.01 par value, authorized 100,000,000 shares; 29,460,000 issued and outstanding as of March 31,2010	294,600
Additional paid-in capital	201,400
Accumulated deficit during development stage	(414,921)

81,079

Total liabilities and stockholders’ equity	$107,074

The accompinying notes are an integral of the financial statements.

GreenCell, Incorporated

(A Development Stage Company)

Statement of Operations

	For the Four Months Ended March 31, 2010	For the Period December 7, 2009 (Inception) to March 31, 2010
Revenue	$—	$—

Expenses:
General and administrative	34,617	34,617
Consulting fees	295,000	295,000
Professional fees	56,070	56,070
Research and development	29,234	29,234

Total expenses	414,921	414,921

Net loss	$(414,921)	$(414,921)

Weighted average number of common shares outstanding, basic and fully diluted	26,372,412	26,372,412

Net loss per weighted sharebasic and fully diluted	$(0.02)	$(0.02)

The accompinying notes are an integral of the financial statements.

GreenCell, Incorporated

(A Development Stage Company)

Statement of Changes in Stockholders’ Equity

				Accumulated Deficit During Developmental Stage	Total Stockholder’s Equity
			Additional Paid-in Capital
	Common Stock
	Shares	Amount
December 7, 2009
Shares issued for cash	1,960,000	$19,600	$176,400	$—	$196,000
Shares issued for services	6,000,000	60,000	240,000	—	300,000
Shares issued for technology license	21,500,000	215,000	(215,000)	—	—
Net income (loss) December 7, 2009 (Inception) to March 31, 2010				(414,921)	(414,921)

Balance, March 31, 2010	29,460,000	$294,600	$201,400	$(414,921)	$81,079

The accompinying notes are an integral of the financial statements.

GreemCell Incorporated

(A Development Stage Company)

Statement of Cash Flows

	For the Four Months Ended March 31, 2010	For the Period December 7, 2009 (Inception) to March 31, 2010
Cash flows from operating activities
Net loss	$(414,921)	$(414,921)
Adjustments to reconcile net loss to net cash:
Stock-based compensation	300,000	300,000
Changes in operating assets and libilities:
Accounts payable and accrued expenses	25,994	25,994

Net cash used in operating activities	(88,927)	(88,927)

Cash flows from investing activites
Purchase of equipment	(25,500)	(25,500)

Net cash used in investing activities	(25,500)	(25,500)

Net cash from financing activities
Issuance of common stock	196,000	196,000

Net cash provided by financing activities	196,000	196,000

Net increase in cash	81,574	81,574
Cash, beginning of period	—	—

Cash, end of period	$81,574	$81,574

Supplemental information:
Issuance of 5,600,000 shares of common stock for consulting services	$280,000	$280,000

Issuance of 400,000 shares of common stock in exchange for legal services	$20,000	$20,000

Issuance of 21,500,000 shares of common stock in exchange for technology license	$215,000	$215,000

The accompinying notes are an integral of the financial statements.

GreenCell, Incorporated

(A Development Stage Company)

Notes to the Financial Statements

March 31, 2010

Note 1—Organization and nature of operations

Organization

GreenCell, Incorporated (“the Company”) was organized December 7, 2009 under the laws of the State of Florida. The Company has not commenced significant operations, and in accordance with Financial Accounting Standard Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 915, “Development Stage Entity,” the Company is considered a development stage company.

The Company is in the business of developing commercial and industrial applications for the SenCer, Inc. (“SenCer”) Ultra Temp Composite, including igniters, oxygen sensors, fuel cells, and brake pad products for the automotive, home appliance, heating and cooling and medical industries. SenCer is one of the founding shareholders of the Company.

As indicated above, the Company is an early development stage business, with no revenue generating operations and does not anticipate generating revenues before the fourth quarter of the fiscal year beginning April 1, 2011. In order to commence revenue generating operations, the Company needs to complete development of its igniter and then begin marketing and selling its future igniter product. The Company then needs to complete development of its O2 sensors, fuel cells, and brake pad future products and thereafter sell and market these products.

Accounting period

The Company has adopted a fiscal year accounting period that begins on April 1, and ends on March 31 of a given year.

Note 2—Summary of significant accounting principles

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities at the date of the financial statements, as well as their related disclosures. Such estimates and assumptions also affect the reported amounts of revenues and expenses during the reporting period. Actual results could significantly differ from those estimates.

Cash and cash equivalents

The Company considers short-term interest bearing investments with initial maturities of three months or less to be cash equivalents. Cash and cash equivalents consist of cash in banks, free credit on investment accounts and money market accounts.

GreenCell, Incorporated

(A Development Stage Company)

Notes to the Financial Statements (Continued)

March 31, 2010

Note 2—Summary of significant accounting principles (continued)

Revenue recognition

In accordance with the FASB ASC Topic 605, “Revenue Recognition,” the Company recognizes revenue when persuasive evidence of an arrangement exists, delivery has occurred, the sales price is fixed or determinable, and collectability is reasonably assured.

Furniture and equipment

Furniture and equipment is stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Repairs and maintenance are expensed as incurred while betterments and improvements are capitalized. When items are sold or retired, the related cost and accumulated depreciation is removed from the accounts and any gain or loss is included in operations.

The Company provides for depreciation and amortization over the following estimated useful lives:

Furniture and fixtures	5-7 years
Office equipment	5-7 years
Vehicles	5 years
Machinery and equipment	5 years

Long-Lived Assets

In accordance with FASB ASC Topic 360 “Property, Plant, and Equipment,” the Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts.

Fair Value of Financial Instruments

The fair values of the Company’s assets and liabilities that qualify as financial instruments under FASB ASC Topic 825, “Financial Instruments,” approximate their carrying amounts presented in the accompanying balance sheet at March 31, 2010.

Inventories

Inventory is valued at the lower of cost or market, cost being determined by the first-in, first-out (FIFO) method. Obsolete items are carried at estimated net realizable value.

GreenCell, Incorporated

(A Development Stage Company)

Notes to the Financial Statements (Continued)

March 31, 2010

Note 2—Summary of significant accounting principles (continued)

Loss Per Common Share

The Company complies with the accounting and disclosure requirements of FASB ASC 260, “Earnings Per Share.” Basic loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding during the period. Diluted loss per common share incorporates the dilutive effect of common stock equivalents on an average basis during the period.

Research and development

The Company accounts for research and development costs in accordance with FASB ASC subtopic 730-10, “Research and Development.” Under FASB ASC 730-10, all research and development costs must be charged to expense as incurred. Accordingly, internal research and development costs are expensed as incurred, and includes payroll, employee benefits, stock based compensation, and other head-count related expenses associated with product development, material and supplies, and outside engineering and development expenses, purchase of technology, and certain expense incurred in connection with the operation of facilities that are dedicated to current and future research and development projects. The Company incurred research and development expenses of approximately of $29,000 for the period December 7, 2009 (Inception) to March 31, 2010.

Income Taxes

The Company accounts for income taxes in accordance with FASB ASC Topic 740 “Income Taxes,” which requires accounting for deferred income taxes under the asset and liability method. Deferred income tax asset and liabilities are computed for difference between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on the enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce the deferred income tax assets to the amount expected to be realized.

In accordance with GAAP, the Company is required to determine whether a tax position of the Company is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The Company files an income tax return in the U.S. federal jurisdiction, and may file income tax returns in various U.S. state and local jurisdictions. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement. De-recognition of a tax benefit previously recognized could result in the Company recording a tax liability that would reduce net assets. This policy also provides guidance on thresholds, measurement, de-recognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition that is intended to provide better financial statement comparability among different entities. It must be applied to all existing tax positions upon initial adoption and the cumulative effect, if any, is to be reported as an adjustment to stockholder’s equity as of April 1, 2010.

GreenCell, Incorporated

(A Development Stage Company)

Notes to the Financial Statements (Continued)

March 31, 2010

Note 2—Summary of significant accounting principles (continued)

Income Taxes (continued)

Based on its analysis, the Company has determined that the adoption of this policy did not have a material impact on the Company’s financial statements upon adoption. However, management’s conclusions regarding this policy may be subject to review and adjustment at a later date based on factors including, but not limited to, on-going analyses of and changes to tax laws, regulations and interpretations thereof.

Interest and Penalty Recognition on Unrecognized Tax Benefits

The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses.

Comprehensive Income

The Company complies with FASB ASC Topic 220, “Comprehensive Income,” which establishes rules for the reporting and display of comprehensive income (loss) and its components. FASB ASC Topic 220 requires the Company’ to reflect as a separate component of stockholders’ equity items of comprehensive income.

Stock-Based Compensation

The Company complies with FASB ASC Topic 718 “Compensation – Stock Compensation,” which establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. FASB ASC Topic 718 focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. FASB ASC Topic 718 requires an entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award the requisite service period (usually the vesting period). No compensation costs are recognized for equity instruments for which employees do not render the requisite service. The grant-date fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of those instruments (unless observable market prices for the same or similar instruments are available). If an equity award is modified after the grant date, incremental compensation cost will be recognized in an amount equal to the excess of the fair value of the modified award over the fair value of the original award immediately before the modification. For the period December 7, 2009 (Inception) to March 31, 2010, the Company issued 6.0 million shares of its $.01 par value common stock to consultants for consulting services, and in connection with issuance of these shares, the Company recorded additional compensation expense of $300,000 under FASB ASC 718.

GreenCell, Incorporated

(A Development Stage Company)

Notes to the Financial Statements (Continued)

March 31, 2010

Note 2—Summary of significant accounting principles (continued)

Valuation of Investments in Securities at Fair Value—Definition and Hierarchy

FASB ASC Topic 820 “Fair Value Measurements and Disclosures” provides a framework for measuring fair value under generally accepted accounting principles in the United States and requires expanded disclosures regarding fair value measurements. ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date.

In determining fair value, the Company uses various valuation approaches. In accordance with GAAP, a fair value hierarchy for inputs is used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are those that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the inputs market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. FASB ASC Topic 820 establishes a three-tiered fair value hierarchy that prioritizes inputs to valuation techniques used in fair value calculations, as follows:

Level 1 - Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not applied to Level 1 securities. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2 - Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3 - Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The availability of valuation techniques and observable inputs can vary from security to security and is affected by a wide variety of factors including, the type of security, whether the security is new and not yet established in the marketplace, and other characteristics particular to the transaction. To the extent that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Those estimated values do not necessarily represent the amounts that may be ultimately realized due to the occurrence of future circumstances that cannot be reasonably determined.

GreenCell, Incorporated

(A Development Stage Company)

Notes to the Financial Statements (Continued)

March 31, 2010

Note 2—Summary of significant accounting principles (continued)

Valuation of Investments in Securities at Fair Value—Definition and Hierarchy (continued)

Because of the inherent uncertainty of valuation, those estimated values may be materially higher or lower than the values that would have been used had a ready market for the securities existed. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for securities categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement.

Fair value is a market-based measure considered from the perspective of a market participant rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, the Company’s own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date. The Company uses prices and inputs that are current as of the measurement date, including periods of market dislocation. In periods of market dislocation, the observability of prices and inputs may be reduced for many securities. This condition could cause a security to be reclassified to a lower level within the fair value hierarchy.

Valuation Techniques

The Company values investments in securities that are freely tradable and are listed on a national securities exchange or reported on the NASDAQ national market at their last sales price as of the last business day of the year.

Government Bonds

The fair value of sovereign government bonds is generally based on quoted prices in active markets. When quoted prices are not available, fair value is determined based on a valuation model that uses inputs that include interest-rate yield curves, cross-currency-basis index spreads, and country credit spreads similar to the bond in terms of issuer, maturity and seniority.

Certificate of Deposits

The fair values of the bank certificate of deposits are based on the face value of the certificate of deposits

Recently Adopted Accounting Pronouncements

In June 2009, the FASB issued the FASB Accounting Standards Codification (the “Codification”) and a new Hierarchy of Generally Accepted Accounting Principles which establishes only two levels of GAAP: authoritative and nonauthoritative. The Codification is now the source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP, except for rules and interpretive releases of the SEC, which are additional sources of authoritative GAAP for SEC registrants. All other nongrandfathered, non-SEC

GreenCell, Incorporated

(A Development Stage Company)

Notes to the Financial Statements (Continued)

March 31, 2010

Note 2—Summary of significant accounting principles (continued)

Recently Adopted Accounting Pronouncements (continued)

accounting literature not included in the Codification will become nonauthoritative. The Codification is effective for financial statements for interim or annual reporting periods ending after September 15, 2009. The Company adopted the new guidelines and numbering system prescribed by the Codification when referring to GAAP on December 7, 2009. The application of the Codification did not have an impact on the Company’s financial statements; however, all references to authoritative accounting literature will now be references in accordance with the Codification.

On December 7, 2009, The Company adopted FASB ASC Topic 805 (ASC 805), “Business Combinations,” which generally requires an acquirer to recognize the identifiable assets acquired, liabilities assumed, contingent purchase consideration and any noncontrolling interest in the acquiree at fair value on the date of acquisition. It also requires an acquirer to recognize as expense most transaction and restructuring costs as incurred, rather than include such items in the cost of the acquired entity. For the Company, ASC 805 applies prospectively to business combinations for which the acquisition date is on or after October 1, 2009. The adoption of ASC 805 did not have a material impact on the Company’s financial statements.

On December 7, 2009, the Company adopted FASB ASC Topic 820-10 (ASC 820-10), “Fair Value Measurements and Disclosures,” for nonfinancial assets and liabilities that are not recognized or disclosed at fair value in the financial statements on a recurring basis. The adoption of ASC 820-10 did not have a material impact on the Company’s financial statements.

In August 2009, the FASB issued Accounting Standards Update 2009-05 (ASU 2009-05), “Fair Value Measurements and Disclosures (Topic 820) – Measuring Liabilities at Fair Value,” to amend FASB ASC Topic 820, “Fair Value Measurements and Disclosures,” to provide guidance on the measurement of liabilities at fair value. The guidance provides clarification that in circumstances in which a quoted market price in an active market for an identical liability is not available, an entity is required to measure fair value using a valuation technique that uses the quoted price of an identical liability when traded as an asset or, if unavailable, quoted prices for similar liabilities or similar assets when traded as assets. If none of this information is available, an entity should use a valuation technique in accordance with existing fair valuation principles. The Company adopted the guidance effective December 7, 2009, and there was no material impact on the Company’s financial statements or related footnotes.

In May 2009, the FASB issued authoritative guidance for subsequent events, now codified as FASB ASC Topic 855, “Subsequent Events,” which establishes general standards of accounting for and disclosures of events that occur after the balance sheet date but before the financial statements are issued or are available to be issued. The guidance sets forth the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements. The guidance also requires the disclosure of the date through which an entity has evaluated subsequent events and whether this date represents the date the financial statements were issued or were available to be issued. The Company adopted this guidance effective December 7, 2009 with no significant impact on the Company’s financial statements or related footnotes.

GreenCell, Incorporated

(A Development Stage Company)

Notes to the Financial Statements (Continued)

March 31, 2010

Note 2—Summary of significant accounting principles (continued)

Recently Adopted Accounting Pronouncements (continued)

In April 2009, the FASB provided additional guidance for estimating fair value in accordance with FASB ASC Topic 820, “Fair Value Measurements and Disclosures,” when the volume and level of activity for the asset or liability have significantly decreased. This additional guidance re-emphasizes that regardless of market conditions the fair value measurement is an exit price concept and clarifies and includes additional factors to consider in determining whether there has been a significant decrease in market activity for an asset or liability. This guidance also provides additional clarification on estimating fair value when the market activity for an asset or liability has declined significantly. The scope of this guidance does not include assets and liabilities measured under quoted prices in active markets. This guidance is applied prospectively to all fair value measurements where appropriate and will be effective for interim and annual periods ending after June 15, 2009. The adoption of the provisions of this guidance did not have any material impact on the Company’s financial statements.

In April 2009, FASB issued FSP FAS 107-1 and APB 28-1, now codified in FASB ASC Topic 825-10-65, “Interim Disclosures about Fair Value of Financial Instruments,” which amends U.S. GAAP to require entities to disclose the fair value of financial instruments in all interim financial statements. The additional requirements of this guidance also require disclosure of the method(s) and significant assumptions used to estimate the fair value of those financial instruments. Previously, these disclosures were required only in annual financial statements. The additional requirements of this guidance are effective for interim reporting periods ending after June 15, 2009. The adoption of the additional requirements did not have any financial impact on the Company’s financial statements.

In April, 2009, the FASB issued ASC Topic 320-10 (ASC 320-10), “Recognition and Presentation of Other-Than-Temporary Impairments,” which provides additional guidance designed to create greater clarity and consistency in accounting for and presenting impairment losses on securities. ASC Topic 320-10 provides greater clarity to investors about the credit and noncredit components of impaired debt securities that are not expected to be sold. The measure of impairment in comprehensive income remains fair value. This statement also requires more timely disclosures and an increase in disclosures regarding expected cash flows, credit losses, and an aging of securities with unrealized losses. The adoption of the additional requirements did not have any financial impact on the Company’s financial statements.

In January 2010, the FASB issued Accounting Standards Update 2010-06, “Fair Value Measurements and Disclosures (Topic 820)—Improving Disclosures about Fair Value Measurements” (ASU 2010-06), to require new disclosures related to transfers into and out of Levels 1 and 2 of the fair value hierarchy and additional disclosure requirements related to Level 3 measurements. The guidance also clarifies existing fair value measurement disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. The additional disclosure requirements are effective for the first reporting period beginning after December 15, 2009, except for the additional disclosure requirements related to Level 3 measurements, which are effective for fiscal years beginning after December 15, 2010. The adoption of the additional requirements is not expected to have any financial impact on the Company’s financial statements.

GreenCell, Incorporated

(A Development Stage Company)

Notes to the Financial Statements (Continued)

March 31, 2010

Note 2—Summary of significant accounting principles (continued)

Recently Adopted Accounting Pronouncements (continued)

In December 2009, the FASB issued Accounting Standards Update (ASU) 2009-17, “Consolidations (FASB ASC Topic 810) - Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities,” which codifies FASB Statement No. 167, Amendments to FASB Interpretation No. 46(R). ASU 2009-17 represents a revision to former FASB Interpretation No. 46 (Revised December 2003), “Consolidation of Variable Interest Entities,” and changes how a reporting entity determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated. The determination of whether a reporting entity is required to consolidate another entity is based on, among other things, the other entity’s purpose and design and the reporting entity’s ability to direct the activities of the other entity that most significantly impact the other entity’s economic performance. ASU 2009-17 also requires a reporting entity to provide additional disclosures about its involvement with variable interest entities and any significant changes in risk exposure due to that involvement. A reporting entity will be required to disclose how its involvement with a variable interest entity affects the reporting entity’s financial statements. ASU 2009-17 is effective at the start of a reporting entity’s first fiscal year beginning after November 15, 2009, or the Company’s fiscal year beginning January 1, 2010. Early application is not permitted. We have not yet determined the impact, if any, which of the provisions of ASU 2009-15 may have on the Company’s financial statements

Concentration of Credit Risk

The Company maintains its cash and cash equivalents in bank deposit accounts, which, at times may exceed federally insured limits. The Company has not experienced any losses in such accounts. Management believes the Company is not exposed to any significant credit risk related to cash and cash equivalents.

Note 3—Going concern

The accompanying financial statements have been prepared assuming that the company will continue as a going concern, which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. As noted above, the company is in the development stage and, accordingly, has not yet generated any revenues from operations. Currently, the Company does not have sufficient cash to sustain itself for the next twelve months. We expect to raise additional capital through one or more of the following plans, none of which are in place at the present time: (i) a private placement of our securities; (ii) the procurement of bank lines of credit or other debt facilities; and/or (iii) the procurement of governmental grants that may be available for development of alternative energy technologies such as fuel cell technologies. In the event that this financing does not materialize, the Company may be unable to implement its current plans for expansion, pay its obligations as they become due, or continue as a going concern, any of which circumstances would have a material adverse effect on the business prospects, financial condition, and results of op0erations. The accompanying financial statements do not include any adjustments that might be required should the company be unable to recover the value of its assets or satisfy its liabilities.

GreenCell, Incorporated

(A Development Stage Company)

Notes to the Financial Statements (Continued)

March 31, 2010

Note 4—Equipment

At March 31, 2010, equipment consisted of one piece of analytical equipment, valued at $25,500. The Company did not record any depreciation expense for the period December 7, 2009 (Inception) to March 31, 2010.

Note 5—Income taxes

At March 31, 2010, the Company had approximately $415,000 of net operating losses (“NOL”) carry-forwards for federal and state income purposes. These losses are available for future years and expire through 2030. Utilization of these losses may be severely or completely limited if the Company undergoes an ownership change pursuant to Internal Revenue Code Section 382.

The deferred tax asset is summarized as follows:

March 31, 2010
Deferred tax asset:
Net operating loss carryforwards	$156,000

Deferred tax asset	156,000
Less: Valuation allowance	(156,000)

Net deferred tax asset	$—

A reconciliation of income tax expense computed at the U.S. federal, state, and local statutory rates and the Company’s effective tax rate is as follows:

March 31, 2010
Statutory federal income tax expense	(34)%
State and local income tax	(4)
(net of federal benefits)
Valuation allowance	38

—%

The Company has taken a 100% valuation allowance against the deferred tax asset attributable to the NOL carryforward of $156,000 at March 31, 2010, due to the uncertainty of realizing the future tax benefits.

GreenCell, Incorporated

(A Development Stage Company)

Notes to the Financial Statements (Continued)

March 31, 2010

Note 6—Stockholders’ Equity

In December 2009, the Company issued 21,500,000 shares of its $0.01 par value common stock at an agreed value of $.01 as founders’ shares for licensing rights and services. The shares were deemed to have been issued pursuant to an exemption provided by Section 4(2) of the Act, which exempts from registration “transactions by an issuer not involving any public offering.”

On December 9, 2009, the Company issued 2,800,000 shares of its $.01 par value common stock at an agreed value of $.05 for consulting services. In connection with issuance of these shares, the Company recorded compensation expense in the amount of $140,000; this amount is included in consulting fees on the statement of operations. The shares were deemed to have been issued pursuant to an exemption provided by Section 4(2) of the Act, which exempts from registration “transactions by an issuer not involving any public offering.”

On February 1, 2010, the Company issued 2,800,000 shares of its $.01 par value common stock at an agreed value of $.05 for consulting services. In connection with issuance of these shares, the Company recorded compensation expense in the amount of $140,000; this amount is included in consulting fees on the statement of operations. The shares were deemed to have been issued pursuant to an exemption provided by Section 4(2) of the Act, which exempts from registration “transactions by an issuer not involving any public offering.”

In the period between December 26, 2009 and March 31, 2010, the Company issued 1,960,000 shares of its $0.01 par value common stock for $196,000 cash. Subsequent to March 31, 2010, the Company issued an additional 250,000 shares of its $0.01 par value common stock for 25,000 cash. The shares were deemed to have been issued pursuant to an exemption provided by Section 4(2) of the Act, which exempts from registration “transactions by an issuer not involving any public offering.”

On December 8, 2009, the Company issued 400,000 shares of its $.01 par value common stock for legal services. In connection with the issuance of these shares, the Company recorded compensation expense in the amount of $20,000; this amount is included in professional fees on the statement of operations. The shares were deemed to have been issued pursuant to an exemption provided by Section 4(2) of the Act, which exempts from registration “transactions by an issuer not involving any public offering.”

Note 7—Warrants and options

There are no warrants or options outstanding to acquire any additional shares of common stock.

Note 8—Related Party

On May 4, 2010, the Company entered into a one year Lease Agreement (“Agreement”), expiring April 30, 2011, for 9,900 square feet of production space and 4,100 square feet of office space to be shared with SenCer, Inc, a founding shareholder of the Company. The Agreement provides for a monthly rental payment of $4,450, plus a monthly utility allowance of $450. Under terms of an earlier lease arrangement, which was replaced with the current Agreement, rental expense for the period December 7, 2009 (inception) to March 31, 2010 totaled $14,850.

GreenCell, Incorporated

(A Development Stage Company)

Notes to the Financial Statements

March 31, 2010

Note 8—Related Party (continued)

On December 8, 2009, the Company entered into a twelve month operating lease for temporary office space with Byrd and Company, LLC, which is controlled by James Byrd, our shareholder and consultant. The lease originally provided for a monthly payment of $2,500 plus sales, tax, but was later canceled and replaced with a one-time payment of $10,000 for initial services provided in connection with coordinating initial audit and filings with the Commission, use of Byrd and Company, LLC’s office located in Orlando, Florida through April 2010, and initial use of Mr. Byrd’s administrative staff during the first 120 days of our operations. Mr. Byrd made the office space available to us free of charge for May 2010, at which time we changed our offices to SenCer’s offices in New York.

Note 9—Commitments

On January 1, 2010, the Company entered into a twenty-four (24) month Executive Agreement (the “Agreement”) with its Chief Executive Officer (“CEO”) Dan Valladao. The Agreement provides that the CEO will be paid $5,000 per month, plus applicable bonus to be awarded by the board of directors (“Board”) from time to time based on performance, which may be paid in stock or cash at the discretion of the Board. The Company may terminate the Agreement for (a) cause, including material breaches of the Agreement that are not cured within five (5) days, a criminal conviction punishable by imprisonment of more than one year involving a crime that includes gross dishonesty or bad morals, engaging in conduct that is detrimental to the Company’s reputation, character or standing or that of the shareholders, or filing by an arbitration panel that the employee breached the non-compete or non-disclosure agreement with the Company, and (b) without cause by a majority vote of the Board. The employee may terminate his employment with “good reason” if (a) there is any change in the duties and responsibilities of the employee that is inconsistent with the employee’s duties, responsibilities, or status with us; (b) we reduce the employee’s base salary; (c) we relocate our principal executive offices away from Central Florida; (d) we refuse to permit the employee to engage in activities not directly related to our business, which employee was permitted to do prior to the employment agreement; (e) we fail to provide the indemnification provided for in our bylaws or any other written agreement between the employee and us; (f) we fail to obtain the assumption agreement from any successor giving rise to a change in control; or (g) there is any other material breach of this agreement. With respect (c) above, “relocating our principal executive offices away from Central Florida,” as a termination right with “good reason,” Dan Valladao was actively involved in the decision to consolidate the Company’s offices and operations to New York and in negotiating the lease for the New York facility, and has waived his rights to termination with good cause due to relocation of our office and operations to New York (See Exhibit 10.1). The Company’s Board of Directors unanimously approved of Dan Valladao’s waiver in this regard.

On January 1, 2010, the Company entered into a twenty-four (24) month Executive Agreement (the “Agreement”) with its Chief Technology Officer (“CTO”) David Burt. The Agreement provides that the CTE will be paid $2,500 per month, plus performance bonus to be awarded by the board of directors (“Board”). The Company may terminate the Agreement for (a) cause, including material breaches of the Agreement that are not cured within five (5) days, a criminal conviction punishable by imprisonment of more than one year involving a crime that includes gross dishonesty or bad morals, engaging in conduct that is detrimental to the Company’s reputation, character or standing or that of the shareholders, or filing

GreenCell, Incorporated

(A Development Stage Company)

Notes to the Financial Statements

March 31, 2010

Note 9—Commitments (continued)

by an arbitration panel that the employee breached the non-compete or non-disclosure agreement with the Company, and (b) without cause by a majority vote of the Board. The Agreement provides that the employee my terminate his employment for a variety of good reasons: (a) change of duties and responsibilities, (b) reduction in salary, (c) relocation of corporate offices from Central Florida, (c) refusal to permit the CTO to engage in activities not directly related to the Company’s business, which the employee is permitted to do prior to the Agreement, (d) the Company fails to provide indemnification provided for in the by-laws, (f) the Company fails to obtain the assumption agreement from any successor giving rise to a change of control, or (g) there is any other material breach of this Agreement. With respect to (c) above, “relocating our principal executive offices away from Central Florida,” as a termination right with “good reason,” David Burt was actively involved in the decision to consolidate the Company’s offices and operations to New York and in negotiating the lease for the New York facility, and has waived his rights to termination with good cause due to the relocation of our office and operations to new York (See Exhibit 10.1). The Company’s Board of Directors unanimously approved of David B. Burt’s waiver in this regard.

On December 14, 2009, the Company entered into a twelve (12) month agreement (“Agreement”) with Emerging Markets Consulting, LLC, a Florida limited liability company, controlled by James S. Painter. The Agreement provides that Emerging Markets Consulting, LLC will provide the Company with various advertising and marketing services in exchange for 2,800,000 shares of the Company’s $.01 par value common stock, which shares were vested and earned upon the execution of the Agreement. The Company has indemnified Emerging Markets Consulting, LLC and its officers in the Agreement against liabilities arising as a result of the relationship between the Company and Emerging Markets Consulting, LLC.

On February 1, 2010, the Company entered into a twelve (12) month agreement (“Agreement”) with Byrd & Company, LLC, a Florida limited liability company, owned and controlled by James Byrd, Jr. The Agreement provides that Byrd & Company, LLC will provide the Company business consulting services, including to consult and advise about (a) corporate structure and strategic advice in connection with going public, (b) engaging appropriate SEC counsel, auditors, transfer agents and other professionals for the purpose of going public as a registered fully reporting public company in exchange for 2,800,000 restricted shares of the Company’s $.01 par value common stock, which shares were vested and earned upon the execution of the Agreement.

GreenCell, Incorporated

(A Development Stage Company)

Notes to the Financial Statements

March 31, 2010

Note 10—Restatement

The Company has restated its financial statements as of and for the four months ended March 31, 2010 to reflect a correction to the balance sheet classification of a technology license received in exchange for the issuance of 21.5 million shares of common stock as an intangible asset. The technology license was originally valued at $215,000 (21.5 million common stock shares at par value of $.01). The SEC staff believes that transfers of nonmonetary assets to a company by its promoters or shareholders in exchange for stock prior to or a the time of the company’s initial public offering normally should be recorded at the transferors’ historical cost basis determined under GAAP (SAB Topic 5:G). The Company was unable to identify specific historic costs associated with the License Agreement prior to the filing of its S-1 Registration Statement; therefore, after further evaluation of all facts associated with the original valuation assigned to the License Agreement, the Company determined that no value should be assigned to the License Agreement. This restatement resulted in a reduction of the intangible asset (Technology License) and paid-in capital of $215,000. In addition, this restatement was made to change the wording in the statement of cash flows (Supplemental information) to reflect that the 21.5 million shares were issued in exchange for the technology license and not issued in connection with the acquisition of the technology license. The Company’s summarized financial statements comparing the restated financial statements to those originally filed are as follows:

	Original	Restated	Change
Balance sheet:
Total assets	$322,074	$107,074	$(215,000)

Total liabilities and stockholders equity	$296,079	$81,079	$(215,000)

Statement of Cash Flows:

Supplemental Information:

Original description:	Issuance of 21,500,000 shares of common stock in connection with acquisition of technology license.

Restated description:	Issuance of 21,500,000 shares of common stock in exchange for technolgoy license.

GreenCell, Incorporated

(A Development Stage Company)

Notes to the Financial Statements

March 31, 2010

Note 11—Subsequent Events

During the period July 15, 2010 through January 13, 2011, the Company entered into a series of notes with related party shareholders aggregating $285,000. These notes are due one year from date of issuance and incur interest at the rate of 10% per annum, with identical terms and conditions. Also, during this same period, the Company received advances from one of its co-founding shareholders aggregating $12,500. These advances are non-interest bearing and due on demand.

1,105,000 Shares

Common Stock

GREENCELL, INC.

PROSPECTUS

February     , 2011

Selling shareholders are offering up to 1,105,000 shares of common stock. The selling shareholders will offer their shares at $0.25 per share until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. Our common stock is not now listed on any national securities exchange, the NASDAQ stock market or the OTC Bulletin Board.

Dealer Prospectus Delivery Obligation

Until month/day/year (90 days from the date of this Prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealers’ obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II-INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Pursuant to Section 607.0850 of the Florida Revised Statutes, we have the power to indemnify any person made a party to any lawsuit by reason of being a director or officer of the Registrant, or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Our Bylaws provide that the Registrant shall indemnify its directors and officers to the fullest extent permitted by Florida law.

With regard to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by our Corporation in connection with the issuance and distribution of the securities being offered by this Prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling security holders will pay no offering expenses.

ITEM	AMOUNT
SEC Registration Fee	$19.70
Legal Fees and Expenses	$30,000
Accounting Fees and Expenses*	$5,500
Miscellaneous*	0
Total*	$35,519.70
* Estimated Figure

RECENT SALES OF UNREGISTERED SECURITIES

On April 12, 2010, we sold 250,000 shares of our common stock to Fred R. Shademan at ten cents ($0.10) per share for a total investment of $25,000.

On March 31, 2010, we sold 5,000 shares of our common stock to Paula Bausman at ten cents ($0.10) per share for a total investment of $500.

On March 31, 2010, we sold 5,000 shares of our common stock to Neil J. Gethin at ten cents ($0.10) per share for a total investment of $500.

On March 30, 2010, we sold 10,000 shares of our common stock to Timothy T. Alford at ten cents ($0.10) per share for a total investment of $1,000.

On March 30, 2010, we sold 5,000 shares of our common stock to Shawn Powell Joseph at ten cents ($0.10) per share for a total investment of $500.

On March 29, 2010, we sold 100,000 shares of our common stock to Bryan Andrews at ten cents ($0.10) per share for a total investment of $10,000.

On March 29, 2010, we sold 5,000 shares of our common stock to Rita Bamberg at ten cents ($0.10) per share for a total investment of $500.

On March 29, 2010, we sold 5,000 shares of our common stock to Donald J. Becker at ten cents ($0.10) per share for a total investment of $500.

On March 26, 2010, we sold 50,000 shares of our common stock to Tom O. and Kathleen L. Hansen at ten cents ($0.10) per share for a total investment of $5,000.

On March 26, 2010, we sold 5,000 shares of our common stock to Julie Morris at ten cents ($0.10) per share for a total investment of $500.

On March 26, 2010, we sold 5,000 shares of our common stock to Scott Morris at ten cents ($0.10) per share for a total investment of $500.

On March 26, 2010, we sold 5,000 shares of our common stock to Michael L. and Laura L. Treml at ten cents ($0.10) per share for a total investment of $500.

On March 25, 2010, we sold 50,000 shares of our common stock to Lugion Associates, Ltd. at ten cents ($0.10) per share for a total investment of $5,000.

On March 19, 2010, we sold 20,000 shares of our common stock to Mark E. Argenti at ten cents ($0.10) per share for a total investment of $2,000.

On March 19, 2010, we sold 50,000 shares of our common stock to Robert J. Richmeier, Jr. at ten cents ($0.10) per share for a total investment of $5,000.

On March 19, 2010, we sold 100,000 shares of our common stock to Edward Leasure at ten cents ($0.10) per share for a total investment of $10,000.

On March 17, 2010, we sold 5,000 shares of our common stock to Kevin Stagl at ten cents ($0.10) per share for a total investment of $500.

On March 12, 2010, we sold 100,000 shares of our common stock to Tucker H. Byrd at ten cents ($0.10) per share for a total investment of $10,000.

On March 11, 2010, we sold 100,000 shares of our common stock to James R. Heistand at ten cents ($0.10) per share for a total investment of $10,000.

On March 8, 2010, we sold 10,000 shares of our common stock to Timothy V. Piekos at ten cents ($0.10) per share for a total investment of $1,000.

On March 1, 2010, we sold 75,000 shares of our common stock to John Schoene at ten cents ($0.10) per share for a total investment of $7,500.

On February 22, 2010, we sold 20,000 shares of our common stock to Jason M. Dennis and Jaclyn E. Dennis at ten cents ($0.10) per share for a total investment of $2,000.

On February 19, 2010, we sold 100,000 shares of our common stock to Joseph V. Uricchio, Jr. and Pauli S. Uricchio at ten cents ($0.10) per share for a total investment of $10,000.

On February 17, 2010, we sold 100,000 shares of our common stock to James S. Painter, Jr. at ten cents ($0.10) per share for a total investment of $10,000.

On March 22, 2010, we sold 100,000 shares of our common stock to James S. Painter Jr. at ten cents ($0.10) per share for an additional investment of $10,000.

On February 22, 2010, we sold 190,000 shares of our common stock to James Byrd, Jr. SEP-IRA at ten cents ($0.10) per share for a total investment of $19,000.

On February 15, 2010, we sold 50,000 shares of our common stock to Debra K. Irwin at ten cents ($0.10) per share for a total investment of $5,000.

On February 11, 2010, we sold 15,000 shares of our common stock to Frank Bruno at ten cents ($0.10) per share for a total investment of $1,500.

On February 10, 2010, we sold 190,000 shares of our common stock to Ryan Painter at ten cents ($0.10) per share for a total investment of $19,000.

On February 5, 2010, we sold 30,000 shares of our common stock to William Regan at ten cents ($0.10) per share for a total investment of $3,000.

On February 1, 2010, we sold 50,000 shares of our common stock to James S. Byrd, Sr. at ten cents ($0.10) per share for a total investment of $5,000.

On February 1, 2010, we issued 2,800,000 shares of our common stock to Byrd & Company, LLC in exchange for business consulting services to be rendered by Byrd & Company, LLC. Thereafter, Byrd & Company, LLC transferred 200,000 shares of those 2,800,000 shares to John Schoene for legal services rendered to Byrd & Company, LLC. John Schoene is a selling shareholder, but not with respect to the 200,000 shares transferred by Byrd & Company, LLC to him.

On February 1, 2010, we sold 200,000 shares of our common stock to The Douglas James Nagel Revocable Trust at ten cents ($0.10) per share for a total investment of $20,000.

On February 1, 2010, we sold 100,000 shares of our common stock to Linda B. Portmann at ten cents ($0.10) per share for a total investment of $10,000.

On February 22, 2010, we sold 50,000 shares of our common stock to Linda B. Portmann at ten cents ($0.10) per share for a total investment of $5,000.

On January 31, 2010, we sold 50,000 shares of our common stock to Patricia L. Byrd at ten cents ($0.10) per share for a total investment of $5,000.

On December 26, 2009, we sold 5,000 shares of our common stock to Margo K. Painter at ten cents ($0.10) per share for a total investment of $500.

On December 14, 2009, we issued 2,800,000 shares of our common stock to Emerging Markets Consulting, LLC in exchange for consulting services to be rendered to us. Thereafter, of those 2,800,000 shares, Emerging Markets Consulting, LLC gifted 25,000 shares to Richard Branham and 75,000 shares to Margo K. Painter, James Painter Jr.’s wife. Richard Branham is not a selling shareholder; Margo Painter is a selling shareholder, but not with respect to the 75,000 shares that Emerging Markets Consulting, LLC gifted to her.

On December 8, 2009, we issued 400,000 shares of our common stock to the Law Office of Frederick M. Lehrer, P A in exchange for legal services.

On December 8, 2009, we issued 10,750,000 shares of our common stock to our co-founder, General Automotive Company, in accordance with the terms of the Joint Venture Agreement between SenCer and General Automotive.

On December 8, 2009, we issued 10,750,000 shares of our common stock to our co-founder, SenCer in accordance with the terms of the Joint Venture Agreement between SenCer, Inc. and General Automotive.

We relied upon Sections 4(2) and 4(6) of the Securities Act of 1933 and Rule 506 of Regulation D thereunder, as amended (“the Act”) in connection with the above issuances of the securities, which we believed were available because:

•	We are not and were not a blank check company at the time of the offer or sale;

•	The investors had business experience and were accredited investors as defined by Rule 501 of Regulation D of the Act;

•	All offers and sales of the investment were made privately and no party engaged in any general solicitation or advertising of the proposed investment;

•	Each investor had a preexisting social, personal or business relationship with us and members of our management;

•	The investors were provided with all information sufficient to allow them to make an informed investment decision;

•	The investors had the opportunity to inspect our books and records and to verify statements made to induce them to invest;

•	The securities representing the investment are to be issued with a restrictive legend indicating the securities represented by the certificate have not been registered; and

•	No party received any transaction-based compensation such as commissions in regard to locating any investor for the venture.

EXHIBITS

Exhibit Number	Description

3.1	Articles of Incorporation of GreenCell, Incorporated; Amended Articles of Incorporation *

3.2	Bylaws of GreenCell, Incorporated *

3.3	Amended Bylaws of GreenCell, Incorporated*

3.4	Amended Articles of Incorporation of GreenCell; Amended Articles of Incorporation*

5.1	Legal Opinion of the Law Office of Frederick M. Lehrer, P A

10.1	Form of Subscription Agreement *

10.2	Joint Venture Agreement between General Automotive Company and SenCer, Inc.*

10.3	Technology License Agreement between GreenCell, Incorporated and SenCer, Inc.*

10.4	Consulting Agreement between GreenCell, Incorporated and Emerging Markets Consulting, LLC*

10.5	Consulting Agreement between GreenCell, Incorporated and Byrd & Company, LLC*

10.6	Employment Agreement between GreenCell, Incorporated and Dan Valladao*

10.7	Employment Agreement between GreenCell, Incorporated and David Burt*

10.8	Lease Agreement*

10.9	Amended Technology License Agreement*

10.10	Amended Joint Venture Agreement*

10.11	Second Amended Technology License Agreement*

10.12	Letter from Dan Valladao to Board of Directors (Waiver)*

10.13	Letter from David Burt to Board of Directors (Waiver)*

10.14	July 15, 2010 Promissory Note with Payee James Painter, III

10.15	August 9, 2010 Promissory Note with Payees James Byrd, Jr. and Robin Byrd

10.16	September 13, 2010 Promissory Note with Payee James Painter, III

10.17	October 5, 2010 Promissory Note with Payee James Painter, III

10.18	October 22, 2010 Promissory Note with Payee James Painter, III

10.19	October 26, 2010 Promissory Note with Payee James Painter, III

10.20	November 16, 2010 Promissory Note with Payee James Painter, III

10.21	November 23, 2010 Promissory Note with Payee James Painter, III

10.22	December 7, 2010 Promissory Note with Payee James Painter, III

10.23	December 29, 2010 Promissory Note with Payee James Painter, III

10.24	January 6, 2011 Promissory Note with Douglas Nagel

10.25	January 13, 2011 Promissory Note with Singopoli Investment, LLC

23.1	Consent of Patrick Rodgers, CPA, PA

23.2	Consent of the Law Office of Frederick M. Lehrer, P A (included in Exhibit 5.1)

*	Previously Filed

All other Exhibits called for by Rule 601 of Regulation S-1 or SK are not applicable to this filing.

(1) Information pertaining to our common stock is contained in our Articles of Incorporation and Bylaws.

UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any Prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the Prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any Preliminary Prospectus or Prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing Prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.	The portion of any other free writing Prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

5.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: Each Prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than Prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or Prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or Prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or Prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the corporation in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Orlando, Florida on February 15, 2011.

GreenCell, Inc.

By:	/s/ Dan Valladao
Dan Valladao
Chairman of the Board, Principal Executive
Officer, Principal Financial Officer and
Principal Accounting Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

NAME	TITLE	DATE

/s/ Dan Valladao Dan Valladao	Director, Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer	February 15, 2011

/s/ David Burt David Burt	Chief Technology Officer/Director	February 15, 2011

/s/ Samuel Reeder Samuel Reeder	Director	February 15, 2011